Schedule 14A

(Rule 14a-101)

Information Required In Proxy Statement

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

Wachovia Preferred Funding Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Wachovia Preferred Funding Corp.

1620 East Roseville Parkway, Roseville, California 95661

October 6, 2005

Dear Stockholder:

On behalf of the board of directors, we are pleased to invite you to the Annual Meeting of Stockholders in Milbrae, California, on November 8, 2005, at 4:00 PM, P.S.T. The notice of meeting and proxy statement on the following pages contain information about the meeting.

In order to ensure your shares are voted at the meeting, please return the enclosed proxy card at your earliest convenience. Voting procedures are described on the proxy card. Every stockholder’s vote is important.

Sincerely yours,

G. Kennedy Thompson

President and Chief Executive Officer

Wachovia Preferred Funding Corp.

1620 East Roseville Parkway, Roseville, California 95661

NOTICE OF ANNUAL MEETING

TO BE HELD ON NOVEMBER 8, 2005

October 6, 2005

The Annual Meeting of Stockholders will be held at the San Francisco Airport Westin, 1 Old Bayshore Highway, Milbrae, California, on November 8, 2005, at 4:00 PM, P.S.T., to consider the following:

•	A Wachovia Preferred Funding Corp. proposal to elect the four nominees named in the attached proxy statement as directors, with terms expiring at the next Annual Meeting of Stockholders, or until their successors are duly elected and qualified.

•	Such other business as may properly come before the meeting or any adjournments.

Only holders of record of Wachovia Preferred Funding Corp. common stock and voting preferred stock on September 30, 2005, are entitled to notice of and to vote at the meeting.

By order of the board of directors,

G. Kennedy Thompson

President and Chief Executive Officer

Whether or not you plan to attend, please return the enclosed proxy card to ensure your shares are voted at the meeting. Your vote is important, whether you own a few shares or many.

PROXY STATEMENT

General Information

The enclosed proxy is solicited on behalf of the board of directors of Wachovia Preferred Funding Corp. in connection with our Annual Meeting of Stockholders to be held at the San Francisco Airport Westin, 1 Old Bayshore Highway, Milbrae, California 94030, on November 8, 2005, at 4:00 PM, P.S.T., and at any adjournment, referred to as the “meeting”. The proxy may be used whether or not you attend the meeting. If your securities are held in the name of a bank, broker or other nominee, referred to as “street name”, you will receive separate voting instructions with your proxy materials.

This proxy statement, the enclosed proxy card and Wachovia Preferred Funding Corp.’s 2004 Annual Report on Form 10-K were first mailed to our stockholders on or about October 6, 2005.

Your vote is very important. For this reason, the board of directors is requesting that you permit your stock to be represented at the meeting by the individuals named on the enclosed proxy card. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

“Wachovia Funding”, “we”, “our” and “us” refer to Wachovia Preferred Funding Corp. “Wachovia Preferred Holding” refers to Wachovia Preferred Funding Holding Corp., the “Bank” refers to Wachovia Bank, National Association, and “Wachovia” refers to Wachovia Corporation.

ABOUT THE MEETING

Who Can Vote

You may vote if you owned Wachovia Funding common stock or Series A, B or C preferred securities as of the close of business on September 30, 2005. The holders of our Series A, B and C preferred securities vote as a single class with the holders of our common stock. However, the voting power of these holders differs, as set forth below.

Common Stock:  Each share of our common stock is entitled to one vote. At the close of business on September 30, 2005, 99,999,900 shares of Wachovia Funding common stock were outstanding and eligible to vote.

Series A Preferred Securities:  Each Wachovia Funding Series A preferred security is entitled to 1/10th of one vote. At the close of business on September 30, 2005, 30,000,000 Series A preferred securities of Wachovia Funding were outstanding and eligible to vote.

Series B Preferred Securities:  Each Series B preferred security of Wachovia Funding is entitled to 1/10th of one vote. At the close of business on September 30, 2005, 40,000,000 Series B preferred securities of Wachovia Funding were outstanding and eligible to vote.

Series C Preferred Securities:  Each Series C preferred security of Wachovia Funding is entitled to 1/10th of one vote. At the close of business on September 30, 2005, 4,233,754 Series C preferred securities of Wachovia Funding were outstanding and eligible to vote.

Wachovia Preferred Holding holds almost all of our 99,999,900 shares of common stock, each of which is entitled to one vote, and all of our outstanding shares of Series B and Series C preferred securities. Wachovia Preferred Holding owns stock representing approximately 97.1% of the total votes entitled to notice of and to vote at the meeting. As a result, Wachovia Preferred Holding has the power to approve the proposal presented for consideration regardless of whether or how you, as a holder of Series A preferred securities, vote your shares.

The enclosed proxy card shows the number of votes that you are entitled to vote at the meeting. Your individual vote is confidential and will not be disclosed to persons other than those recording the vote or as may be required by applicable law.

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How Do I Vote

You have two voting options:

•	By mail by completing, signing, dating and returning the enclosed proxy card; or

•	By attending the meeting and voting your securities in person.

Even if you plan to attend the meeting, we encourage you to vote your securities by proxy. If you choose to attend the meeting, please bring proof of identification for entrance to the meeting.

If you hold your Wachovia Funding securities in street name, your voting procedure depends on the voting process of the bank, broker or other nominee. Please follow their directions carefully. If you want to vote Wachovia Funding securities that you hold in street name at the meeting, you must request a legal proxy from your bank, broker or other nominee that holds your securities and present that proxy and proof of identification for entrance to the meeting.

Every vote is important! Please vote your securities promptly.

What Am I Voting On

You will be voting on one proposal at the meeting, which is to elect four directors. The proposal has been submitted on behalf of our board of directors.

Can I Change My Vote

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this either by giving our Secretary written notice of your revocation, submitting a new signed proxy card with a later date or by attending the meeting and voting in person. However, your attendance at the meeting will not automatically revoke your proxy; you must specifically revoke your proxy.

Quorum Needed To Hold The Meeting

In order to conduct the meeting, a majority of Wachovia Funding’s outstanding shares of stock entitled to vote must be present in person or by proxy. This is called a quorum. The shares of our stock owned by Wachovia Preferred Holding will be represented at the meeting. Therefore, we will have a quorum at the meeting. If you return valid proxy instructions or vote in person at the meeting, you will be considered part of the quorum. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. New York Stock Exchange (“NYSE”) rules allow banks, brokers or other nominees to vote shares held by them for a customer on matters that the NYSE determines to be routine, even though the bank, broker or nominee has not received instructions from the customer. A broker “non-vote” occurs when a bank, broker or other nominee has not received voting instructions from the customer and the bank, broker or nominee cannot vote the shares because the matter is not considered routine under NYSE rules.

Counting Your Vote

If you provide specific voting instructions, your securities will be voted as instructed. If you hold securities in your name and sign and return a proxy card without giving specific voting instructions, your securities will be voted as recommended by our board of directors. If you hold your securities in your name and do not return valid proxy instructions or vote in person at the meeting, your securities will not be voted. If you hold your Wachovia Funding securities in the name of a bank, broker or other nominee, and you do not give that nominee instructions on how you want your securities to be voted, the nominee generally has the authority to vote your securities on certain “routine” matters as described above. At the meeting, that would mean that the nominee can vote your securities on the proposal to elect directors if you do not timely provide instructions for voting your securities.

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What Vote Is Needed

Directors are elected by a plurality of the votes present in person or represented by proxy at the meeting and entitled to vote on the election of directors. “Plurality” means that the nominees receiving the largest number of votes present in person or represented by proxy are elected as directors up to the maximum number of directors to be elected at the meeting. At our meeting, the maximum number of directors to be elected is four. Securities not voted will have no impact on the election of directors. Unless you abstain from voting your securities or a properly executed proxy card is marked “WITHHOLD AUTHORITY” as to any or all nominees, the proxy given will be voted “FOR” each of the nominees for director.

Because Wachovia Preferred Holding intends to vote the shares of our common stock and Series B and Series C preferred securities that it owns, which together represents approximately 97.1% of the votes entitled to be cast at the meeting, in favor of the director nominees, the proposal to elect the director nominees is expected to pass.

Our Voting Recommendations

Our board of directors recommends that you vote “FOR” each of our nominees to the board of directors.

Proxies that are timely signed, dated and returned but do not contain instructions on how you want to vote will be voted in accordance with our board of directors’ recommendations.

Wachovia Preferred Holding owns almost all of our 99,999,900 shares of common stock, each of which is entitled to one vote, and all of our Series B and Series C preferred securities. As a result, Wachovia Preferred Holding has the power to approve the proposal presented for consideration regardless of whether or how you, as a holder of Series A preferred securities, vote your shares.

Voting Results

The preliminary voting results will be announced at the meeting. The final voting results will be published in our annual report on Form 10-K for the 2005 fiscal year.

Cost of This Proxy Solicitation

We will pay the costs of the solicitation. We have hired Georgeson Shareholder Communications, Inc. as proxy solicitors to assist in the proxy solicitation and tabulation. Their base fee is $1,500, plus expenses and an additional fee per proxy tabulated. We may also, upon request, reimburse brokerage firms and other persons representing beneficial owners of securities for their expenses in forwarding voting materials to their customers who are beneficial owners and obtaining their voting instructions. In addition to our soliciting proxies by mail, our board members, officers and employees may solicit proxies on our behalf, without additional compensation.

Delivery of Proxy Materials

To reduce the expenses of delivering duplicate proxy materials to our stockholders, we are relying upon SEC rules that permit us to deliver only one proxy statement and annual report to multiple stockholders who share an address unless we received contrary instructions from any stockholder at that address. If you share an address with another stockholder and have received only one proxy statement and annual report, you may write or call us as specified below to request a separate copy of these materials and we will promptly send them to you at no cost to you. For future meetings, you may request separate copies of our proxy statement and annual report, or request that we send only one set of these materials to you if you are receiving multiple copies, by contacting us at: Investor Relations, Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288-0206, or by telephoning us at (704) 374-6782.

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Electronic Delivery of Proxy Materials

You can also access Wachovia Funding’s proxy statement and 2004 Annual Report on Form 10-K, which includes our annual report to stockholders, via the Internet at www.wachovia.com and clicking on the Investor Relations link.

A copy of our 2004 Annual Report on Form 10-K is attached to this proxy statement as Exhibit A. Please refer to our 2004 Form 10-K for important information about our financial performance in 2004. Copies of the exhibits filed with our Annual Report on Form 10-K will be provided upon written request to Wachovia Corporation, Investor Relations, 301 South College Street, Charlotte, NC 28288-0206.

PROPOSAL 1.    ELECTION OF DIRECTORS

General Information and Nominees

Our board of directors is not divided into classes. At each annual meeting of stockholders, you elect all the members of our board for a one-year term. Our directors determine the number of directors but it cannot be less than one. The number of directors is currently fixed at four.

James E. Alward, Joel J. Griffin, Charles F. Jones and G. Kennedy Thompson are being nominated to serve as directors with terms expiring at the 2006 annual meeting of stockholders.

Directors are elected by a plurality of votes present in person or represented by proxy at the meeting. Securities cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. Should any nominee be unavailable for election by reason of death or other unexpected occurrence, the enclosed proxy, to the extent permitted by applicable law, may be voted with discretionary authority in connection with the nomination by the board and the election of any substitute nominee. In addition, the board may reduce the number of directors to be elected at the meeting.

Proxies, unless indicated to the contrary, will be voted “FOR” the election of the four nominees named below as directors of Wachovia Funding with terms expiring at the 2006 annual meeting of stockholders.

All of the nominees are currently directors. Listed below are the names of the four nominees to serve as directors, together with: their ages; their principal occupations during the past five years; any other directorships they serve with publicly-held companies; and the year during which they were first elected a director of Wachovia Funding.

NOMINEES FOR ELECTION AT THE 2005 ANNUAL MEETING

JAMES E. ALWARD (62). Retired since June 1998. Previously, Vice President of Taxes, CVS Corporation, a national retail drug store chain. A director since 2002.

JOEL J. GRIFFIN (58). Chairman, The Griffin Company, Atlanta, Georgia, a real estate development, marketing, brokerage and construction services business. A director since 2002.

CHARLES F. JONES (50). Chief Executive Officer, Tricore Chemical, Inc., Atlanta, Georgia, a chemical reseller and distributor. A director since 2002.

G. KENNEDY THOMPSON (54). Chairman, since February 2003, Chief Executive Officer, since April 2000, and President, since December 1999, of Wachovia. Also, Chief Executive Officer and President of Wachovia Funding, since 2002. Previously, Chairman of Wachovia, from March 2001 to September 2001; and Vice Chairman, from October 1998 to December 1999. Also, a director of Wachovia and Florida Rock Industries, Inc. A director since 2002.

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Attendance and Committees of the Board

Attendance.    Wachovia Funding became a company with publicly-traded securities in December 2002. Prior to that time, Wachovia Funding’s board of directors was comprised of individuals who were employees of Wachovia or Wachovia Bank. The Wachovia Funding board held no meetings in person in 2004, taking all action by written consent as permitted by Delaware law and our bylaws.

We do not have standing nominating and compensation committees of the board of directors. We do have an audit committee.

Communications with Directors.    Wachovia Funding does not have a process for stockholders to send communications to the Wachovia Funding board. However, Wachovia’s board has established a process for stockholders and other interested parties to communicate directly with the lead independent director or with Wachovia’s non-management directors individually or as a group. Any stockholder or other interested party who desires to contact one or more of Wachovia’s non-management directors, including Wachovia’s board’s lead independent director, may send a letter to the following address:

Board of Directors (or lead independent director or name of individual director)

c/o Corporate Secretary

Wachovia Corporation

301 South College Street

Charlotte, North Carolina 28288-0013

All such communications will be forwarded to the appropriate director or directors specified in such communications as soon as practicable.

In addition, as provided on Wachovia’s website at www.wachovia.com under the tab “Inside Wachovia—Investor Relations” and then under the heading “Corporate Governance—Contact Wachovia’s Directors”, any stockholder or interested party who has any concerns or complaints relating to accounting, internal accounting controls or auditing matters, may contact Wachovia’s Audit Committee by writing to the following address:

Wachovia Audit Committee

c/o Corporate Secretary

Wachovia Corporation

301 South College Street

Charlotte, North Carolina 28288-0013

Annual Meeting Policy.    Wachovia Funding does not have a policy with regard to the attendance of directors at its annual meeting of stockholders. In 2004, all members of the board of directors except one attended the annual meeting of stockholders.

Audit Committee.     The Audit Committee held four meetings in 2004. The Audit Committee’s principal responsibilities are to assist the board of directors in its oversight of internal controls, the financial statements and the audit process. To that end, the Audit Committee:

•	retains and terminates our independent certified public accountants;

•	reviews reports prepared by management and the independent certified public accountants on systems of internal control and the audit and compliance process; and

•	reviews the financial statements, which are prepared by management and audited by the independent certified public accountants.

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The following directors are the current members of the Audit Committee: Messrs. Alward, Griffin and Jones. The board, in its business judgment, has determined that all of the members of the Audit Committee are “independent”, in accordance with the applicable sections of the NYSE’s listing standards and SEC regulations.

The Audit Committee and the board adopted the Audit Committee’s written charter, a copy of which is attached as Appendix A to Wachovia Funding’s 2003 proxy statement for the annual meeting of shareholders. The charter, among other things, provides that the Audit Committee is responsible for the appointment, evaluation and, if appropriate, removal of the independent auditors and for pre-approving all audit and permitted non-audit services, including the fees for such services.

Audit Committee Report

As detailed in its charter, the role of the Audit Committee is to assist the board in fulfilling its oversight responsibilities regarding the following:

•	the integrity of Wachovia Funding’s financial statements, including matters relating to its internal controls;

•	the qualification and independence of Wachovia Funding’s independent auditors;

•	the performance of Wachovia Funding’s internal auditors and the independent auditors; and

•	Wachovia Funding’s compliance with legal and regulatory requirements.

Management is responsible for the preparation and presentation of Wachovia Funding’s financial statements and its overall financial reporting process and, with the assistance of Wachovia Funding’s internal auditors, for maintaining appropriate internal controls and procedures that provide for compliance with accounting standards and applicable laws. The independent auditors are responsible for planning and carrying out a proper audit of Wachovia Funding’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. Members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not full-time employees of Wachovia Funding. Accordingly, as described above, the Audit Committee provides oversight of management’s and the independent auditors’ responsibilities.

In the performance of its oversight function, the Audit Committee, among other things, has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has considered whether the provision of non-audit services by the independent auditors to Wachovia Funding is compatible with maintaining the auditor’s independence, and has discussed with the auditors the auditors’ independence.

Based upon the review and discussions described in this report, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in the Audit Committee’s charter, the Audit Committee approved the inclusion of Wachovia Funding’s audited financial statements in Wachovia Funding’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC.

James E. Alward, Chairman

Joel J. Griffin

Charles F. Jones

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Independent Public Accountants

KPMG LLP were our auditors for the year ended December 31, 2004 and are our auditors for the current year. Representatives of KPMG LLP are expected to be present at the meeting, respond to appropriate questions and, if the representative desires, make a statement.

Auditors Fees.    Set forth below is information relating to the aggregate KPMG LLP fees for professional services rendered to Wachovia Funding for the fiscal years ended December 31, 2004 and 2003.

	2004	2003
Audit Fees (1)	$141,225	$139,539
Audit-Related	$0	$0
Tax Fees (2)	$29,050	$35,500
All Other Fees	$0	$0

Total Fees	$170,275	$175,039

(1)	Aggregate fees for professional services rendered for the audit of Wachovia Funding’s annual financial statements and for services normally provided in connection with statutory or regulatory filings or engagements.
(2)	Includes fees for professional services for tax compliance, tax advice and tax planning.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Our Audit Committee pre-approves all audit, audit-related and non-audit services provided by our independent auditors, KPMG LLP, prior to the engagement of KPMG LLP with respect to those services. Generally, prior to or at the beginning of each year, WPFC management submits to the Audit Committee detailed information regarding the specific audit, audit-related and permissible non-audit services with respect to which it recommends the Audit Committee engage the independent auditors to provide for the fiscal year. Management discusses the services with the Audit Committee, including the rationale for using our independent auditors for non-audit services, including tax services, and whether the provision of those non-audit services by KPMG LLP is compatible with maintaining the auditors’ independence. Thereafter, any additional audit, audit-related or non-audit services that arise and that were not submitted to the Audit Committee for pre-approval at the beginning of the year are also similarly submitted to the Audit Committee for pre-approval. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve the engagement of the independent auditors when the entire Audit Committee is unable to do so. All such pre-approvals are then reported to the entire Audit Committee at the next Committee meeting.

Director Independence

Because more than 50% of our voting power is held by our ultimate parent, Wachovia, it is not required to follow certain corporate governance standards regarding director independence of the NYSE. However, our certificate of incorporation requires that, so long as any Series A preferred securities are outstanding, certain actions by us must be approved by a majority of our directors satisfying the definition of being “independent” as set forth in the corporate governance standards of the New York Stock Exchange. We currently have three “independent” directors: Messrs. Alward, Griffin and Jones.

Security Ownership of Management

None of our directors or executive officers owns any shares of our capital stock.

We do not have any equity compensation plans.

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Security Ownership of Certain Beneficial Owners

We have 99,999,900 shares of common stock issued and outstanding. The following table sets forth the number of shares and percentage of ownership beneficially owned by all persons known by us to own more than five percent of the shares of our common stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Class
Wachovia Preferred Funding Holding Corp. 1620 East Roseville Parkway Roseville, California 95661	99,851,752	99.85%

In addition to the foregoing, Wachovia Preferred Holding owns:

•	40,000,000 (or 100%) of our outstanding Series B preferred securities;

•	4,233,754 (or 100%) of our outstanding Series C preferred securities; and

•	802 (or approximately 88%) of our outstanding Series D preferred securities.

Our ultimate parent, Wachovia, directly owns 148,148 shares (or 0.15%) of our common stock. As a result, Wachovia and its affiliated entities have the power to cast approximately 97.1% of the total votes which can be cast by the holders of our voting securities on matters on which holders of all our equity securities vote together as a single class.

Executive Compensation

Neither of our executive officers, G. Kennedy Thompson and Robert P. Kelly, receives any compensation from Wachovia Funding. Messrs. Thompson and Kelly are also executive officers of our ultimate parent, Wachovia, which pays all of their compensation. This section contains information about Messrs. Thompson and Kelly’s compensation for the years 2002, 2003, and 2004 that was paid by Wachovia.

The following information relates to compensation paid or payable to our current Chief Executive Officer and President, G. Kennedy Thompson, and our other executive officer, Robert P. Kelly, who were serving as such at December 31, 2004.

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Summary Compensation Table

The following table sets forth for our executive officers: (i) their name and principal position on December 31, 2004 (column (a)); (ii) years covered (column (b)); (iii) annual compensation (columns (c), (d) and (e)), including (A) base salary (column (c)), (B) bonus (column (d)), and (C) other annual compensation not properly categorized as salary or bonus (column (e)); (iv) long-term compensation (columns (f) and (g)), including (A) the dollar value of any award of restricted stock (calculated by multiplying the closing sale price of the common stock on the date of grant by the number of shares awarded) (column (f)), and (B) the sum of the number of stock options granted (column (g)); and (v) all other compensation for the covered year that we believe could not be properly reported in any other column of the table (column (h)).

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation Awards
Name and Position	Year	Salary ($) (1)	Bonus ($) (1)	Other Annual Compensation ($) (2)	Restricted Stock Awards ($) (3)	Securities Underlying Options/SARs		All Other Compensation ($) (5)	Total Compensation ($) (6)
						(#)	($) (4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
G. Kennedy Thompson Chairman, President and CEO	2004 2003 2002	1,000,000 1,000,000 1,000,000	7,000,000 5,250,000 3,750,000	195,744 177,252 111,603	5,051,522 3,142,773 2,832,662	419,048 593,724 678,120	4,710,100 6,388,470 8,435,813	96,640 177,014 191,264	18,071,800 16,151,383 16,337,664

Robert P. Kelly Senior Executive Vice President and Chief Financial Officer	2004 2003 2002	550,000 500,000 500,000	2,500,000 2,000,000 1,175,000	169,387 84,165 51,208	2,104,846 879,979 708,175	104,762 166,243 169,530	1,177,525 1,788,775 2,108,953	43,923 40,418 33,220	6,560,423 5,306,428 4,590,202

(1)	Amounts include dollars deferred by the executive officers under Wachovia’s deferred compensation plans. Participants in those plans may defer receipt of portions of their salary and/or annual incentive payments into investment accounts. Participants make investment elections for their deferrals from a group of investment options similar to those available to participants in Wachovia’s 401(k) savings plan, excluding an investment option in Wachovia common stock. The deferral account balances increase or decrease in value based on the performance of the investments selected by the participants. At the election of the participants in such plans, account balances are paid in a lump sum or in ten annual installments upon termination of employment due to death, disability or retirement, except in the event of a “change in control” of Wachovia where the successor or acquiring corporation does not elect to continue such plans, in which case such balances are to be paid in a lump sum. A nonqualified retirement trust has been established to fund certain nonqualified benefit plans, including Wachovia’s deferred compensation plans. Prior to a “change in control” of Wachovia, benefits are paid from the trust only upon Wachovia’s direction. Upon the occurrence of a “change in control”, Wachovia is required to contribute an amount to the trust sufficient to pay the benefits required to be paid under such plans as of the date on which the “change in control” occurs.
(2)	Represents reimbursement for (i) payment of taxes, and (ii) personal benefits, if the personal benefits exceed the lesser of $50,000 or 10% of the total of the amounts in columns (c) and (d). Personal benefits for an executive officer that exceeded 25% of the executive officer’s total personal benefits that totaled $50,000 in 2004 were as follows:

	Thompson	Kelly
Expense allowance	$90,000	42,000
Amounts paid for supplemental life insurance benefits*	56,850	99,348
Value of financial planning and tax preparation services	20,000	15,000

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Personal usage of corporate aircraft by the executive officers did not exceed 25% of the executive officer’s total personal benefits in 2004.

*	In 2003, Wachovia terminated split-dollar life insurance agreements with its executive officers. Following such terminations, Wachovia received its interest in the related life insurance policies under those agreements. These amounts reflect payments made by Wachovia in 2004 to compensate the applicable executive for the cost of obtaining and maintaining personal supplemental life insurance benefits in lieu of those split-dollar life insurance arrangements.

(3)	The aggregate number of shares of restricted Wachovia common stock held as of December 31, 2004, and the value thereof as of such date, were as follows: Thompson: 259,311 shares ($13,639,759) and Kelly: 84,595 shares ($4,449,697). Shares of restricted stock granted in 2004 were contingent upon Wachovia achieving a 20% return on tangible common equity for 2004. Wachovia met this goal and the restricted shares, except as noted in the next sentence, will vest at a rate of 20% per year over five years. Of the restricted stock granted to Mr. Kelly in 2004, 18,856 shares ($841,920 as of the date of grant) will not vest until he reaches age 62. In the event of termination due to death, disability, retirement (as defined in the applicable stock plan), or a “\change in control” of Wachovia, any remaining vesting restrictions will lapse. Dividends are paid on shares of restricted stock at the same time dividends on the other outstanding shares of Wachovia common stock are paid.
(4)	Amounts presented represent the Black-Scholes values for the stock options referenced in column (g) as of the applicable grant date. The values do not take into account stock price appreciation or depreciation from the date of grant. Please see footnote (2) to the “Option/SAR Grants Table” for additional information about these theoretical values.
(5)	Amounts shown for 2004 consist of the following:

	Thompson	Kelly
Savings plan matching contributions	$60,000	33,000
Value of life insurance premiums*	19,650	10,825
Value of disability insurance	1,136	—
Above market interest on deferred compensation	15,854	98

*	The value of life insurance premiums includes the value of premiums under split-dollar life insurance agreements. Mr. Thompson terminated his existing split-dollar life insurance agreement in December 2003. Following such termination, Wachovia received its interest in the related life insurance policy under that agreement. In lieu of this split-dollar life insurance arrangement, Wachovia will compensate Messrs. Thompson and Kelly for the cost of obtaining and maintaining personal supplemental life insurance benefits.

(6)	The Total Compensation amounts represent the sum of the values for each compensation element shown in columns (c), (d), (e), (f), (h) and (i). The Total Compensation amounts also include a value of the benefit attributable to the executive officers for the applicable year’s compensation and service as calculated under Wachovia’s defined benefit pension plan. The maximum covered compensation that may be considered in the pension plan is $205,000 under federal law. The value of the additional year of service is included as a lump sum value of the benefit payable at age 65 using the actuarial factors of the Wachovia pension plan. As of January 1, 2005 the age of each executive is as follows: Thompson – 54 years and Kelly – 50 years. See also the “Pension Plan and Other Retirement Arrangements Table”. Set forth below are the values of the benefits attributable to the executive officers for the applicable year’s compensation and services as calculated under Wachovia’s pension plan:

	2004	2003	2002
Thompson	$17,794	15,874	16,322
Kelly	14,743	13,091	13,645

10

Option/SAR Grants Table

The following table sets forth with respect to grants of stock options made during 2004 to the executive officers: (i) the name of such officer (column (a)); (ii) the number of options granted (column (b)); (iii) the percent the grant represents of the total options granted to all employees during 2004 (column (c)); (iv) the per share exercise price of the options granted (column (d)); (v) the expiration date of the options (column e)); and (vi) the Black-Scholes value of the options at grant date (column (f)).

OPTION/SAR GRANTS IN 2004

Name	Number of Securities Underlying Options/ SARS Granted (#)(1)	Individual Grants % of Total Options/ SARs Granted to Employees in 2004	Exercise or Base Price ($/Sh)	Expiration Date	Black-Scholes Grant Date Value (2) ($)
(a)	(b)	(c)	(d)	(e)	(f)
Thompson	419,048	2.70%	$44.65	04/19/14	$4,710,100
Kelly	104,762	0.67	44.65	04/19/14	1,177,525

(1)	These options are nonqualified stock options. The options become exercisable over a five-year period in 20% annual increments, at an option exercise price equal to the market price of the Wachovia common stock on the date of grant. These options were granted from Wachovia’s 2003 Stock Incentive Plan.
(2)	The values shown for the options referred to in the table reflect standard application of the Black-Scholes pricing model using (i) 60-month volatility (27.00%) and daily Wachovia stock prices for the five years prior to grant date, (ii) an option term of ten years, (iii) an interest rate that corresponds to the U.S. Treasury rate with a ten-year maturity (4.46%), and (iv) dividends at the annualized rate in place on the date of grant ($1.60). The values do not take into account risk factors such as non-transferability and limits on exercisability. The Black-Scholes options pricing model is a commonly utilized model for valuing stock options. The model assumes that the possibilities of future stock returns (dividends plus share price appreciation) resemble a normal “bell-shaped” curve. In assessing the values indicated in the above table, it should be kept in mind that no matter what theoretical value is placed on a stock option on the date of grant, the ultimate value of the option is dependent on the market value of the common stock at a future date, which will depend to a large degree on the efforts of the executive officers to bring future success to Wachovia for the benefit of all Wachovia stockholders.

Aggregated Option/SAR Exercises and Year-End Option/SAR Value Table

The following table sets forth with respect to exercises of stock options (or tandem stock appreciation rights (“SARs”)) and freestanding SARs during 2004 and the year-end value of unexercised options and SARs on an aggregated basis for the executive officers (i) the name of such officer (column (a)); (ii) the number of shares received upon exercise, or if no shares were received, the number of securities with respect to which the options or SARs were exercised (column (b)); (iii) the aggregate dollar value realized upon exercise (column (c)); (iv) the total number of securities underlying unexercised options and SARs held at December 31, 2004, separately identifying the exercisable and unexercisable options and SARs (column (d)); and (v) the aggregate dollar value of in-the-money, unexercised options and SARs held at December 31, 2004, separately identifying the exercisable and unexercisable options and SARs (column (e)).

11

AGGREGATED OPTION/SAR EXERCISES IN 2004 AND

DECEMBER 31, 2004 OPTION/SAR VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)(3)	Number of Securities Underlying Unexercised Options/SARs at 12/31/04 (#)(1)	Value of Unexercised In-the-Money Options/SARs at 12/31/04 ($)(2)
			Exercisable/Unexercisable	Exercisable/Unexercisable
(a)	(b)	(c)	(d)	(e)
Thompson	0	$0	2,299,418/1,120,068	$43,886,232/13,841,583
Kelly	0	0	512,568/294,267	9,990,409/3,676,568

(1)	Upon a “change in control” of Wachovia, all outstanding options will become exercisable.
(2)	Values represent the difference between the option exercise price and the market value of Wachovia common stock on December 31, 2004, rounded to the nearest dollar. Options having an exercise price above the market value on that date have an attributed value of zero.
(3)	Values represent the difference between the option exercise price and the market value of Wachovia common stock on the date of exercise, rounded to the nearest dollar.

All of the executive officers are required to retain ownership of at least 75% of any Wachovia common stock acquired by them through Wachovia’s stock compensation plans, after taxes and transaction costs, until retirement.

Pension Plan and Other Retirement Arrangements Table

The following table sets forth the estimated annual benefits payable upon retirement under Wachovia’s tax qualified pension plan in the specified compensation and years of service classifications indicated below.

PENSION PLAN TABLE

Average annual Compensation	Estimated annual pension plan retirement benefit, assuming a married participant, a straight life annuity and the years of service indicated (1)
	15 years	20 years	25 years	30 years	35 years
$ 200,000	$43,723	$58,297	$72,872	$87,446	$102,020
400,000	44,886	59,847	74,809	89,771	104,733
600,000	44,886	59,847	74,809	89,771	104,733
800,000	44,886	59,847	74,809	89,771	104,733
1,000,000	44,886	59,847	74,809	89,771	104,733
1,200,000	44,886	59,847	74,809	89,771	104,733

(1)	For the year ending December 31, 2004, federal law limits the annual retirement benefit payable under Wachovia’s pension plan to $165,000 and the maximum covered compensation is limited to $205,000. The benefit amounts listed above exclude any amount payable under Social Security.

The compensation covered by Wachovia’s pension plan includes basic compensation. The portions of compensation that are considered covered compensation under Wachovia’s pension plan for the executive officers are the salary amounts indicated in the Summary Compensation Table less deferred amounts. As of January 1, 2005, the credited full years of service under Wachovia’s pension plan were as follows: Thompson: 29 years and Kelly: 4 years.

None of the executive officers have a supplemental retirement arrangement with Wachovia.

12

Director Compensation

For services rendered as Wachovia Funding directors, our non-employee directors, Messrs. Alward, Griffin and Jones, are paid an annual cash retainer of $65,000. In addition, directors are reimbursed for travel and lodging costs to attend meetings of directors.

Employment Contracts

We currently have two executive officers: Messrs. G. Kennedy Thompson and Robert P. Kelly. Our executive officers are also executive officers of Wachovia. We estimate that our executive officers devote less than 5% of their time to managing our business.

Mr. Thompson.    In November 1999, Wachovia entered into an employment agreement with G. Kennedy Thompson, the current Chairman, Chief Executive Officer and President of Wachovia and Chief Executive Officer and President of Wachovia Funding. Mr. Thompson requested an amendment to that agreement in February 2002 resulting in the employment agreement having a three-year (five-year prior to the February 2002 amendment) employment period, which is consistent with other Wachovia executive officers. The employment agreement is automatically extended on an annual basis unless either party determines otherwise prior to the annual extension date. The agreement provides that if Wachovia terminates his employment for reasons other than “cause”, death, disability or retirement or he terminates his employment for “good reason”, then he will be entitled to (i) a pro rata annual bonus for the period prior to his termination date, based on the highest bonus paid to him during either the three-year period prior to his termination or the three-year period prior to the date of the agreement, (ii) an amount equal to three times (five times prior to the February 2002 amendment) his annual base salary and the highest bonus determined under (i) above, and (iii) medical and life insurance benefits for him and his family for three years (five years prior to the February 2002 amendment) after his termination date (or for life if the termination date occurs after a “change in control” of Wachovia). The agreement also provides for a gross-up payment equal to the amount of excise taxes (plus the applicable federal and state income, FICA and excise taxes due on such gross-up payment) payable by him if his employment is terminated in conjunction with a “change in control” of Wachovia and such taxes become payable as a result of payments to him under the agreement or otherwise, being deemed to be “excess parachute payments” for federal tax purposes.

Mr. Kelly.    Wachovia also entered into an employment agreement with Mr. Kelly that contains terms substantially similar to Wachovia’s employment agreement with Mr. Thompson.

Compensation Committee Interlocks and Insider Participation; Compensation Committee Report

Wachovia Funding does not have a compensation committee. None of the executive officers or employees of Wachovia Funding is compensated by Wachovia Funding.

Other Matters Relating to Executive Officers and Directors

Our directors and executive officers (including organizations with which they are affiliated and their immediate family members) are customers of our ultimate parent, Wachovia, or its affiliated entities. In management’s opinion, the lending relationships with these directors and officers were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as comparable transactions with other customers and do not involve more than normal collection risk or present other unfavorable features. In addition to these lending relationships, some directors and their affiliated organizations provide services or otherwise do business with Wachovia and its affiliated entities, and we in turn provide services, including retail brokerage, investment banking and other financial services, or otherwise do business with the directors and their organizations, in each case in the ordinary course of business. See “Director Independence”.

13

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (“1934 Act”) requires the directors and executive officers covered by that Section and beneficial owners of more than 10% of our Series A preferred securities to file reports with the SEC and the NYSE relating to their Wachovia Funding equity securities ownership and any changes in that ownership. None of our directors or executive officers owns any of our equity securities.

To our knowledge, during the year ended December 31, 2004, all Section 16(a) reports applicable to directors and executive officers were filed on a timely basis, except as set forth in prior proxy statements.

OTHER STOCKHOLDER MATTERS

Management is not aware of any other matters to be voted on at the meeting. If any other matters are presented for a vote, the enclosed proxy confers discretionary authority to the individuals named as proxies to vote the securities represented by proxy, as to those matters.

Stockholder proposals intended to be included in our proxy statement and voted on at the 2006 Annual Meeting of Stockholders must be received at 301 South College Street, 30th Floor, Charlotte, North Carolina 28288-0630, Attention: Corporate Secretary, on or before July 11, 2005. Applicable SEC rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in next year’s proxy statement and form of proxy.

Pursuant to Wachovia Funding’s bylaws, in order for any business not included in the proxy statement for the 2006 Annual Meeting of Stockholders to be brought before the meeting by a stockholder entitled to vote at the meeting, the stockholder must give timely written notice of that business to Wachovia Funding’s Secretary. We currently anticipate that the 2006 annual meeting will be held on November 7, 2006, and to be timely, the notice must not be received any earlier than August 9, 2006 (90 days prior to November 7, 2006), nor any later than September 8, 2006 (60 days prior to November 7, 2006). If the date of the meeting is advanced by more than 30 days or delayed by more than 60 days from November 7, 2006, the notice must be received no earlier than the 90th day prior to the 2006 annual meeting and not later than either the 60th day prior to the 2006 annual meeting or the tenth day after public disclosure of the actual meeting date, whichever is later. The notice must contain the information required by our bylaws. A proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the time-frames described above. A copy of our bylaws is available upon request to: Investor Relations, Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288. The Chairman of the meeting may exclude matters that are not properly presented in accordance with these requirements.

MISCELLANEOUS

The information referred to under the captions “Audit Committee Report” (i) shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or the liabilities of Section 18 of the 1934 Act, and (ii) notwithstanding anything to the contrary that may be contained in any filing by Wachovia Funding under the 1934 Act or the Securities Act of 1933, shall not be deemed to be incorporated by reference in any such filing.

October 6, 2005

14

Exhibit A

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-K

ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES

EXCHANGE ACT OF 1934 (THE “EXCHANGE ACT”)

For the Fiscal year ended December 31, 2004

Commission file number 1-31557

Wachovia Preferred Funding Corp.

(Exact name of registrant as specified in its charter)

Delaware	56-1986430
(State of incorporation)	(I.R.S. Employer Identification No.)

1620 EAST ROSEVILLE PARKWAY ROSEVILLE, CA 95661
(Address of principal executive offices) (Zip Code)

(877) 867-7378

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Exchange Act:

TITLE OF EACH CLASS	NAME OF EXCHANGE ON WHICH REGISTERED
7.25% Non-cumulative Exchangeable Perpetual Series A Preferred Securities	New York Stock Exchange, Inc. (the “NYSE”)

Securities registered pursuant to Section 12(g) of the Exchange Act:

TITLE OF EACH CLASS

None

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes  ☒  No  ☐

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act).  Yes  ☐  No  ☒

State the aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was last sold as of the last business day of the registrant’s completed second fiscal quarter: None (as of June 30, 2004, none of Wachovia Preferred Funding Corp.’s voting or nonvoting common equity was held by non-affiliates).

As of January 31, 2005, there were 99,999,900 shares of the registrant’s common stock outstanding.

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☐

DOCUMENTS INCORPORATED BY REFERENCE IN FORM 10-K

Item 15(a) of Wachovia Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (excluding the list of exhibits incorporated therein by reference).

PART I

Forward Looking Statements

Wachovia Preferred Funding Corp. (“Wachovia Funding”) may from time to time make written or oral forward-looking statements, including statements contained in Wachovia Funding’s filings with the Securities and Exchange Commission (“SEC”) (including this Annual Report on Form 10-K and the Exhibits hereto and thereto), in its reports to stockholders and in other Wachovia Funding communications, which are made in good faith by Wachovia Funding pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include, among others, statements with respect to Wachovia Funding’s beliefs, plans, objectives, goals, guidelines, expectations, financial condition, results of operations, future performance and business of Wachovia Funding, including without limitation, (i) statements regarding certain of Wachovia Funding’s goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, “projects”, “outlook” or similar expressions. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond Wachovia Funding’s control). The following factors, among others, could cause Wachovia Funding’s financial performance to differ materially from that expressed in such forward-looking statements:

•	the strength of the United States economy in general and the strength of the local economies in which Wachovia Funding owns mortgage assets and other authorized investments may be different than expected resulting in, among other things, a deterioration in credit quality of such mortgage assets and other authorized investments, including the resultant effect on Wachovia Funding’s portfolio of such mortgage assets and other authorized investments and reductions in the income generated by such assets;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

•	inflation, interest rate, market and monetary fluctuations;

•	the impact of changes in financial services laws and regulations (including laws concerning banking, securities and insurance);

•	changes in economic conditions which could negatively affect the value of the collateral securing our mortgage assets;

•	unanticipated losses due to environmental liabilities of properties underlying our mortgage assets through foreclosure actions;

•	unanticipated regulatory or judicial proceedings or rulings;

•	the impact of changes in accounting principles;

•	the impact of changes in tax laws, especially tax laws pertaining to real estate investment trusts;

•	adverse changes in financial performance and/or condition of the borrowers on loans underlying Wachovia Funding’s mortgage assets which could impact repayment of such borrowers’ outstanding loans;

•	the impact on Wachovia Funding’s businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts; and

•	Wachovia Funding’s success at managing the risks involved in the foregoing.

Wachovia Funding cautions that the foregoing list of important factors is not exclusive. Wachovia Funding does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of Wachovia Funding.

“Wachovia Funding”, “we”, “our” and “us” refer to Wachovia Preferred Funding Corp. “Wachovia Preferred Holding” refers to Wachovia Preferred Funding Holding Corp., the “Bank” refers to Wachovia Bank, National Association, and “Wachovia” refers to Wachovia Corporation.

Item 1.    Business.

General

Wachovia Funding is a Delaware corporation, formed in July 2002, and the survivor of a merger with First Union Real Estate Asset Company of Connecticut, which was formed in 1996. Wachovia Funding is a direct subsidiary of Wachovia Preferred Funding Holding Corp. (“Wachovia Preferred Holding”) and Wachovia Corporation (“Wachovia”) and an indirect subsidiary of Wachovia Bank, National Association (the “Bank”). Wachovia Preferred Holding owns 99.85% of our common stock and Wachovia owns the remaining 0.15%. The Bank owns 99.95% of the common stock of Wachovia Preferred Holding and Wachovia owns the remaining 0.05%. Wachovia Preferred Holding owns 87.84% of our Series D preferred securities, while the remaining 12.16% is owned by 111 employees of Wachovia or its affiliates.

One of our subsidiaries, Wachovia Real Estate Investment Corp., was formed as a Delaware corporation in 1996 and has operated as a real estate investment trust (a “REIT”) since its formation. Of the 645 shares of Wachovia Real Estate Investment Corp. common stock outstanding, we own 644 shares or 99.84% and the remaining 1 share is owned by Wachovia. Of the 667 shares of Wachovia Real Estate Investment Corp. preferred stock outstanding, we own 532.3 shares, 128 shares are owned by employees of Wachovia or its affiliates and 6.7 shares are owned by Wachovia.

Our other subsidiary, Wachovia Preferred Realty, LLC (“WPR”), was formed as a Delaware limited liability company in October 2002. Under the REIT Modernization Act, which became effective on January 1, 2001, a REIT is permitted to own “taxable REIT subsidiaries” which are subject to taxation similar to corporations that do not qualify as REITs or for other special tax rules. We own 98.20% of the outstanding membership interests in WPR and the remaining 1.80% is owned by FFBIC, Inc., another subsidiary of the Bank. Our majority ownership of WPR provides us with additional flexibility by allowing us to hold assets that earn non-qualifying REIT income while maintaining our REIT status.

Our legal and organizational structure is as follows:

Our principal business objective is to acquire, hold and manage domestic mortgage assets, and other authorized investments that will generate net income for distribution to our stockholders.

Although we have the authority to acquire interests in an unlimited number of mortgage and other assets from unaffiliated third parties, the majority of our interests in mortgage and other assets that we have acquired have been acquired from the Bank or an affiliate pursuant to loan participation agreements between the Bank or its affiliate and us. The remainder of our assets was acquired directly from the Bank. The Bank either originated the mortgage assets, or purchased them from other financial institutions or acquired them as part of the acquisition of other financial institutions. We may also acquire from time to time mortgage-backed securities and a limited amount of additional non-mortgage related securities. We may also acquire from time to time mortgage assets or other assets from unaffiliated third parties.

The loans in our portfolio are serviced by the Bank pursuant to the terms of participation and servicing agreements between the Bank and us. The Bank has delegated servicing responsibility of the residential mortgage loans to third parties, which are not affiliated with the Bank or us.

General Description of Mortgage Assets and Other Authorized Investments; Investment Policy

The Internal Revenue Code of 1986, as amended (the “Code”), requires us to invest at least 75% of the total value of our assets in real estate assets, which includes residential mortgage loans and commercial mortgage loans, including participation interests in residential or commercial mortgage loans, mortgage- backed securities eligible to be held by REITs, cash, cash equivalents, including receivables and government securities, and other real estate assets. We refer to these types of assets as “REIT Qualified Assets”. We may invest up to 25% of the value of a REIT’s total assets in non-real-estate-related securities as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”). Under the Investment Company Act, the term “security” is defined broadly to include, among other things, any note, stock, treasury stock, debenture, evidence of indebtedness, or certificate of interest or participation in any profit sharing agreement or a group or index of securities. The Code also requires that not more than 20% of the value of a REIT’s assets constitute securities issued by taxable REIT subsidiaries and that the value of any one issuer’s securities, other than those securities included in the 75% test, may not exceed 5% of the value of the total assets of the REIT. In addition, under the Code, the REIT may not own more than 10% of the voting securities or more than 10% of the value of the outstanding securities of any one issuer, other than those securities included in the 75% test, the securities of wholly-owned qualified REIT subsidiaries or taxable REIT subsidiaries. Generally, the Code designation for REIT Qualified Assets is less stringent than the Investment Company Act designation for Qualifying Interests, due to the ability under the Code to treat cash and cash equivalents as REIT Qualified Assets and a lower required ratio of REIT Qualified Assets to total assets.

REITs generally are subject to tax at the maximum corporate rate on income from foreclosure property less deductible expenses directly connected with the production of that income. Income from foreclosure property includes gain from the sale of foreclosure property and income from operating foreclosure property, but income that would be qualifying income for purposes of the 75% gross income test is not treated as income from foreclosure property. Qualifying income for purposes of the 75% gross income test includes, generally, rental income and gain from the sale of property not held as inventory or for sale in the ordinary course of a trade or business. In accordance with the terms of the commercial, commercial real estate and residential mortgage participation and servicing agreements, we maintain the authority to decide whether to foreclose on collateral that secures a loan. In the event we determine a foreclosure proceeding is appropriate, we may direct the Bank to prosecute the foreclosure on our behalf. Upon sale or other disposition of foreclosure property, the Bank will remit to us the proceeds less the cost of holding and selling the foreclosure property.

Commercial and Commercial Real Estate Loans

We own participation interests in commercial loans secured by non-real property such as industrial equipment, aircraft, livestock, furniture and fixtures, and inventory. Participation interests acquired in commercial real estate loans are secured by real property such as office buildings, multi-family properties of five units or more, industrial, warehouse and self-storage properties, office and industrial condominiums, retail space, strip shopping centers, mixed use commercial properties, mobile home parks, nursing homes, hotels and motels, churches and farms. In addition, some of our commercial loans are unsecured. Such unsecured loans are more likely than loans secured by real estate or personal property collateral to result in a loss upon default. Commercial and commercial real estate loans also may not be fully amortizing. This means that the loans may have a significant principal balance or “balloon” payment due on maturity. Additionally, there is no requirement regarding the percentage of any commercial or commercial real estate property that must be leased at the time we acquire a participation interest in a commercial or commercial real estate loan secured by such property nor are commercial loans required to have third party guarantees.

Commercial properties, particularly industrial and warehouse properties, generally are subject to relatively greater environmental risks than non-commercial properties. This gives rise to increased costs of compliance with environmental laws and regulations. We may be affected by environmental liabilities related to the underlying real property, which could exceed the value of the real property. Although the Bank has exercised and will continue to exercise due diligence to discover potential environmental liabilities prior to our acquisition of any participation in loans secured by such property, hazardous substances or wastes, contaminants, pollutants, or their sources may be discovered on properties during our ownership of the participation interests. To the extent that we acquire any participation in loans secured by such real property directly from unaffiliated third parties, we intend to exercise due diligence to discover any such potential environmental liabilities prior to our acquisition of such participation. Nevertheless there can be no assurance that we would not incur full recourse liability for the entire cost of any removal and clean up on a property, that the cost of removal and cleanup would not exceed the value of the property or that we could recoup any of the costs from any third party.

The credit quality of a commercial or commercial real estate loan may depend on, among other factors:

•	the existence and structure of underlying leases;

•	the physical condition of the property, including whether any maintenance has been deferred;

•	the creditworthiness of tenants;

•	the historical and anticipated level of vacancies;

•	rents on the property and on other comparable properties located in the same region;

•	potential or existing environmental risks;

•	the availability of credit to refinance the loan at or prior to maturity; and

•	the local and regional economic climate in general.

Foreclosures of defaulted commercial or commercial real estate loans generally are subject to a number of complicating factors, including environmental considerations, which are not generally present in foreclosures of residential mortgage loans.

Home Equity Loans

We own participation interests in home equity loans secured by a first, second or third mortgage which primarily is on the borrower’s residence. These loans typically are made for reasons such as home improvements, acquisition of furniture and fixtures, purchases of automobiles and debt consolidation. Generally, second and third liens are repaid on an installment basis and income is accrued based on the outstanding balance of the loan. First liens are repaid on an amortizing basis. Loans currently underlying the home equity loan participations bear interest at fixed and variable rates.

Residential Mortgage Loans

We have acquired both conforming and non-conforming residential mortgage loans from the Bank. Conforming residential mortgage loans comply with the requirements for inclusion in a loan guarantee or purchase program sponsored by either the Federal Home Loan Mortgage Corporation (“FHLMC”) or the Federal National Mortgage Association (“FNMA”). Under current regulations, the maximum principal balance allowed on conforming residential mortgage loans ranges from $333,700 for one-unit residential loans to $641,650 for four-unit residential loans. Nonconforming residential mortgage loans are residential mortgage loans that do not qualify in one or more respects for purchase by FHLMC or FNMA under their standard programs. A majority of the non-conforming residential mortgage loans acquired by us to date are non-conforming because they have original principal balances which exceeded the requirements for FHLMC or FNMA programs, the original terms are shorter than the minimum requirements for FHLMC or FNMA programs at the time of origination, the original balances are less than the minimum requirements for FHLMC or FNMA programs, or generally because they vary in certain other respects from the requirements of such programs other than the requirements relating to creditworthiness of the mortgagors.

Each residential mortgage loan is evidenced by a promissory note secured by a mortgage or deed of trust or other similar security instrument creating a first lien on one-to-four family residential property. Residential real estate properties underlying residential mortgage loans consist of single-family detached units, individual condominium units, two-to-four-family dwelling units and townhouses.

Our portfolio of residential mortgage loans currently consists of both adjustable and fixed rate mortgage loans and we may purchase additional interests in both types of residential mortgage loans in the future. Fixed rate mortgage loans currently consist of the following fixed rate product types:

Fixed Rate Mortgage Loans:    A mortgage loan that bears interest at a fixed rate for the term of the loan. Such loans generally mature in 15, 20, 25 or 30 years.

Government Fixed Rate Loans:    A fixed rate mortgage loan originated under a specific governmental agency program; for example, the Federal Housing Authority or the Veterans Administration. Such loans generally mature in 15 or 30 years and may be guaranteed by a government agency.

Balloon Mortgage Loans:    A fixed rate mortgage loan having original or modified terms to maturity for a specified period, which is typically 5, 7, 10 or 15 years, at which time the full outstanding principal balance on the loan will be due and payable. Such loans provide for level monthly payments of principal and interest based on a longer amortization schedule, generally 30 years. Some of these loans may have a conditional refinancing option at the balloon maturity, which provides that, in lieu of repayment in full, the loan may be modified to a then-current market interest rate for the remaining unamortized term. None of the residential balloon mortgage loans in the portfolio have yet reached the balloon maturity.

Adjustable rate mortgage loans, or ARMs, currently consist of the following adjustable rate product types:

Conventional:

One-year Adjustable Rate Loans:    A loan with interest adjustments in 12-month intervals. Payment frequencies may include biweekly, semimonthly or monthly. Such loans may have yearly and lifetime caps on the amount the interest rate may change at an interval. The interest rate change calculation is typically tied to a Treasury or LIBOR index rate. Typically, the interest rate is based on the weekly average yield on United States Treasury securities adjusted to a constant maturity of one year plus the margin stated in the note, subject to rounding and any caps.

Various Adjustable Rate Loans:    A one-year ARM that is fixed for one of a number of various time periods which are typically between 3 and 10-years. After the initial fixed time period, the interest adjusts in 12- month intervals with caps on the initial change and each subsequent annual change and may be subject to a maximum cap on lifetime changes. Typically, the interest is based on the same Treasury security as the one-year ARM or the LIBOR index rate and is calculated using the margin and caps stated in the note.

Government:    An adjustable rate loan originated under a specific government agency program. Generally, the interest rate adjusts in 12-month intervals, and is based on specific requirements for date of index and calculations.

Dividend Policy

We currently expect to distribute annually an aggregate amount of dividends with respect to our outstanding capital stock equal to approximately 100% of our REIT taxable income, which excludes capital gains. In order to remain qualified as a REIT, we are required to distribute annually at least 90% of our REIT taxable income to our shareholders.

Dividends are authorized and declared at the discretion of our board of directors. Factors that would generally be considered by our board of directors in making this determination are our distributable funds, financial condition and capital needs, the impact of current and pending legislation and regulations, economic conditions, tax considerations and our continued qualification as a REIT. We currently expect that both our cash available for distribution and our REIT taxable income will be in excess of the amounts needed to pay dividends on all outstanding series of preferred securities, even in the event of a significant drop in interest rate levels because:

•	substantially all of our mortgage assets and other authorized investments are interest-bearing;

•	we do not anticipate incurring any indebtedness, although we may incur indebtedness that in an aggregate amount does not exceed 20% of our stockholders’ equity;

•	we expect that our interest-earning assets will continue to exceed the liquidation preference of our preferred stock; and

•	we anticipate that, in addition to cash flows from operations, additional cash will be available from principal payments on our loan portfolio.

Accordingly, we expect that we will, after paying the dividends on all classes of preferred securities, pay dividends to holders of shares of our common stock in an amount sufficient to comply with applicable requirements regarding qualification as a REIT.

Under certain circumstances, including any determination that the Bank’s relationship to us results in an unsafe and unsound banking practice, the Office of the Comptroller of the Currency (the “OCC”) has the authority to issue an order that restricts our ability to make dividend payments to our shareholders, including holders of the Series A preferred securities. Banking capital adequacy rules limit the total dividend payments made by a consolidated banking entity to be the sum of earnings for the current year and prior two years less dividends paid during the same periods. Any dividends paid in excess of this amount can only be made with the approval of the Bank’s regulator.

Conflicts of Interest and Related Management Policies and Programs

General.    In administering our loan portfolio and other authorized investments pursuant to the participation and servicing agreements, the Bank has a high degree of autonomy. The Bank has, however, adopted certain policies to guide the administration with respect to the acquisition and disposition of assets, use of capital and leverage, credit risk management, and certain other activities. These agreements with the Bank may be amended from time to time at the discretion of our board of directors and, in certain circumstances, subject to the approval of a majority of our Independent Directors, but without a vote of our shareholders, including holders of the Series A preferred securities.

Asset Acquisition and Disposition Policies.    It is our policy to purchase, or accept as capital contributions, loans or participation interests in loans from the Bank or its affiliates that generally are:

•	performing, meaning they have no more than two payments past due, if any;

•	in accrual status; and

•	secured by real property such that they are REIT Qualified Assets.

We may, however, from time to time acquire loans or participation interests in loans directly from unaffiliated third parties. It is our intention that any loans or participation interests acquired directly from unaffiliated third parties will meet the same general criteria as the loans or participation interests we acquire from the Bank or its affiliates.

Our policy also allows for investment in loans or assets that are not REIT Qualified Assets up to but not exceeding the statutory limitations imposed on organizations that qualify as a REIT under the Code. In the past, we have purchased or accepted as capital contributions loans and participation interests in loans both secured and not secured by real property along with other assets. We anticipate that we will acquire, or receive as capital contributions, interests in additional real estate-secured loans from the Bank or its affiliates. We may from time to time acquire loans or loan participation interests from unaffiliated third parties. We may use any proceeds received in connection with the repayment or disposition of loan participation interests in our portfolio to acquire additional loans. Although we are not precluded from purchasing additional types of loans, loan participation interests or other assets, we anticipate that participation interests in additional loans acquired by us will be of the types described above under the heading “—General Description of Mortgage Assets and Other Authorized Investments; Investment Policy”. In addition, we will not invest in assets that are not REIT Qualified Assets if such investments would cause us to violate the requirements for taxation as a REIT under the Code.

We may from time to time acquire a limited amount of other authorized investments. Although we currently do not intend to acquire any mortgage-backed securities representing interests in or obligations backed by pools of mortgage loans that are secured by single-family residential, multi-family or commercial real estate properties located throughout the United States, we are not restricted from doing so. We do not intend to acquire any interest-only or principal-only mortgage-backed securities. At December 31, 2004, we did not hold any mortgage-backed securities.

We currently anticipate that the Bank or its affiliates will continue to act as servicer of any additional commercial loans that we acquire through purchase or participation interests from the Bank or its affiliates. We anticipate that any such servicing arrangement that we enter into in the future with the Bank or its affiliates will contain fees and other terms that most likely will be substantially equivalent to but may be more favorable to us than those that would be contained in servicing arrangements entered into with unaffiliated third parties. To the extent we acquire additional loans or participation interests from unaffiliated third parties, we anticipate that such loans or participation interests may be serviced by entities other than the Bank or its affiliates. It is our policy that any servicing arrangements with unaffiliated third parties will be consistent with standard industry practices.

In accordance with the terms of the commercial, commercial real estate and residential loan participation and servicing agreements, we maintain the authority to decide whether to foreclose on collateral that secures a loan. In the event we determine a foreclosure proceeding is appropriate, we may direct the Bank to prosecute the foreclosure on our behalf. Upon sale or other disposition of foreclosure property, the Bank will remit to us the proceeds less the cost of holding and selling the foreclosure property.

Credit Risk Management Policies.    For a description of our credit risk management policies, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Governance and Administration”.

Conflict of Interest Policies.    Because of the nature of our relationship with the Bank or its affiliates, it is likely that conflicts of interest will arise with respect to certain transactions, including, without limitation, our acquisition of participation interests in loans from, or disposition of participation interests in loans to, the Bank, foreclosure on defaulted loans, management of the cash collateral related to the interest rate swaps and the modification of either the participation or servicing agreements. It is our policy that the terms of any financial dealings with the Bank will be consistent with those available from third parties in the lending industry.

Conflicts of interest among us and the Bank or its affiliates may also arise in connection with making decisions that bear upon the credit arrangements that the Bank or its affiliates may have with a borrower under a loan. Conflicts also could arise in connection with actions taken by us or the Bank or its affiliates. It is our intention that any agreements and transactions between us on the one hand, and the Bank or its affiliates on the other hand, including, without limitation, any loan participation agreements, be fair to all parties and consistent with market terms for such types of transactions. The requirement in our certificate of incorporation that certain of our actions be approved by a majority of our Independent Directors also is intended to ensure fair dealings among us and the Bank or its affiliates. There can be no assurance, however, that any such agreement or transaction will be on terms as favorable to us as could have been obtained from unaffiliated third parties.

Other Policies.    We intend to operate in a manner that will not subject us to regulation under the Investment Company Act. Therefore, we do not intend to:

•	invest in the securities of other issuers for the purpose of exercising control over such issuers;

•	underwrite securities of other issuers;

•	actively trade in loans or other investments;

•	offer securities in exchange for property; or

•	make loans to third parties, including our officers, directors or other affiliates.

The Investment Company Act exempts entities that, directly or through majority-owned subsidiaries, are “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate”. We refer to these interests as “Qualifying Interests”. Under current interpretations by the staff of the SEC, in order to qualify for this exemption, we, among other things, must maintain at least 55% of our assets in Qualifying Interests and also may be required to maintain an additional 25% in Qualifying Interests or other real estate-related assets. The provisions of the Investment Company Act therefore may limit the assets that we may acquire. We have established a policy of limiting authorized investments that are not Qualifying Interests to no more than 20% of the value of our total assets to comply with these provisions.

We currently make investments and operate our business in such a manner consistent with the requirements of the Code to qualify as a REIT. However, future economic, market, legal, tax or other considerations may cause our board of directors, subject to approval by a majority of our Independent Directors, to determine that it is in our best interest and the best interest of our shareholders to revoke our REIT status. The Code prohibits us from electing REIT status for the four taxable years following the year of such revocation. See also “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Servicing

The loans currently in our portfolio are serviced by the Bank or its affiliates pursuant to the terms of participation and servicing agreements between the Bank and its affiliates and us. The Bank has delegated servicing responsibility of the residential mortgage loans to third parties that are not affiliated with us or the Bank or its affiliates.

We pay the Bank a monthly loan servicing fee for its services under the terms of the loan participation and servicing agreements. The amount and terms of the fee are determined by mutual agreement of the Bank and us from time to time during the terms of the participation and servicing agreements.

Included in loan servicing costs were fees paid to the Bank for the years ended December 31, 2004 and 2003, of $4.7 million and $6.1 million, respectively. In 2004 and 2003, the annual servicing fee with respect to the commercial real estate and commercial loans was equal to the total committed amount of each loan multiplied by a fee of 0.025%. For home equity loans, the fee was equal to the outstanding balance of each loan multiplied by 0.050%.

The participation and servicing agreements currently in place require the Bank to service the loans in our portfolio in a manner substantially the same as for similar work performed by the Bank for transactions on its own behalf. The Bank or its affiliates collect and remit principal and interest payments, maintain perfected collateral positions, and submit and pursue insurance claims. The Bank and its affiliates also provide accounting and reporting services required by us for our participation interests and loans. We also may direct the Bank to dispose of any loans that are classified as nonperforming, are placed in a nonperforming status or are renegotiated due to the financial deterioration of the borrower. The Bank is required to pay all expenses related to the performance of its duties under the participation and servicing agreements, including any payment to its affiliates or third parties for servicing the loans.

In accordance with the terms of the commercial, commercial real estate and residential loan participation and servicing agreements currently in place, we maintain the authority to decide whether to foreclose on collateral that secures a loan. In the event we determine a foreclosure proceeding is appropriate, we may direct the Bank to prosecute the foreclosure on our behalf. Upon sale or other disposition of foreclosure property, the Bank will remit to us the proceeds less the cost of holding and selling the foreclosure property.

To the extent we acquire additional loans or participation interests directly from unaffiliated third parties in the future, we may also enter into servicing agreements with such unaffiliated third parties from which we purchased such loans or participation interests or their affiliates.

Competition

In order to qualify as a REIT under the Code, we can only be a passive investor in real estate loans and certain other assets. Thus, we do not originate loans. We anticipate that we will continue to possess interests in mortgage and other loans in addition to those in the current portfolio and that a majority of all of these loans will be obtained from the Bank, although we may also purchase loans from unaffiliated third parties. The Bank competes with mortgage conduit programs, investment banking firms, savings and loan associations, banks, thrift and loan associations, finance companies, mortgage bankers or insurance companies in acquiring and originating loans. To the extent we acquire additional loans or participation interests directly from unaffiliated third parties in the future, we will face similar competition as the Bank in acquiring such loans or participation interests.

Regulatory Considerations

On July 30, 2002, President George W. Bush signed the Sarbanes-Oxley Act of 2002 (the “Act”) into law. The intent of the Act is to reform specific matters pertaining to public accounting oversight, auditor independence and corporate responsibility. Requirements in the Act will affect certain of Wachovia Funding’s corporate governance policies. We do not believe we will need to make material modifications to our corporate governance policies in response to the Act nor do we believe the Act will negatively affect our financial condition or results of operations.

Various legislative and regulatory proposals concerning the financial services industry are pending in Congress, the legislatures in states in which we conduct operations and before various regulatory agencies that supervise our operations. Given the uncertainty of the legislative and regulatory process, we cannot assess the impact of any such legislation or regulations on our financial condition or results of operations.

As a REIT, we are subject to regulation under the Code. The Code requires us to invest at least 75% of the total value of our assets in REIT Qualified Assets. See “—General Description of Mortgage Assets and Other Authorized Investments; Investment Policy” for more detailed descriptions of the requirements of the Code applicable to us. In addition, we intend to operate in a manner that will not subject us to regulation under the Investment Company Act. See “—Conflicts of Interest and Related Management Policies and Programs—Other Policies” for a more detailed description of the requirements we have to follow in order not to be subject to regulation under the Investment Company Act.

Under certain circumstances, including any determination that the Bank’s relationship to us results in unsafe and unsound banking practices, the OCC has the authority to restrict our ability to make dividend payments to our shareholders. See “—Dividend Policy” for a more detailed description of such restrictions.

Moreover, our Series A preferred securities are automatically exchangeable for depositary shares representing Series G, Class A preferred stock of Wachovia at the direction of the OCC if any of the following events occurs:

•	the Bank becomes undercapitalized under the OCC’s “prompt corrective action” regulations;

•	the Bank is placed into conservatorship or receivership; or

•	the OCC, in its sole discretion, anticipates that the Bank may become “undercapitalized” in the near term or takes supervisory action that limits the payment of dividends by us and in connection therewith directs an exchange.

In an exchange, holders of our Series A preferred securities would receive one depositary share representing a one-sixth interest in one share of Wachovia Series G, Class A preferred stock for each of our Series A preferred securities. The Wachovia Series G, Class A preferred stock will be non-cumulative, perpetual, non-voting preferred stock of Wachovia ranking equally upon issuance with the most senior preferred stock of Wachovia then outstanding. If such an exchange occurs, holders of our Series A preferred securities would own an investment in Wachovia and not in us at a time when the Bank’s and, ultimately, Wachovia’s financial condition is deteriorating or the Bank may have been placed into conservatorship or receivership.

For more information concerning Wachovia and the Bank, please see Part IV, Item 15(a) of Wachovia’s Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference herein (excluding the list of exhibits incorporated therein by reference) and Wachovia’s supplementary consolidating financial information as of December 31, 2004 and 2003, and for the three years ended December 31, 2004, which is filed herewith as Exhibit (99)(a).

Employees

We have two executive officers and approximately 15 additional non-executive officers. Our executive officers are also executive officers of Wachovia. We do not anticipate that we will require any additional employees because employees of the Bank and its affiliates are servicing the loans under the participation and servicing agreements. All of our officers are also officers or employees of Wachovia and/or the Bank. We maintain corporate records and audited financial statements that are separate from those of the Bank. Except as borrowers under home equity or residential mortgage loans, none of our officers, employees or directors will have any direct or indirect pecuniary interest in any mortgage asset to be acquired or disposed of by us or in any transaction in which we have an interest or will engage in acquiring, holding and managing mortgage assets. However, 111 employees of Wachovia or its affiliates, including certain of the executive officers and non-executive officers discussed above, own one Series D preferred security each.

Executive Offices

Our principal executive offices are located at 1620 East Roseville Parkway, Roseville, California 95661 (telephone number (877) 867-7378).

Available Information

Although Wachovia Funding does not maintain its own website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are accessible at no cost on Wachovia’s website, www.wachovia.com, as soon as reasonably practicable after those reports have been electronically filed or submitted to the SEC. These filings are also accessible on the SEC’s website, www.sec.gov.

Item 2.    Properties.

Wachovia Funding does not own any properties and our primary executive offices are used primarily by affiliates of Wachovia. Because we do not have any of our own employees who are not also employees of Wachovia or the Bank, we do not need office space for such employees. All officers of Wachovia Funding are also officers of Wachovia or the Bank and perform their services from office space owned or leased by Wachovia or the Bank, as applicable.

Item 3.    Legal Proceedings.

We, Wachovia and the Bank are not currently involved in nor, to our knowledge, currently threatened with any material litigation with respect to the assets included in our portfolio, other than routine litigation arising in the ordinary course of business. Based on information currently available, advice of counsel, available insurance coverage and established reserves, we believe that the eventual outcome of the litigation with respect to the assets included in our portfolio will not, in the aggregate, have a material adverse effect on our consolidated financial position or results of operations. However, in the event of unexpected future developments, it is possible that the ultimate resolution of those matters, if unfavorable, may be material to our results of operations for any particular period. Although we are not a party to the inquiry described below, it does involve Wachovia and our independent auditors, KPMG LLP.

In the Matter of KPMG LLP Certain Auditor Independence Issues.    As previously reported in Wachovia Funding’s reports filed with the SEC, the SEC has requested Wachovia to produce certain information concerning any agreements or understandings by which Wachovia referred clients to KPMG LLP during the period from January 1, 1997, to November 2003 in connection with an inquiry regarding the independence of KPMG LLP as Wachovia’s outside auditors during such period. Wachovia is continuing to cooperate with the SEC in its inquiry, which is being conducted pursuant to a formal order of investigation entered by the SEC on October 21, 2003. Wachovia believes the SEC’s inquiry relates to certain tax services offered to Wachovia‘s customers by KPMG LLP during the period from 1997 to early 2002, and whether these activities might have caused KPMG LLP not to be “independent” from Wachovia, as defined by applicable accounting and SEC regulations requiring auditors of an SEC-reporting company to be independent of Wachovia Funding. Wachovia and/or KPMG LLP received fees in connection with a small number of personal financial consulting transactions related to these services. KPMG LLP has confirmed to Wachovia that during all periods covered by the SEC’s inquiry, including the present, KPMG LLP was and is “independent” from Wachovia under applicable accounting and SEC regulations.

Item 4.    Submission of Matters to a Vote Of Security Holders.

Not applicable.

PART II

Item 5.	Market For Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.

General

Our common stock is 99.85% owned by Wachovia Preferred Holding and 0.15% owned by Wachovia and is not listed on any securities exchange. Wachovia Funding’s Series A preferred securities have been listed on the NYSE since January 10, 2003.

In connection with a series of corporate transactions that occurred in July 2002, (i) Wachovia Funding issued and sold 913 shares of its Series D preferred securities, liquidation preference $1,000, to Wachovia Realty Management Corporation, a Delaware corporation and an affiliate of Wachovia, for a purchase price of $913,000, and (ii) 99,851,752 and 148,148 shares of Wachovia Funding common stock, par value $0.01 per share, were issued to the Bank and Wachovia, respectively, as part of the merger of First Union Real Estate Asset Company of Connecticut, a Virginia corporation and an affiliate of Wachovia, with and into Wachovia Funding in consideration of the Bank’s and Wachovia’s common stock of First Union Real Estate Asset Company of Connecticut. On July 31, 2002, Wachovia Realty Management Corporation liquidated into its parent, and the shareholders of its Series D preferred securities received the Wachovia Funding Series D preferred securities as their liquidation distribution. Each of these issuances and sales was made in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Series D preferred securities are not convertible or exchangeable into any other security and Wachovia Funding does not anticipate that the Series D preferred securities will be registered under the Securities Act. Wachovia Funding used the proceeds from the issuance and sale of the common stock and Series D preferred securities for general corporate purposes.

Prior to the December 2002 public offering of Wachovia Funding’s Series A preferred securities, Wachovia Preferred Holding acquired (i) 30,000,000 of Wachovia Funding’s Series A preferred securities, liquidation preference $25.00 per security, (ii) 40,000,000 of Wachovia Funding’s Series B preferred securities, liquidation preference $25.00 per security, and (iii) 4,233,754 of Wachovia Funding’s Series C preferred securities, liquidation preference $1,000 per security. The Series A, Series B and Series C preferred securities were acquired by Wachovia Preferred Holding in exchange for participations in commercial and commercial real estate loans with an aggregate fair value of $6.0 billion. The issuance of Wachovia Funding’s Series A, Series B and Series C preferred securities to Wachovia Preferred Holding was made in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act. The Series A and Series B preferred securities are conditionally exchangeable, upon certain regulatory events, into preferred stock (or depositary shares representing such stock) of Wachovia.

In December 2002 and June 2003, Wachovia Preferred Holding sold 18,000,000 shares and 12,000,000 shares, respectively, of our Series A preferred securities in registered public offerings. Wachovia Funding did not receive any of the proceeds from these offerings.

Dividends

For the year ended December 31, 2004, Wachovia Funding declared and paid (i) cash dividends of $1.81 per share of its Series A preferred securities, (ii) cash dividends of $0.82 per share of its Series B preferred securities, (iii) cash dividends of $23.14 per share of its Series C preferred securities, and (iv) cash dividends of $85.00 per share of its Series D preferred securities. The Series A, Series B and Series C preferred securities were issued in November 2002. Wachovia Funding also paid dividends of $1.75 per share on its common stock in 2004. Please see “—Item 1. Business–Dividend Policy” for a description of our policies regarding dividends.

Equity Compensation Plans

Wachovia Funding does not have any equity compensation plans. Our two executive officers are also executive officers of Wachovia and receive certain equity-based compensation from Wachovia. See “Item 11. Executive Compensation—Executive Compensation” for a description of such equity-based compensation.

Recent Sales of Unregistered Securities

Not applicable.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

Not applicable.

Item 6.    Selected Consolidated Financial Data.

The following selected consolidated financial data for the five years ended December 31, 2004, are derived from our audited consolidated financial statements. This data should be read in conjunction with the consolidated financial statements, related notes and other financial information presented elsewhere in this Annual Report on Form 10-K and Wachovia’s unaudited supplementary consolidating financial information as of December 31, 2004 and 2003, and for the three years ended December 31, 2004, which includes certain consolidated financial information for the Bank, which is filed herewith as Exhibit (99)(a).

	Years Ended December 31,
(In thousands)	2004	2003	2002	2001	2000
INCOME STATEMENT DATA
Net interest income	$400,653	381,609	197,576	67,322	57,257
Provision for credit losses	(3,390)	15,278	15,215	5,262	3,602
Other income (loss)	13,914	14,288	76,130	(95,890)	395
Noninterest expense	39,882	26,846	9,869	2,394	2,207
Net income (loss)	$372,419	348,477	305,800	(23,545)	32,434

BALANCE SHEET DATA
Cash and cash equivalents	$970,667	926,175	851,692	957,454	183,223
Loans, net of unearned income	10,909,529	11,137,614	10,947,583	4,378,961	558,756
Allowance for loan losses	(99,932)	(104,201)	(104,737)	(36,046)	(3,833)
Interest rate swaps	459,838	519,006	577,684	573,620	—
Total assets	12,316,637	12,511,277	12,460,564	5,890,778	746,803
Collateral held on interest rate swaps	458,265	519,460	575,820	570,340	—
Total liabilities	555,021	761,723	661,163	733,358	283
Total stockholders’ equity	$11,761,616	11,749,554	11,799,401	5,157,420	746,520

SELECTED OTHER INFORMATION
Nonperforming loans	$20,247	15,620	16,299	5,024	2,684
Nonperforming loans as a % of total loans	0.19%	0.14	0.15	0.11	0.48
Nonperforming loans as a % of total assets	0.16	0.12	0.13	0.09	0.36
Allowance for loan losses as a % of non-performing loans	493.56	667.10	642.60	717.48	142.81
Allowance for loan losses as a % of total loans	0.92%	0.94	0.96	0.82	0.69

Item 7.    Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with selected consolidated financial data, set forth in Item 6 and our audited consolidated financial statements and related notes included in this Form 10-K. In addition to historical information, the discussion in this Form 10-K contains certain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated by these forward-looking statements due to factors including, but not limited to, those factors set forth under “—Risk Governance and Administration” and elsewhere in this Form 10-K. See also “Forward-Looking Statements” in Part I above.

For the tax year ended December 31, 2004, we expect to be taxed as a REIT and we intend to comply with the relevant provisions of the Code to be taxed as a REIT. These provisions for qualifying as a REIT for federal income tax purposes are complex, involving many requirements, including among others, distributing the majority of our earnings to shareholders and satisfying certain asset, income and stock ownership tests. To the extent we meet those provisions, with the exception of the income of our taxable REIT subsidiary, WPR, we will not be subject to federal income tax on net income. We currently believe that we continue to satisfy each of these requirements and therefore continue to qualify as a REIT. We continue to monitor each of these complex tests.

In the event we do not continue to qualify as a REIT, we believe there should be minimal adverse effect of that characterization to us or to our shareholders:

•	From a shareholder’s perspective, the dividends we pay as a REIT are ordinary income not eligible for the dividends received deduction for corporate shareholders or for the favorable maximum 15% rate applicable to qualified dividends received by non-corporate taxpayers. If we were not a REIT, dividends we pay generally would qualify for the dividends received deduction and the favorable tax rate applicable to non-corporate taxpayers.

•	In addition, we would no longer be eligible for the dividends paid deduction, thereby creating a tax liability for us. Wachovia has agreed to make a capital contribution to us equal in amount to any income taxes payable by us. Therefore, a failure to qualify as a REIT would not result in any net liability to us.

Critical Accounting Policies

Our accounting and reporting policies are in accordance with U.S. generally accepted accounting principles (“GAAP”), and they conform to general practices within the applicable industries. The application of certain of these principles involves a significant amount of judgment and the use of estimates based on assumptions for which the actual results are uncertain when we make the estimation. We have identified the allowance for loan losses policy as being particularly sensitive in terms of judgments and the extent to which estimates are used.

Allowance for Loan Losses and Reserve for Unfunded Lending Commitments

The allowance for loan losses and reserve for unfunded lending commitments (collectively, the “allowance for credit losses”) are maintained at levels we believe are adequate to absorb probable losses inherent in the loan portfolio and unfunded lending commitments as of the date of the consolidated financial statements. We have developed policies and procedures for assessing the adequacy of the allowance for loan losses and reserve for unfunded lending commitments that reflect our careful assessment of credit risk considering all information available to us. Where appropriate, this assessment includes monitoring qualitative and quantitative trends including changes in the levels of past due, criticized and nonperforming loans. In addition, we rely on estimates and exercise judgment. Depending on changes in circumstances, future assessments of credit risk may yield materially different results from our estimates, and an increase or a decrease in the allowance for credit losses may be required.

As a subsidiary of Wachovia, our loans are subject to the same analysis of the adequacy of the allowance for loan losses as loans maintained in all of Wachovia’s subsidiaries including the Bank. Wachovia employs a variety of modeling and estimation tools for measuring credit risk that are used in developing the appropriate allowance for loans specific to our portfolio.

In 2004, Wachovia refined the allowance for loan losses model to better align its methodology with the current framework for analyzing credit risk. This refinement did not significantly change the level of our allowance or our view as to its adequacy. The following provides a description of Wachovia’s methodology.

Our refined model for the allowance for loan losses has four components: formula-based components for both the commercial and consumer portfolios, each including an adjustment for historical loss variability, a reserve for impaired commercial loans and an unallocated component. Our refined model enables us to effectively align the allowance with the different types of credit risk inherent in our loan portfolio. Separate allowance ranges for the commercial and consumer components permit us to specifically address the current trends and events affecting the credit risk in the loan portfolio.

For commercial loans, the formula-based component of the allowance for loan losses is based on statistical estimates of the average losses observed for commercial loans, classified by credit grade. The “—Risk Governance and Administration—Credit Risk Management” section discusses the processes and controls overassignment and review of credit grades. Average losses for each credit grade are computed using the annualized historical rate at which loans in each credit grade have defaulted (default rates) and the historical average losses realized for defaulted loans (“loss-given-default” or LGD). Default rates have been developed by analyzing seven years of our default experience and over 20 years of comparable external data. Default rates, which are validated annually, are estimates derived from long-term averages and are not conditioned on short-term economic or environmental factors. LGD rates have also been developed using seven years of internal data and industry data.

For consumer loans, the formula-based component of the allowance for loan losses is based on loss rates for specific groups of similar loans in each product category. The loss rates are based on historical loss data, historical delinquency patterns, vintage analyses, credit score-based forecasting methods and stress tests.

For both commercial and consumer loans, the formula-based loss components include additional amounts to establish reasonable ranges that consider observed historical variability in losses. Factors we may consider in setting these amounts include, but are not limited to, industry-specific data, portfolio-specific risks or concentrations, and macroeconomic conditions. In an economic downturn, for example, the timing and magnitude of credit risk deterioration in certain industries may be faster and more severe than in others. In addition, adverse trends in macroeconomic factors such as unemployment rates, income growth, inflation and political events are likely to affect some borrowers’ ability to meet loan payments. Including historical variability in our model enables us to capture probable incurred losses that are not yet evident in current default grades, delinquencies or other credit risk measurement tools.

At December 31, 2004, the formula-based components of the allowance were $83.6 million for commercial loans and $16.3 million for consumer loans.

When applicable, specific reserves are established within the allowance for loan losses for large impaired loans. We define impaired loans as commercial loans on nonaccrual status. Impaired loans with a minimum total exposure of $10.0 million are individually reviewed. The reserve for each individually reviewed loan is based on the difference between the loan’s carrying amount and the loan’s estimated fair value. Fair value is estimated using the present value of expected future cash flows discounted at the loan’s effective interest rate, or the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. No other reserve is provided on impaired loans that are individually reviewed. At December 31, 2004, we did not have any impaired loans over $10.0 million.

The allowance for loan losses is supplemented, under certain conditions, with an unallocated component. This component reflects in part the inherent uncertainty of estimates and is designed as a final tool in fully capturing probable incurred losses in the loan portfolio. The amount of this component and its relationship to the total allowance for loan losses may change from one period to another. We anticipate that the unallocated component of the allowance will generally not exceed 5 percent of the total allowance for loan losses. There was no unallocated component at December 31, 2004.

In 2004, we reclassified our reserve for unfunded commercial lending commitments from the allowance for loan losses to other liabilities. The amount of the reserve is based on the modeling process that is consistent with the process described above for the commercial portion of the allowance for loan losses. In addition, this model includes as a key factor the historical average rate at which unfunded exposures have been funded at time of default. At December 31, 2004, the reserve for unfunded lending commitments was $728,000.

The factors supporting the allowance for loan losses and the reserve for unfunded commitments as described above does not diminish the fact that the entire allowance for loan losses and reserve for unfunded commitments is available to absorb losses in the loan portfolio and the related unfunded commitments, respectively. Our principal focus, therefore, is on the adequacy of the total allowance for loan losses and reserve for unfunded lending commitments.

Results of Operations

For purposes of this discussion, the term “loans” includes loans and loan participation interests, the term “residential loans” includes home equity loans and residential mortgages and the term “commercial loans” includes commercial and commercial real estate loans. See Table 1, Performance and Dividend Payout Ratios, following “—Accounting and Regulatory Matters” for certain performance and dividend payout ratios for the years ended December 31, 2004, 2003 and 2002.

Although we have the authority to acquire interests in an unlimited number of loans and other assets from unaffiliated third parties, the majority of our interests in loans that we have acquired have been acquired from the Bank or an affiliate pursuant to loan participation agreements between the Bank or an affiliate and us. The remainder of our assets was acquired directly from the Bank. The Bank either originated the mortgage assets, or purchased them from other financial institutions or acquired them as part of the acquisition of other financial institutions.

In each of the years in the three-year period ended in 2004, Wachovia Funding purchased loans from the Bank at fair value. In 2004, Wachovia Funding paid $2.9 billion for residential loans. In 2003, Wachovia Funding paid $2.0 billion and $483.9 million for residential loans and commercial loans, respectively. In 2002, Wachovia Funding paid $896.4 million for participation interests in home equity loans and $230.0 million for commercial loans.

In November 2002, the Bank contributed commercial loans with a carrying amount of $6.4 billion and a fair value of $6.0 billion to Wachovia Preferred Holding. Wachovia Preferred Holding then contributed this portfolio to Wachovia Funding in exchange for the issuance of our Series A, Series B and Series C preferred securities with a fair value of $6.0 billion and a related increase to paid-in capital of $418.7 million. Since Wachovia Funding, Wachovia Preferred Holding and the Bank are under common control of Wachovia, the contributed commercial loans were recorded at their carrying amount of $6.4 billion. The excess of the carrying amount of the loans over the fair value of the loans was recorded as an increase in paid-in capital.

In December 2001, the Bank contributed receive-fixed interest rate swaps with a notional amount of $4.25 billion and a fair value of $673.0 million to us in exchange for common stock. After the contribution of the receive-fixed interest rate swaps, but prior to December 31, 2001, we entered into pay-fixed interest rate swaps with a notional amount of $4.25 billion that serve as an economic hedge of the contributed swaps. All interest rate swaps are transacted with the same unaffiliated third party.

2004 to 2003 Comparison

Net income available to common stockholders.    We earned net income available to common stockholders of $187.1 million in 2004 and $176.5 million in 2003. Higher net interest income and a significantly lower provision for credit losses led to the increase in 2004. These were partially offset by higher management fee expense and lower gains in interest rate swaps.

Interest Income.    Interest income increased $19.4 million from 2003 to $407.5 million in 2004. The increase includes $46.8 million and $21.8 million in higher residential mortgage loan interest income and home equity loan interest income, respectively. These were partially offset by $53.1 million in lower commercial loan interest income. Average residential mortgage loans and average home equity loans increased $1.6 billion and $225.2 million in 2004 compared with 2003, respectively. Average commercial loans decreased $2.0 billion in the same period due to pay-downs in 2004. Loan pay-downs were reinvested in home equity loans and residential mortgage loans, both of which carry a higher yield than commercial loans. Interest income on cash invested in overnight eurodollar deposit investments increased $4.0 million, or 38%, in 2004 to $14.5 million from $10.5 million in 2003 primarily due to the increase in short-term interest rates.

The average balances, interest income and rates related to interest-earning assets for the two years ended December 31, 2004, are presented below.

	Year Ended December 31, 2004			Year Ended December 31, 2003
(In thousands)	Average Balances	Interest Income	Interest Rates	Average Balances	Interest Income	Interest Rates
Commercial loans	$7,791,875	262,755	3.37%	$9,776,243	315,868	3.23%
Home equity loans	920,497	57,829	6.28	695,341	36,010	5.18
Residential mortgages	2,198,070	72,459	3.30	563,077	25,685	4.56
Interest-bearing deposits in banks and other earning assets	1,028,977	14,468	1.41	927,153	10,506	1.13

Total earning assets	$11,939,419	407,511	3.41%	$11,961,814	388,069	3.24%

The dollar amount of change in interest income related to our interest-earning assets for the year ended December 31, 2004, is presented below.

	2004 Compared to 2003
(In thousands)	Interest Income Variance	Variance Attributable to (a)
		Rate	Volume
EARNING ASSETS
Commercial loans	$(53,113)	12,402	(65,515)
Home equity loans	21,819	8,916	12,903
Residential mortgages	46,774	(17,465)	64,239
Interest-bearing deposits in banks and other earning assets	3,962	2,669	1,293

Total earning assets	$19,442	6,522	12,920

(a)	Changes that are not directly attributable to rate or volume are allocated to both rate and volume on an equal basis.

Interest Expense.    Interest expense increased to $6.9 million in 2004 from $6.5 million in 2003 due to the increase in short-term market rates paid on the collateral held on the interest rate swaps. This was partially offset by a decline in average balances of collateral.

Provision for Credit Losses.    The provision for credit losses was a benefit of $3.4 million in 2004 compared with an expense of $15.3 million in 2003. The lower provision reflects improving credit conditions and a change to a lower risk profile from 2003 as the balances in commercial loans continued to decrease due to pay-downs. Commercial loan pay-downs have been reinvested in residential loans which have a lower risk profile. The provision in 2004 included a benefit of $1.3 million related to the loan portfolio and a benefit of $2.1 million related to unfunded lending commitments.

Gain on Interest Rate Swaps.    The gain on interest rate swaps was $13.8 million in 2004 compared with a gain of $14.3 million in 2003. The slight decrease was driven by an increase in the interest rate environment in 2004. See “Interest Rate Risk Management” for additional information related to unrealized and realized gains and losses on interest rate swaps.

Loan Servicing Costs.    Loan servicing costs decreased $1.4 million to $4.7 million in 2004 due to lower average commercial loan commitments, partially offset by higher average home equity loans. Average commercial loans decreased $2.0 billion in 2004 compared with 2003, while average home equity loans increased $225.2 million in the same period. These loans are serviced by the Bank pursuant to our participation and servicing agreements which include market-based fees. For commercial loans, the fee is equal to the total committed amount of each loan multiplied by 0.025%. For home equity loans, the fee is equal to the outstanding balance of each loan multiplied by 0.050%.

Management Fees.    Management fees were $33.8 million in 2004 compared with $19.1 million in 2003 reflecting Wachovia’s increased expense base. Management fees represent reimbursements to Wachovia for general overhead expenses paid on our behalf. Wachovia charges the management fee to affiliates on a monthly basis to those that have over $10.0 million in assets and over $2.0 million in estimated annual noninterest expense. If the affiliate qualifies for an allocation, the affiliate is assessed monthly management fees based on its relative percentage of total consolidated assets and noninterest expense plus a 10% markup. In the first two months of 2003, we did not meet the monthly asset and income test.

Other Expense.    Other expense primarily consists of costs associated with foreclosures on residential properties. In 2004 and 2003, these costs were not significant.

Income Tax Expense (Benefits).    Income tax expense, which is based on the pre-tax income of WPR, our taxable REIT subsidiary, was $5.7 million in 2004 compared with $5.3 million in 2003. WPR holds our interest rate swaps and its pre-tax income in both periods reflects the gain on interest rate swaps noted above. In 2004 and 2003, WPR’s effective income tax rate was 35.33% and 35.00%, respectively.

2004 to 2003 Fourth Quarter Comparison

Wachovia Funding earned net income of $110.3 million and $83.9 million in the fourth quarter of 2004 and 2003, respectively, as the majority of the income in both quarters was earned from interest on commercial, residential and home equity loans. Average loan balances decreased 3% driven by a 24% decrease in commercial loans. This decrease was nearly offset by an increase in residential loans which increased 97% between these two periods. Net interest income increased $19.3 million, or 20%, driven by the increased balances in higher yielding residential loans and increasing interest rates on variable rate commercial loans.

The gain on interest rate swaps was $990,000 in the fourth quarter of 2004 compared with a loss on interest rate swaps of $1.9 million in the fourth quarter of 2003 reflected the impact of an increasing rate environment in the fourth quarter 2004. Management fees increased in the fourth quarter of 2004 from the fourth quarter of 2003 as a result of Wachovia’s increased expense base. Additionally, the provision for credit losses was a benefit of $3.4 million in the fourth quarter of 2004 compared with an expense of $2.7 million in the same period of 2003. This was driven by the refined methodology, changes in the composition of our loan portfolio and improving credit conditions. Income taxes were an expense of $630,000 in the fourth quarter of 2004 compared with a benefit of $591,000 in the fourth quarter of 2003, primarily as a result of a gain on interest rate swaps in the fourth quarter of 2004 compared with a loss on interest rate swaps in the fourth quarter of 2003.

2003 to 2002 Comparison

Net income available to common stockholders.    We earned net income available to common stockholders of $176.5 million in 2003 and $287.5 million in 2002. Higher net interest income was offset by higher noninterest expense and substantially increased dividend payments to holders of preferred stock.

Interest Income.    Interest income increased $179.9 million from 2002, or 86%, to $388.1 million in 2003. Interest on all commercial loans increased to $315.9 million in 2003 from $153.6 million in 2002, primarily as a result of a full year of interest in 2003 on commercial loans contributed to us in November 2002. Average commercial loans increased $5.1 billion in 2003 to $9.8 billion from $4.7 billion in 2002. Interest on residential loans increased $24.7 million, or 67%, to $61.7 million in 2003 from $37.0 million in 2002 as a result of residential mortgage loan purchases in 2002. Average residential loans increased $724.1 million in 2003 to $1.3 billion from $534.4 million in 2002. Interest income on cash invested in overnight eurodollar deposit investments decreased $7.0 million, or 40%, in 2003 to $10.5 million from $17.5 million in 2002 primarily due to the decline in short-term interest rates.

The average balances, interest income and rates related to interest-earning assets for the two years ended December 31, 2003, is presented below.

	Year Ended December 31, 2003			Year Ended December 31, 2002
(In thousands)	Average Balances	Interest Income	Interest Rates	Average Balances	Interest Income	Interest Rates
Commercial loans	$9,776,243	315,868	3.23%	$4,668,580	153,557	3.29%
Home equity loans	695,341	36,010	5.18	438,609	30,678	6.99
Residential mortgages	563,077	25,685	4.56	95,759	6,342	6.62
Interest-bearing deposits in banks and other earning assets	927,153	10,506	1.13	1,080,237	17,545	1.62

Total earning assets	$11,961,814	388,069	3.24%	$6,283,185	208,122	3.31%

The dollar amount of change in interest income related to our interest-earning assets for the year ended December 31, 2003, is presented below.

	2003 Compared to 2002
(In thousands)	Interest Income Variance	Variance Attributable to (a)
		Rate	Volume
EARNING ASSETS
Commercial loans	$162,311	(4,202)	166,513
Home equity loans	5,332	(10,294)	15,626
Residential mortgages	19,343	(6,790)	26,133
Interest-bearing deposits in banks and other earning assets	(7,039)	(4,928)	(2,111)

Total earning assets	$179,947	(26,214)	206,161

(a)	Changes that are not directly attributable to rate or volume are allocated to both rate and volume on an equal basis.

Interest Expense.    Interest expense decreased to $6.5 million in 2003 from $10.5 million in 2002 due to the decline in short-term interest rates paid on the collateral held on the interest rate swaps and the decline in the collateral.

Provision for Credit Losses.    The provision for credit losses remained relatively flat at $15.3 million in 2003 from $15.2 million in 2002. In 2003, we enhanced our allowance for loan losses methodology by developing certain allowance components that were pro-rata allocations of Wachovia’s allowance in 2002 to be specific calculations based on our loan portfolio. In particular, we developed loss rates for our home equity portfolio and we began evaluating deteriorating industries for our commercial loans. These refinements in 2003 resulted in an additional provision expense of approximately $4.0 million thereby increasing the allowance for loan losses, which was offset by a decreased provision expense of approximately $5.0 million related to lower outstandings and an increase in overall credit quality of the portfolio.

Gain on Interest Rate Swaps.    The gain on interest rate swaps decreased $61.8 million in 2003 from $76.1 million in 2002. The decrease is the result of changes in interest rates.

Loan Servicing Costs.    Loan servicing costs increased $5.1 million, to $6.1 million in 2003 from $1.0 million in 2002 due to higher average loans from the loan contributions and purchases in 2003 and 2002.

Management Fees.    Management fees were $19.1 million in 2003 compared with $7.2 million in 2002. In the first two months of 2003, we did not meet the monthly asset and income test. The higher management fees in 2003 primarily reflects loan growth which occurred largely in the second half of 2002 with the full impact of this growth realized in 2003.

Other Expense.    Other expense primarily consists of cost associated with foreclosures activity related to residential properties. In 2003 and 2002, these costs were not significant.

Income Tax (Expense) Benefit.    Income tax expense was $5.3 million in 2003, based on the $15.2 million in net income of our taxable REIT subsidiary, WPR. An income tax benefit of $57.2 million in 2002 reflected the write off of our net deferred income tax liability of $124.1 million as of December 2001, resulting from our change in tax status from a taxable corporation to a REIT. The 2002 income tax benefit is net of a deferred income tax expense of $63.4 million related to the formation of WPR in 2002.

Balance Sheet Analysis

December 31, 2004 to December 31, 2003

Total Assets.    Our assets primarily consist of commercial loans and residential loans although we have the authority to hold assets other than loans. At December 31, 2004, and December 31, 2003, total assets were $12.3 billion and $12.5 billion, respectively. At December 31, 2004 and December 31, 2003, net loans were 89% of total assets.

Loans.    Net loans decreased $228.1 million to $10.9 billion at December 31, 2004, compared with December 31, 2003, reflecting a 24% decrease in commercial loans partially offset by a 82% increase in residential loans. At December 31, 2004 and December 31, 2003, commercial loans comprised 61% and 79% of net loans, respectively. Residential loans comprised 39% and 21% of net loans at December 31, 2004 and December 31, 2003, respectively. The decrease in commercial loans was due to pay-downs in 2004 while the increase in residential loans was due to the reinvestment of pay-downs into residential loans. See the “Allowance for Loan Losses” section of “Critical Accounting Policies” and Table 2, Loan Losses and Recoveries and Past Due Loans, following “-Accounting and Regulatory Matters” for additional information.

Commercial loan maturities for the years ended December 31, 2004 and 2003, is presented below.

	Commercial and Commercial Real Estate
	December 31,
(In thousands)	2004	2003
FIXED RATE
1 year or less	$43,944	72,111
1-5 years	66,552	56,437
After 5 years	146,319	181,534

Total fixed rate	256,815	310,082

ADJUSTABLE RATE
1 year or less	1,154,576	1,405,797
1-5 years	2,923,451	4,026,663
After 5 years	2,357,010	3,080,103

Total adjustable rate	6,435,037	8,512,563

Total	$6,691,852	8,822,645

Allowance for Loan Losses.    The allowance for loan losses decreased $4.3 million from December 31, 2003, to $99.9 million at December 31, 2004. The decrease reflects changes in the composition of our loan portfolio and the resulting lower risk profile as well as improving credit conditions. The impact of these changes was partially offset by an increase as a result of the refinement in the methodologies used in determining certain components of the allowance, which is discussed further in the “Critical Accounting Policies” section.

The reserve for unfunded lending commitments, which is included in other liabilities, was $728,000 at December 31, 2004, and declined $2.1 million in 2004. The decline was primarily related to declining outstanding commitments in our commercial loan portfolio.

The allowance for credit losses, which includes both the allowance for loan losses and the reserve for unfunded lending commitments, amounted to $100.7 million at December 31, 2004, compared with $107.0 million at December 31, 2003.

See Table 2 following “—Accounting and Regulatory Matters” for additional information related to the allowance for loan losses.

Interest Rate Swaps.    Interest rate swaps decreased to $459.8 million at December 31, 2004, from $519.0 million at December 31, 2003, which represents the fair value of our net position in interest rate swaps. The fair value decreases during a rising interest rate environment and as cash is received.

Accounts Receivable/Payable—Affiliates, Net.    Net accounts receivable from affiliates was $39.9 million at December 31, 2004, compared with net accounts payable to affiliates of $149.2 million at December 31, 2003, as a result of intercompany cash transactions related to net loan paydowns, interest receipts and funding.

Collateral Held on Interest Rate Swaps.    Collateral held on interest rate swaps decreased to $458.3 million at December 31, 2004, from $519.5 million at December 31, 2003, reflecting the decline in the fair value of the interest rate swaps.

Commitments

Our commercial loan relationships include unfunded loan commitments that are provided in the normal course of business. For commercial borrowers, loan commitments generally take the form of revolving credit arrangements to finance customers’ working capital requirements. These instruments are not recorded on the balance sheet until funds are advanced under the commitment. For lending commitments, the contractual amount of a commitment represents the maximum potential credit risk if the entire commitment is funded and the borrower does not perform according to the terms of the contract. A large majority of these commitments expire without being funded, and accordingly, total contractual amounts are not representative of our actual future credit exposure or liquidity requirements. The “—Risk Governance and Administration—Credit Risk Management” section describes how Wachovia, as owner of the Bank which originates and services the loans, manages credit risk when extending credit.

Loan commitments create credit risk in the event that the counterparty draws on the commitment and subsequently fails to perform under the terms of the lending agreement. This risk is incorporated into an overall evaluation of credit risk and to the extent necessary, reserves are recorded on these commitments. Uncertainties around the timing and amount of funding under these commitments may create liquidity risk. The “—Risk Governance and Administration—Liquidity Risk Management” section describes the way we manage liquidity and fund these commitments, to the extent funding is required. At December 31, 2004 and 2003, unfunded commitments to extend credit were $1.1 billion and $1.3 billion, respectively. The decrease in unfunded commitments was largely due to the paydown of commercial loans.

Liquidity and Capital Resources

Our internal sources of liquidity generally include cash generated from our operations and principal repaid on loans. In addition, any necessary liquidity could be obtained by drawing on the line of credit that we have with the Bank. Under the terms of that facility, we can borrow up to $2.0 billion under a revolving demand note at a rate of interest equal to the federal funds rate. Further, we could issue additional common or preferred stock, subject to any pre-approval rights of our shareholders. We believe that our existing sources of liquidity are sufficient to meet our funding needs.

Risk Governance and Administration

Credit Risk Management

Credit risk is the risk of loss due to adverse changes in a borrower’s ability to meet its financial obligations under agreed upon terms. We incur credit risk by investing in lending and lending-related assets. The nature and amount of credit risk depends on the types of transactions, the structure of those transactions and the parties involved. Credit risk is central to the profit strategy in lending. Since our assets are currently primarily loans originated by the Bank, which is a subsidiary of Wachovia, the following is a discussion of Wachovia’s credit risk management strategies.

Credit risk is managed through a combination of policies and procedures and authorities that are tracked and regularly updated in a centralized database. Wachovia’s board of directors granted credit authority to the chief executive officer, who in turn, has delegated that authority to the chief risk officer. Certain authorities are further delegated through the independent risk management organization. Most officers who are authorized to approve credit exposure are in the risk management organization, are experienced in the industries and loan structures over which they have responsibility, and are independent of the officers who are responsible for generating new business.

The maximum level of credit exposure to individual commercial borrowers or a related group of borrowers is limited by policy guidelines approved by Wachovia’s Credit Risk Committee. These guidelines are based on the default probabilities associated with the credit facilities extended to each borrower as well as on the economic capital associated with them.

Concentration risk is also managed through geographic and industry diversification and loan quality factors. Wachovia’s Credit Risk Committee approves industry concentration and country exposure limits.

Commercial Credit.    All commercial loans are assigned internal risk ratings reflecting the probability of the borrower defaulting on any obligation and the probable loss in the event of a default.

Commercial credit extensions are also evaluated using a Risk Adjusted Return on Capital (“RAROC”) model that considers pricing, internal risk ratings, loan structure and tenor, among other variables. This produces a risk and return analysis, enabling the efficient use of economic capital attributable to credit risk. The same credit processes and checks and balances are used for unfunded commitments as well as for funded exposures.

The portfolio management group within the risk management organization calculates economic capital for all credit risk assets. As part of their annual capital level review, this group analyzes factors that are used to determine the amount of economic capital needed to support credit risk in the loan portfolio. The economic capital methodologies for credit risk are reviewed and approved by Wachovia’s RAROC Advisory Committee, a subcommittee of Wachovia’s Asset and Liability Committee.

The Credit Risk Review unit is an independent unit that performs risk process reviews and evaluates a representative sample of credit extensions after the fact. Credit Risk Review has the authority to change internal risk ratings and is responsible for assessing the adequacy of credit underwriting and servicing practices. This unit reports directly to the Risk Committee of the Wachovia board of directors.

Credit approvals are based, among other factors, on the financial strength of the borrower, assessment of the borrower’s management, industry sector trends, the type of exposure, the transaction structure and the general economic outlook. There are two processes for approving credit risk exposures. The first involves standard approval structures for use in retail, certain small business lending and most trading activities. The second, and more prevalent approach, involves individual approval of exposures consistent with the authority delegated to officers experienced in the industries and loan structures over which they have responsibility.

In commercial lending, servicing of credit exposure is dependent on the risk of the borrower, or a particular loan, or both, and can be as often as weekly or only annually. Some term loans having characteristics similar to retail loans are monitored for delinquencies only. In general, quarterly or semiannual servicing is normal for all significant exposures. The internal risk ratings are confirmed with each major servicing event.

Borrower exposures may be designated as “watch list” accounts when warranted by either environmental factors or individual company performance. Such accounts are subjected to additional review by the business line management, risk management and credit risk review staff, and Wachovia’s chief risk officer in order to adequately assess the borrower’s credit status and to take appropriate action. In addition, projections of both nonperforming assets and losses for future quarters are performed monthly. Wachovia has also established special teams composed of highly skilled and experienced lenders to manage problem credits. These teams handle commercial recoveries, workouts and problem loan sales.

Commercial credit checks and balances, the independence of risk management functions and specialized processes are all designed to avoid problems where possible and to recognize and address problems early in the cycle when they do occur.

Retail Credit.    In retail lending, Wachovia manages credit risk primarily from a portfolio view. The risk management division, working with the line of business, determines the appropriate risk and return profile for each portfolio, using a variety of tools including quantitative models and scorecards tailored to meet Wachovia’s specific needs.

By incorporating these models and policies into computer programs or “decisioning engines,” much of the underwriting is automated. Once a line of credit or other retail loan is extended, it is included in the overall portfolio, which is continuously monitored for changes in delinquency trends and other asset quality indicators. Delinquency action on individual credits is taken monthly or as needed if collection efforts are necessary. The independent credit risk review unit also has a retail component to ensure adequacy and timeliness of retail credit processes. The portfolio management group also calculates economic capital for retail credit assets.

To the extent that we acquire loans or participation interests in loans from unaffiliated third parties in the future, we intend to follow substantially similar credit risk management strategies as Wachovia.

Concentration of Credit Risk

Concentration of credit risk generally arises with respect to our loans when a significant number of underlying loans have borrowers that engage in similar business activities or activities in the same geographical region. Concentration of credit risk indicates the relative sensitivity of performance to both positive and negative developments affecting a particular industry. By the nature of Wachovia Funding’s status as a REIT, the composition of the loans underlying the participation interests are highly concentrated in real estate. Underlying loans are concentrated primarily in North Carolina, New Jersey and Florida.

Interest Rate Risk Management

Interest rate risk is the sensitivity of earnings to changes in interest rates. Our income consists primarily of interest income on our variable rate loans. In a declining rate environment, we may experience a reduction in interest income on our loan portfolio and a corresponding decrease in funds available to be distributed to our stockholders. The reduction in interest income may result from downward adjustments of the indices upon which the interest rates on loans are based and from prepayments of loans with fixed interest rates, resulting in reinvestment of the proceeds in lower yielding assets. In December 2001, the Bank contributed receive-fixed interest rate swaps to us in exchange for common stock. Subsequent to the contribution, we entered into pay-fixed interest rate swaps that serve as an economic hedge to the receive-fixed interest rate swaps. Currently, we do not expect to enter into additional derivative transactions.

At December 31, 2004, approximately 24% of the loans in our portfolio had fixed interest rates. Such loans tend to increase our interest rate risk. We monitor the rate sensitivity of assets acquired. Our methods for evaluating interest rate risk include an analysis of interest-rate sensitivity “gap”, which is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds interest rate-sensitive assets.

During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. Because different types of assets and liabilities with the same or similar maturities may react differently to changes in overall market rates or conditions, changes in interest rates may affect net interest income positively or negatively even if an institution is perfectly matched in each maturity category.

At December 31, 2004, $9.3 billion, or 76% of our assets, had variable interest rates and could be expected to reprice with changes in interest rates. At December 31, 2004, our liabilities were $555.0 million, or 5% of our assets, while stockholders’ equity was $11.8 billion, or 95% of our assets. This positive gap between our assets and liabilities indicates that an increase in interest rates would result in an increase in net interest income and a decrease in interest rates would result in a decrease in net interest income.

Our rate-sensitive assets and liabilities at December 31, 2004, are presented below. Assets that immediately reprice are placed in the overnight column. The allowance for loan losses is not included in loans. The fair value of the $2.6 billion of fixed rate loans and loan participations approximated their carrying amounts at December 31, 2004. The fair value of the $8.3 billion of variable rate loans and loan participations was approximately $8.2 billion at December 31, 2004.

	December 31, 2004
(In thousands)	Overnight	Within One Year	One to Three Years	Three to Five Years	Over Five Years	Total
RATE-SENSITIVE ASSETS
Interest-bearing deposits in banks	$882,994	—	—	—	—	882,994
Loans and loan participations
Fixed rate	160	46,136	36,522	99,858	2,390,633	2,573,309
Variable rate	—	1,154,598	1,735,471	1,192,263	4,260,478	8,342,810

Total rate-sensitive assets	$883,154	1,200,734	1,771,993	1,292,121	6,651,111	11,799,113

Total rate-sensitive liabilities	$458,265	—	—	—	—	458,265

We account for derivative financial instruments in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as subsequently amended by SFAS 137, SFAS 138 and SFAS 149, which establishes accounting and reporting standards for derivatives and hedging activities. Under SFAS 133, all our derivatives (currently consisting of interest rate swaps) are recorded at fair value in the balance sheets. When we have more than one transaction with a counterparty and there is a legally enforceable master netting agreement between the parties, the net of the gain and loss positions are recorded as an asset or a liability on our consolidated balance sheets. Realized and unrealized gains and losses are recorded as a net gain or loss on interest rate swaps on our consolidated statements of operations.

In December 2001, the Bank contributed receive-fixed interest rate swaps with a notional amount of $4.25 billion and a fair value of $673.0 million to us in exchange for common stock. The unaffiliated counterparty to the receive-fixed interest rate swaps provided cash collateral to us. We pay interest to the counterparty on the collateral at a short-term interest rate. After the contribution of the receive-fixed interest rate swaps, but prior to December 31, 2001, we entered into pay-fixed interest rate swaps with a notional amount of $4.25 billion that serve as an economic hedge of the contributed swaps. All interest rate swaps are transacted with the same unaffiliated third party.

At December 31, 2004, our position in interest rate swaps was an asset of $825.0 million and a liability of $365.2 million, which is recorded net on our consolidated balance sheet at fair value. The following table presents interest rate swap maturities.

	December 31, 2004
(In thousands)	1 Year or Less	1-2 Years	2-5 Years	5-10 Years	After 10 Years	Total
INTEREST RATE SWAP ASSETS
Notional amount	$—	150,000	—	4,100,000	—	4,250,000
Weighted average receive rate (a)	—%	6.10	—	7.45	—	7.41
Weighted average pay rate (a)	—%	1.92	—	2.50	—	2.48
INTEREST RATE SWAP LIABILITIES
Notional amount	$—	150,000	—	4,100,000	—	4,250,000
Weighted average receive rate (a)	—%	1.92	—	2.50	—	2.48
Weighted average pay rate (a)	—%	4.84	—	5.72	—	5.69

(a)	All the interest rate swaps have variable pay or receive rates based on three- or six-month LIBOR, and they are the pay or receive rates in effect at December 31, 2004.

Market Risk Management

Market risk is the risk of loss from adverse changes in market prices and interest rates. Market risk arises primarily from interest rate risk inherent in lending, investment in derivative financial instruments and borrowing activities.

At December 31, 2004, our receive-fixed interest rate swaps with a notional amount of $4.25 billion had a weighted average maturity of 7.24 years, weighted average receive rate of 7.41% and weighted average pay rate of 2.48%. Our pay-fixed interest rate swaps with a notional amount of $4.25 billion had a weighted average maturity of 7.24 years, weighted average receive rate of 2.48% and weighted average pay rate of 5.69% at December 31, 2004. All the interest rate swaps have variable pay or receive rates based on three- or six-month LIBOR, and they are the pay or receive rates in effect at December 31, 2004.

Due to the difference in fixed rates in our interest rate swaps, volatility is expected given certain interest rate fluctuations. If market rates were to decrease 100 basis points or 200 basis points, we would recognize short-term net gains on our interest rate swaps of $17.5 million or $35.9 million, respectively. If market rates were to increase 100 basis points or 200 basis points, we would recognize short-term net losses on our interest rate swaps of $16.6 million or $32.2 million, respectively. These short-term fluctuations will eventually offset over the life of the interest rate swaps when held to maturity, with no change in cash flow occurring for the net positions. The changes in value of the net swap positions were calculated under the assumption there was a parallel shift in the LIBOR curve using 100 basis point and 200 basis point shifts, respectively.

Operational Risk Management

Operational risk is the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. Our assets are primarily loans originated by the Bank, and since we rely on servicing, which includes delegating servicing to third parties in some circumstances, and administrative services from Wachovia or its affiliates, the following is a discussion of Wachovia’s operational risk management strategies. This risk is inherent in all of Wachovia’s businesses.

The financial services industry is in the early stages of developing a comprehensive and enterprise-wide framework for organizational structure, processes, and technologies to manage and measure operational risk. Wachovia recognized the need to establish operational risk as a distinct risk when it revised its economic capital models in 2000. Quantification of operational risk is challenging and highly complex, and Wachovia has devoted significant resources to refining their framework and models. Wachovia believes that proactive management of operational risk is a competitive advantage due to lower earnings volatility, greater customer satisfaction and enhanced reputation.

Operational risk is divided into the following functional risk areas: vendor risk, compliance, technology, financial, fiduciary, human capital, business continuity planning, legal, change and implementation risk, and internal and external fraud. In addition to Wachovia’s governance process, Wachovia devotes significant emphasis and resources to continuous refinement of processes and tools that aid us in proactive identification and management of material operational risks. Additionally, Wachovia focuses on training, education and development of a risk management culture that reinforces the message that all employees are responsible for the management of operational risk.

The enterprise-wide operational risk team reporting to the chief risk officer is composed of professionals who work with business line and risk management resources to deploy and improve operational risk management competencies, processes and technologies. Additionally, this group is responsible for corporate operational risk governance and information reporting to executive management and to Wachovia’s board of directors, including its Audit Committee and the Risk Committee.

To further strengthen our risk management governance processes and structure, Wachovia has developed several enterprise-wide policies covering governance, risk and control self-assessment, loss collection, and economic and regulatory capital. In 2003, Wachovia selected a technology platform to improve the efficiency and consistency of risks, controls, and loss data collection and reporting. Additionally, Wachovia has reorganized the compliance function to enhance its independence. All business line compliance resources now report centrally to the risk management division under the leadership of Wachovia’s chief compliance officer.

Wachovia has also focused on operational risks such as business continuity, reliance on vendors and privacy/information security. These risks are not unique to Wachovia and are inherent in the financial services industry.

The management of business continuity and availability risk includes consideration of the people, processes and technologies that support the day-to-day operations, as well as specific contingency plans for business disruptions such as natural disasters, terrorism or failure of systems. Wachovia manages this risk by developing business continuity plans and periodic testing and validation.

Vendor risks include the strategic, reputation, financial, compliance or transaction impact that might result from reliance on third-party vendors and alliance partners for delivery of services to our customers. Wachovia manages this risk by performing both initial and periodic assessments of each third-party relationship to ensure that the delivery of products and services to our customers is not negatively affected. Additionally, Wachovia requires that service providers implement appropriate measures to meet the objectives of our security guidelines. Wachovia continues to refine its governance structure, processes and training in order to manage this risk more effectively.

Privacy and information security risks include threats of improper access to data and threats to the integrity of data. Wachovia manages this risk by using a comprehensive information security program that includes administrative, technical and physical safeguards for customer records and information. This program requires periodic training of employees and the continual enhancement of security tools and processes. The security systems use the most current technologies such as firewalls, intrusion detection and encryption. These security systems are also subject to periodic internal and external testing.

Liquidity Risk Management

Liquidity risk involves the risk of being unable to fund assets with the appropriate duration and rate-based liabilities, as well as the risk of not being able to meet unexpected cash needs. Liquidity planning and management are necessary to ensure we maintain the ability to fund operations cost-effectively and to meet current and future potential obligations. In managing liquidity, we take into account various legal limitations placed on us.

Our principal liquidity needs are to pay operating expenses and dividends, fund commitments under our loans, and acquire additional participation interests as the underlying loans mature or prepay. Operating expenses and dividends are expected to be funded through cash generated by operations, while funding commitments and the acquisition of additional participation interests in loans is intended to be funded with the proceeds obtained from repayment of principal balances by individual borrowers. We do not have and do not anticipate having any material capital expenditures.

To the extent that our board of directors determines that additional funding is required, we may raise funds through additional equity offerings, debt financings, retention of cash flow or a combination of these methods. However, any cash flow retention must be consistent with the provisions of the Code requiring the distribution by a REIT of at least 90% of its REIT taxable income, excluding capital gains, and must take into account taxes that would be imposed on undistributed income. In addition, any necessary liquidity could be obtained by drawing on the line of credit that we have with the Bank. Under the terms of that facility, we can borrow up to $2.0 billion under a revolving demand note at a rate of interest equal to the federal funds rate.

At December 31, 2004, our liabilities principally consist of cash collateral held on the interest rate swaps. Our certificate of incorporation does not contain any limitation on the amount or percentage of debt, funded or otherwise, we may incur, except the incurrence of debt for borrowed money or our guarantee of debt for borrowed money in excess of amounts borrowed or guaranteed. However, as part of issuing our Series A preferred securities, we have a covenant in which we agree not to incur indebtedness over 20% of our stockholders’ equity unless approved by two-thirds of the Series A preferred securities, voting as a separate class.

Financial Disclosure

As a subsidiary of Wachovia, we are a part of Wachovia’s internal control procedures that include internal controls over financial reporting, which generally includes those controls relating to the preparation of our financial statements in conformity with U.S. generally accepted accounting principles. The following is a discussion of Wachovia’s process of maintaining and evaluating internal controls over financial reporting. Wachovia’s general process of maintaining and evaluating internal controls over financial reporting also includes maintaining and evaluating internal controls over the financial reporting of Wachovia Funding. Wachovia is subject to the internal control reporting and attestation requirements of the Federal Deposit Insurance Corporation Improvement Act, and therefore, it is very familiar with the process of maintaining and evaluating its internal controls over financial reporting. Wachovia’s management, including certain of its executive officers who are also executive officers of Wachovia Funding (see “Item I. Business—Employees “), are also focused on “disclosure controls and procedures,” which as defined by the SEC, are generally those controls and procedures designed to ensure that financial and non-financial information required to be disclosed in reports filed with the SEC is reported within the time periods specified in the SEC’s rules and forms, and that such information is communicated to management, including Wachovia’s chief executive officer and chief financial officer, who are also the chief executive officer and chief financial officer of Wachovia Funding, respectively, as appropriate, to allow timely decisions regarding required disclosure.

Wachovia’s disclosure committee, which includes senior representatives of Wachovia from its treasury, accounting and investor relations departments, as well as its four core business segments, the General Bank, Capital Management, Wealth Management, and the Corporate and Investment Bank, assists its senior management in the oversight of the accuracy and timeliness of the disclosures, as well as implementing and evaluating the overall disclosure process. As part of Wachovia’s disclosure process, accounting representatives of its finance division and representatives from its four core business segments prepare and review monthly, quarterly and annual financial reports, which also are reviewed by each of the business segment’s chief financial officers and senior management. Accounting representatives in Wachovia’s finance division also conduct further reviews with the senior management team, other appropriate personnel involved in the disclosure process, including Wachovia’s disclosure committee and Wachovia’s internal auditors, and Wachovia’s external auditors, who are also our external auditors, and counsel, as appropriate. Similar reviews are undertaken with respect to our disclosure process. Wachovia’s financial results and other financial information are also reviewed with the Audit Committee of Wachovia’s board of directors on a quarterly basis. Our financial results and other financial information are also reviewed with the Audit & Compliance Committee of our board of directors on a quarterly basis. In addition, representatives of Wachovia’s finance division meet with representatives of the primary federal banking regulators on a quarterly basis to review, among other things, Wachovia’s income statement and balance sheet trends, any significant or unusual transactions, changes in or adoption of significant accounting policies, and other significant non-financial data, as identified by Wachovia’s representatives. Wachovia’s chief executive officer and chief financial officer also meet with the federal banking regulators on a semiannual basis. As required by applicable regulatory requirements, Wachovia’s chief executive officer and the chief financial officer, who are also the chief executive officer and the chief financial officer of Wachovia Funding, respectively, review and make various certifications regarding the accuracy of Wachovia’s and Wachovia Funding’s periodic public reports filed with the SEC and Wachovia’s and Wachovia Funding’s disclosure controls and procedures and internal controls over financial reporting. With the assistance of its disclosure committee, Wachovia will continue to assess and monitor the disclosure controls and procedures of Wachovia and Wachovia Funding and will make refinements as necessary.

Transactions with Related Parties

We are subject to certain income and expense allocations from affiliated parties for various services received. In addition, we enter into transactions with affiliated parties in the normal course of business. The nature of the transactions with affiliated parties is discussed below. Further information, including amounts involved, is presented in Note 6 to Notes to Consolidated Financial Statements.

The Bank services our loans on our behalf, which includes delegating servicing to third parties in the case of residential mortgage loans. We are subject to Wachovia’s management fee policy and are allocated a monthly fee from Wachovia for general overhead expenses paid on our behalf if we meet certain asset and expense criteria. We met these criteria in 2004 and for certain months in 2003, and expect to continue to meet these criteria in the future and therefore expect that we will continue to incur management fee expense. We also have a swap servicing and fee arrangement with the Bank, whereby the Bank provides operations, back office, book entry, record keeping and valuation services related to our interest rate swaps, for which we pay a fee to the Bank as discussed in Results of Operations.

Eurodollar deposit investments with the Bank are our primary cash management vehicle. In each of the years in the three-year period ended in 2004, we entered into certain loan participations with affiliates and are allocated a portion of all income associated with these loans.

The Bank acts as our collateral custodian in connection with collateral pledged to us related to our interest rate swaps. For this service, we pay the Bank a fee based on the value of the collateral. In addition, the Bank is permitted to rehypothecate and use as its own the collateral held by the Bank as our custodian. The Bank pays us a fee based on the value of the collateral involved for this right. The Bank also provides a guaranty of our obligations under the interest rate swaps when the swaps are in a net payable position, for which we pay a monthly fee based on the absolute value of the net notional amount of the interest rate swaps.

Accounting and Regulatory Matters

The following information addresses new or proposed accounting pronouncements related to our industry as well as legislation that has had a significant impact on our industry.

Purchased Loans.    In December 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position (“SOP 03-3”), Accounting for Certain Loans or Debt Securities Acquired in a Transfer, which addresses the accounting for differences between contractual cash flows and expected cash flows for loans acquired in a transfer when those differences are attributable at least in part to credit quality. The scope of SOP 03-3 includes loans where there is evidence of deterioration in credit quality since origination, and includes loans acquired individually, in pools or as part of a business combination. Under this SOP, the difference between expected cash flows and the purchase price is accreted as an adjustment to yield over the life of the acquired loans; the difference between contractual cash flows and expected cash flows is not subject to accretion. The SOP is effective for loans acquired beginning in 2005, with early adoption encouraged. We do not believe adoption of this SOP will have a material impact on our consolidated financial position or results of operations.

Regulatory Matters.    Various legislative and regulatory proposals concerning the financial services industry are pending in Congress, the legislatures in states in which we conduct operations and before various regulatory agencies that supervise our operations. Given the uncertainty of the legislative and regulatory process, we cannot assess the impact of any such legislation or regulations on our consolidated financial condition or results of operations.

Table 1    PERFORMANCE AND DIVIDEND PAYOUT RATIOS

	Years Ended December 31,
	2004	2003	2002
RATIOS
Return on assets	3.02%	2.78	4.22
Return on stockholders’ equity	3.16	2.95	4.90
Stockholders’ equity to assets	95.38	94.25	86.25
Dividend payout ratio	96.76%	114.34	27.26

Table 2    LOAN LOSSES AND RECOVERIES AND PAST DUE LOANS

	Years Ended December 31,
(In thousands)	2004	2003	2002
ALLOWANCE FOR LOAN LOSSES
Balance, beginning of year	$104,201	104,737	36,046
Provision for credit losses	(1,290)	14,038	14,739
Allowance relating to loans sold	(543)	(1,389)	(2,005)
Allowance related to loans contributed from the Bank	—	—	63,895
Net charge-offs	(2,436)	(13,185)	(7,938)

Balance, end of year	$99,932	104,201	104,737

LOAN LOSSES
Commercial and commercial real estate loans	$437	6,852	1,124
Residential mortgages	308	50	—
Home equity	4,496	7,292	7,213

Total loan losses	5,241	14,194	8,337

LOAN RECOVERIES
Commercial and commercial real estate loans	2,242	705	—
Residential mortgages	—	—	—
Home equity	563	304	399

Total loan recoveries	2,805	1,009	399

Net charge-offs	$2,436	13,185	7,938

Total net charge-offs as % of average loans, net	0.02%	0.12	0.15

Accruing loans past due 90 days	$10,562	21,563	3,182

Table 3    RESERVE FOR UNFUNDED LENDING COMMITMENTS

	Years Ended December 31,
(In thousands)	2004	2003	2002
Balance, beginning of year	$2,828	1,588	1,112
Provision for credit losses	(2,100)	1,240	476

Balance, end of year	$728	2,828	1,588

Table 4    ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES (a)

	December 31,
	2004		2003		2002		2001
(In thousands)	Amt.	Loans % of Total Loans	Amt.	Loans % of Total Loans	Amt.	Loans % of Total Loans	Amt.	Loans % of Total Loans
Commercial loans	$83,621	61%	$56,901	79%	$69,322	90%	$21,539	91%
Residential mortgages	4,162	19	6,835	17	395	1	87	2
Home equity loans	12,149	20	1,637	4	1,969	9	2,068	7
Unallocated	—	—	38,828	—	33,051	—	12,352	—

Total	$99,932	100%	$104,201	100%	$104,737	100%	$36,046	100%

(a)	In 2004, we reclassified the reserve for unfunded lending commitments from the allowance for loan losses to other liabilities. Amounts presented prior to 2004 have been reclassified to conform to the presentation in 2004. More information is in Note 3 to “Notes to Consolidated Financial Statements”. In addition, in 2004 the allowance for loan losses model was refined to better align its methodology with the current framework for analyzing credit risk. As a result, it is anticipated that the unallocated component of the allowance for loan losses will generally not exceed 5 percent of the total allowance for loan losses. The allocation of the allowance for loan losses for years prior to 2004 has not been restated to reflect the 2004 refinements to the allowance for loan losses model.

Item 7A.    Quantitative and Qualitative Disclosures About Market Risk.

Information required by this Item 7A is set forth in Item 7 under the caption “Risk Governance and Administration”.

Item 8.    Financial Statements and Supplementary Data.

The following consolidated financial statements of Wachovia Funding and its subsidiaries at December 31, 2004, are included in this report at the pages indicated:

Item 9.    Changes In and Disagreements with Accountants on Accounting and Financial Disclosure.

Not applicable.

Item 9A.    Controls and Procedures.

As of December 31, 2004, the end of the period covered by this Annual Report on Form 10-K, Wachovia Funding’s management, including Wachovia Funding’s Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e) under the

Securities Exchange Act of 1934). Based upon that evaluation, Wachovia Funding’s Chief Executive Officer and Chief Financial Officer each concluded that as of December 31, 2004, the end of the period covered by this Annual Report on Form 10-K, Wachovia Funding maintained effective disclosure controls and procedures. In addition, no change in our internal control over financial reporting (as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934) occurred during the fourth quarter of our fiscal year ended December 31, 2004, that has materially affected, or is reasonably likely to materially affect, Wachovia Funding’s internal control over financial reporting.

Item 9B.	Other Information

Not applicable.

PART III

Item 10.    Directors and Executive Officers of the Registrant.

Executive Officers

We currently have two executive officers. Our executive officers are also executive officers of Wachovia. G. Kennedy Thompson has been our Chief Executive Officer since November 2002 and Robert P. Kelly has been our Chief Financial Officer since November 2002. We estimate that our executive officers devote less than 5% of their time to managing our business. The names of our executive officers, their ages, their positions with Wachovia and their business experience during the past five years, are as follows:

G. Kennedy Thompson (54).    Chairman, since February 2003, Chief Executive Officer, since April 2000, and President, since December 1999, of Wachovia. Previously, Chairman, from March 2001 to September 2001; and Vice Chairman, prior to December 1999, of Wachovia. Also, a director of Wachovia and Florida Rock Industries, Inc.

Robert P. Kelly (51).    Senior Executive Vice President and Chief Financial Officer of Wachovia since September 2001. Previously, Executive Vice President and Chief Financial Officer of Wachovia, from November 2000 to September 2001; and Vice Chairman-Group Office of Toronto Dominion Bank from February 2000 to July 2000, and Vice Chairman-Retail Banking prior to February 2000, of Toronto Dominion Bank.

None of our executive officers owns any shares of our capital stock.

Directors

We currently have four directors. One of our directors, G. Kennedy Thompson, is also an executive officer and director of Wachovia. The names of our directors, their ages, their positions with Wachovia Funding, Wachovia and/or their business experience during the past five years, are as follows:

James E. Alward (61).    Retired since June 1998. Previously, Vice President of Taxes, CVS Corporation, a national retail drug store chain. Director since 2002.

Joel J. Griffin (58).    Chairman, The Griffin Company, Atlanta, Georgia, a real estate development, marketing, brokerage and construction services business. Director since 2002.

Charles F. Jones (50).    Chief Executive Officer, Tricore Chemical, Inc., Atlanta, Georgia, a chemical reseller and distributor. Director since 2002.

G. Kennedy Thompson (54).    Chairman, since February 2003, Chief Executive Officer, since April 2000, and President, since December 1999, of Wachovia. Previously, Chairman, from March 2001 to September 2001; and Vice Chairman, prior to December 1999, of Wachovia. Director since 2002. Also, a director of Wachovia and Florida Rock Industries, Inc.

Messrs. Alward, Griffin and Jones are our Independent Directors, as discussed below under “—Independent Directors”. Each of our directors will serve until their successors are duly elected and qualified.

None of the members of our board of directors owns any shares of our capital stock.

Independent Directors

Our certificate of incorporation requires that, so long as any Series A preferred securities are outstanding, certain actions by us must be approved by a majority of our Independent Directors satisfying the definition of being “independent” as set forth in the corporate governance standards of the NYSE. We currently have three Independent Directors.

Audit & Compliance Committee

We have an Audit & Compliance Committee consisting of Messrs. Alward (Chair), Griffin and Jones, our three Independent Directors.

The primary purpose of the Audit & Compliance Committee is to assist our board of directors in its oversight of internal controls, the consolidated financial statements and the audit process. To that end, the Committee shall:

•	retain and terminate our independent certified public accountants;

•	review reports prepared by management and the independent certified public accountants on systems of internal control and the audit and compliance process; and

•	review the consolidated financial statements, which are prepared by management and audited by the independent certified public accountants.

Our board of directors has determined that at least one member of the Audit & Compliance Committee qualifies as an audit committee financial expert within the meaning of SEC rules and regulations, and has designated Mr. Alward, the Chair of the Committee, as the audit committee financial expert.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the affiliates, directors and executive officers subject to that Section to file reports with the SEC and the NYSE relating to their ownership of Wachovia Funding Series A preferred securities and any changes in that ownership. To our knowledge, based solely on a review of copies of the reports that we received and written representations from the individuals required to file the reports, during the year ended December 31, 2004, all Section 16(a) reports applicable to affiliates, directors and executive officers were filed on a timely basis.

Code of Ethics

Wachovia has had a written code of conduct for many years. In 2003, the code, which applies to Wachovia’s directors and employees, including Wachovia’s Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the code. The Code of Conduct & Ethics is available on Wachovia’s website at www.wachovia.com under the tab “Inside Wachovia—Investor Relations” and then under the heading “Corporate Governance—Code of Conduct & Ethics”, and is available in print to any shareholder who requests it by contacting Wachovia at: Investor Relations, Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288-0206, or by telephone at (704) 374-6782. Wachovia intends to post any amendments to or waivers of its Code of Conduct & Ethics (to the extent applicable to Wachovia’s Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer) at this location on its website.

Item 11.    Executive Compensation.

Neither of our executive officers, G. Kennedy Thompson and Robert P. Kelly, receives any compensation from Wachovia Funding. Messrs. Thompson and Kelly are also executive officers of Wachovia, which pays all of their compensation. This item contains information about Messrs. Thompson and Kelly’s compensation for 2004 that was paid by Wachovia.

Executive Compensation

The following information relates to compensation paid or payable to Wachovia Funding’s current Chief Executive Officer and President, G. Kennedy Thompson, and our other executive officer, Robert P. Kelly, who were serving as such at December 31, 2004 (collectively, the “Named Officers”).

Summary Compensation Table

The following table sets forth for the Named Officers: (i) their name and principal position on December 31, 2004 (column (a)); (ii) years covered (column (b)); (iii) annual compensation (columns (c), (d) and (e)), including (A) base salary (column (c)), (B) bonus (column (d)), and (C) other annual compensation not properly categorized as salary or bonus (column (e)); (iv) long-term compensation (columns (f) and (g)), including (A) the dollar value of any award of restricted stock (calculated by multiplying the closing sale price of the common stock on the date of grant by the number of shares awarded) (column (f)), and (B) the sum of the number of stock options granted (column (g)); and (v) all other compensation for the covered year that we believe could not be properly reported in any other column of the table (column (h)).

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name and Position	Year	Salary ($)(1)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Awards ($)(3)	Securities Underlying Options/SARs (#)(4)	All Other Compensation ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
G. Kennedy Thompson President and CEO	2004 2003 2002	1,000,000 1,000,000 1,000,000	7,000,000 5,250,000 3,750,000	195,744 177,252 111,603	5,051,522 3,142,773 2,832,662	419,048 593,724 678,120	96,640 177,014 191,264

Robert P. Kelly Senior Executive Vice President and Chief Financial Officer	2004 2003 2002	550,000 500,000 500,000	2,500,000 2,000,000 1,175,000	169,387 84,165 51,208	2,104,846 879,979 708,175	104,762 166,243 169,530	43,923 40,418 33,220

(1)	Amounts include dollars deferred by the Named Officers under Wachovia’s deferred compensation plans. Participants in those plans may defer receipt of portions of their salary and/or annual incentive payments into investment accounts. Participants make investment elections for their deferrals from a group of investment options similar to those available to participants in Wachovia’s 401(k) savings plan, excluding an investment option in Wachovia common stock. The deferral account balances increase or decrease in value based on the performance of the investments selected by the participants. At the election of the participants in such plans, account balances are paid in a lump sum or in ten annual installments upon termination of employment due to death, disability or retirement, except in the event of a “change in control” of Wachovia where the successor or acquiring corporation does not elect to continue such plans, in which case such balances are to be paid in a lump sum. A nonqualified retirement trust has been established to fund certain nonqualified benefit plans, including our deferred compensation plans. Prior to a “change in control” of Wachovia, benefits are paid from the trust only upon our direction. Upon the occurrence of a “change in control”, we are required to contribute an amount to the trust sufficient to pay the benefits required to be paid under such plans as of the date on which the “change in control” occurs.
(2)

Represents reimbursement for (i) payment of taxes, and (ii) personal benefits, if the personal benefits exceed the lesser of $50,000 or 10% of the total of the amounts in columns (c) and (d). Personal benefits for a Named Officer which exceeded 25% of the Named Officer’s total personal benefits in 2004 that totaled $50,000 in 2004 were as follows:

	Thompson	Kelly
Expense allowance	$90,000	42,000
Amounts paid for supplemental life insurance benefits*	56,850	99,348
Value of financial planning	20,000	15,000

*	In 2003, Wachovia terminated split-dollar life insurance agreements with its executive officers. Following such terminations, Wachovia received its interest in the related life insurance policies under those agreements. These amounts reflect payments made by Wachovia in 2004 to compensate the applicable executive for the cost of obtaining and maintaining personal supplemental life insurance benefits in lieu of those split-dollar life insurance arrangements.

(3)	The aggregate number of shares of restricted Wachovia common stock held as of December 31, 2004, and the value thereof as of such date, were as follows: Thompson: 259,311 shares ($13,639,759); and Kelly: 84,595 shares ($4,449,697). Shares of restricted stock granted in 2004 were contingent upon Wachovia achieving a 20% return on tangible common equity for 2004. Wachovia met this goal and the restricted shares will vest at a rate of 20% per year over five years. Of the restricted stock granted to Mr. Kelly in 2004, 18,856 shares ($841,920 as of the date of grant) will not vest until he reaches age 62. In the event of termination due to death, disability, retirement (as defined in the applicable stock plan), or a “change in control” of Wachovia, any remaining vesting restrictions will lapse. Dividends are paid on shares of restricted stock at the same time dividends on the other outstanding shares of common stock are paid.

(4)	Amounts shown for 2004 consist of the following:

	Thompson	Kelly
Savings plan matching contributions	$60,000	33,000
Value of life insurance premiums*	19,650	10,825
Value of disability insurance	1,136	—
Above market interest on deferred compensation	15,854	98

*	The value of life insurance premiums includes the value of premiums under split-dollar life insurance agreements. Mr. Thompson terminated his existing split-dollar life insurance agreements in December 2004. Following such termination, Wachovia received its interest in the related life insurance policies under those agreements. In lieu of split-dollar life insurance agreements, Wachovia will compensate Messrs. Thompson and Kelly for the cost of obtaining and maintaining personal supplemental life insurance benefits.

Option/SAR Grants Table

The following table sets forth with respect to grants of stock options of Wachovia common stock made during 2004 to each of the Named Officers: (i) the name of such officer (column (a)); (ii) the number of options granted (column (b)); (iii) the percent the grant represents of the total options granted to all employees during 2004 (column (c)); (iv) the per share exercise price of the options granted (column (d)); (v) the expiration date of the options (column (e)); and (vi) the Black-Scholes value of the options at grant date (column (f)).

Option/SAR Grants in 2004

Name	Number of Securities Underlying Options/SARS Granted (#)(1)	Individual Grants % of Total Options/SARs Granted to Employees in 2003	Exercise or Base Price ($/Sh)	Expiration Date	Black-Scholes Grant Date Value (2)($)
(a)	(b)	(c)	(d)	(e)	(f)
Mr. Thompson	419,048	2.70%	$44.65	04/19/14	$4,710,100
Mr. Kelly	104,762	0.67	44.65	04/19/14	1,177,525

(1)	These options are nonqualified stock options. The options become exercisable over a five-year period in 20% annual increments, at an option exercise price equal to the market price of the common stock on the date of grant. These options were granted from Wachovia’s 2003 Stock Incentive Plan.
(2)	The values shown for the options referred to in the table reflect standard application of the Black-Scholes pricing model using (i) 60-month volatility (27.00%) and daily stock prices for the five years prior to grant date, (ii) an option term of ten years, (iii) an interest rate that corresponds to the U.S. Treasury rate with a ten-year maturity (4.46%), and (iv) dividends at the annualized rate in place on the date of grant ($1.60). The values do not take into account risk factors such as non-transferability and limits on exercisability. The Black-Scholes options pricing model is a commonly utilized model for valuing stock options. The model assumes that the possibilities of future stock returns (dividends plus share price appreciation) resemble a normal “bell-shaped” curve. In assessing the values indicated in the above table, it should be kept in mind that no matter what theoretical value is placed on a stock option on the date of grant, the ultimate value of the option is dependent on the market value of the common stock at a future date, which will depend to a large degree on the efforts of the Named Officers to bring future success to Wachovia for the benefit of all stockholders.

Aggregated Option/SAR Exercises and Year-End Option/SAR Value Table

The following table sets forth with respect to each exercise of Wachovia common stock options (or tandem stock appreciation rights (“SARs”)) and freestanding SARs during 2004 for each of the Named Officers and the year-end value of unexercised options and SARs on an aggregated basis: (i) the name of such officer (column (a)); (ii) the number of shares received upon exercise, or if no shares were received, the number of securities with respect to which the options or SARs were exercised (column (b)); (iii) the aggregate dollar value realized upon exercise (column (c)); (iv) the total number of unexercised options and SARs held at December 31, 2004, separately identifying the exercisable and unexercisable options and SARs (column (d)); and (v) the aggregate dollar value of in-the-money, unexercised options and SARs held at December 31, 2004, separately identifying the exercisable and unexercisable options and SARs (column (e)).

Aggregated Option/SAR Exercises in 2004 and

December 31, 2004 Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at 12/31/04 (#)(1) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options/SARs at 12/31/04 ($)(2) Exercisable/Unexercisable
(a)	(b)	(c)	(d)	(e)
Mr. Thompson	—	—	2,299,418/1,120,068	$43,886,232/13,841,583
Mr. Kelly	—	—	512,568/294,267	9,990,409/3,676,568

(1)	Upon a “change in control” of Wachovia, all outstanding options will become exercisable.
(2)	Values represent the difference between the option exercise price and the market value of Wachovia common stock on December 31, 2004, rounded to the nearest dollar. Options that have an exercise price above the market value on that date have an attributed value of zero.

Pension Plan and Other Retirement Arrangements Table

The following table sets forth the estimated annual benefits payable upon retirement under Wachovia’s tax qualified pension plan in the specified compensation and years of service classifications indicated below.

Pension Plan Table

Average Annual Compensation	Estimated annual pension plan retirement benefit, assuming a married participant, a straight life annuity and the years of service indicated (1)
	15 years	20 years	25 years	30 years	35 years
$ 200,000	$43,723	$58,297	$72,872	$87,446	$102,020
400,000	44,886	59,847	74,809	89,771	104,733
600,000	44,886	59,847	74,809	89,771	104,733
800,000	44,886	59,847	74,809	89,771	104,733
1,000,000	44,886	59,847	74,809	89,771	104,733
1,200,000	44,886	59,847	74,809	89,771	104,733

(1)	For the year ended December 31, 2004, the annual retirement benefit payable under our pension plan is limited by federal law to $165,000 and the maximum covered compensation is limited to $205,000. The benefit amounts listed above exclude any amount payable under Social Security.

The compensation covered by our pension plan includes basic compensation. The portions of compensation that are considered covered compensation under our pension plan for the Named Officers are the salary amounts indicated in the Summary Compensation Table less deferred amounts. As of January 1, 2005, the credited full years of service under Wachovia’s pension plan were as follows: Mr. Thompson: 29 years; and Mr. Kelly: 4 years.

Director Compensation

For services rendered as Wachovia Funding directors, our non-employee directors, Messrs. Alward, Griffin and Jones, are paid an annual cash retainer of $65,000. This represents an increase from the annual cash retainer paid in previous years of $20,000. The increase was a result of a recommendation from independent, external compensation consultants based on available market information from similarly situated companies. As a result of the increased annual retainer, our non-employee directors are no longer compensated per meeting attended. In addition, directors are reimbursed for travel and lodging costs to attend meetings of directors.

Employment Contracts

Mr. Thompson.    In November 1999, Wachovia entered into an employment agreement with G. Kennedy Thompson, the current Chairman, Chief Executive Officer and President of Wachovia and Chief Executive Officer and President of Wachovia Funding. Mr. Thompson requested an amendment to that agreement in February 2002 resulting in the employment agreement having a three-year (five-year prior to the February 2002 amendment) employment period, which is consistent with other Wachovia executive officers. The employment agreement is automatically extended on an annual basis unless either party determines otherwise prior to the annual extension date. The agreement provides that if Wachovia terminates his employment for reasons other than “cause”, death, disability or retirement or he terminates his employment for “good reason”, then he will be entitled to (i) a pro rata annual bonus for the period prior to his termination date, based on the highest bonus paid to him during either the three-year period prior to his termination or the three-year period prior to the date of the agreement, (ii) an amount equal to three times (five times prior to the February 2002 amendment) his annual base salary and the highest bonus determined under (i) above, and (iii) medical and life insurance benefits for him and his family for three years (five years prior to the February 2002 amendment) after his termination date (or for life if the termination date occurs after a “change in control” of Wachovia). The agreement also provides for a gross-up payment equal to the amount of excise taxes (plus the applicable federal and state income, FICA and excise taxes due on such gross-up payment) payable by him if his employment is terminated in conjunction with a “change in control” of Wachovia and such taxes become payable as a result of payments to him under the agreement or otherwise, being deemed to be “excess parachute payments” for federal tax purposes.

Mr. Kelly.    Wachovia also entered into an employment agreement with Mr. Kelly that contains terms substantially similar to Wachovia’s employment agreement with Mr. Thompson.

Compensation Committee Interlocks and Insider Participation; Compensation Committee Report

Wachovia Funding does not have a compensation committee. None of the executive officers or employees of Wachovia Funding is compensated by Wachovia Funding.

Performance Graph

Not applicable.

Item 12.    Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

We have 99,999,900 shares of common stock issued and outstanding. The following table sets forth the number of shares and percentage of ownership beneficially owned by all persons known by us to own more than 5% of the shares of our common stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Class
Wachovia Preferred Funding Holding Corp. 1620 East Roseville Parkway Roseville, California 95661	99,851,752	99.85%

In addition to the foregoing, Wachovia Preferred Holding owns:

•	40,000,000 (or 100%) of our outstanding Series B preferred securities;

•	4,233,754 (or 100%) of our outstanding Series C preferred securities; and

•	802 (or approximately 88%) of our outstanding Series D preferred securities.

None of our directors or executive officers owns any of our common stock. Each Series A, Series B, and Series C preferred security has 1/10th of a vote per share. The Series D preferred securities are non-voting. Certain of our executive officers each owns one of the Series D preferred securities.

We do not have any equity compensation plans.

Item 13.    Certain Relationships and Related Transactions.

One of our directors is also a director and executive officer of Wachovia. Our executive officers are also executive officers of Wachovia. In addition, some of our directors and executive officers are customers of Wachovia’s affiliated financial and lending institutions and have transactions with such affiliates in the ordinary course of business. Transactions with directors and executive officers have been on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with third parties and do not involve more than the normal risk of collectibility or present other unfavorable features. We may hold a participation interest in some of these loans.

The Bank administers our day-to-day activities under the terms of participation and servicing agreements between the Bank and us. These agreements reflect what we believe to be terms consistent with those resulting from arm’s-length negotiations and contain fees equal to an annual service fee of 0.025% multiplied by the total committed amount of each loan with respect to the commercial and commercial real estate loans. For home equity loans, the fee was equal to the outstanding balance of each loan multiplied by 0.050%. Additionally we are subject to Wachovia’s management fee policy and thus reimburse Wachovia on a monthly basis for general overhead expenses. We are dependent on the Bank and others for servicing the loans in our portfolio. All of our officers and certain directors are also either officers and/or directors of Wachovia or the Bank or their affiliates.

We also have a swap servicing and fee arrangement with the Bank, whereby the Bank provides operations, back office, book entry, record keeping and valuation services related to our interest rate swaps, for which we pay a fee to the Bank. In addition, the Bank acts as our collateral custodian in connection with collateral pledged to us in relation to our interest rate swaps. For this service, we pay the Bank a fee based on the value of the collateral. In addition, the Bank is permitted to rehypothecate and use as its own the collateral held by the Bank as our custodian. The Bank pays us a fee based on the value of the collateral involved for this right. The Bank also provides a guaranty of our obligations under the interest rate swaps when the swaps are in a net payable position, for which we pay a monthly fee based on the absolute value of the net notional amount of the interest rate swaps.

Eurodollar deposit investments with the Bank are our primary cash management vehicle. In 2004, 2003 and 2002, we entered into certain loan participations with affiliates and are allocated a portion of all income associated with these loans.

See also “Item 7—Transactions with Related Parties”.

Wachovia, the Bank and Wachovia Preferred Holding control approximately 97% of our outstanding voting shares.

Item 14.    Principal Accountant Fees and Services.

The following table sets forth the professional fees paid to KPMG LLP by Wachovia Funding for professional services rendered for the calendar years 2004 and 2003. Certain amounts for 2003 have been reclassified to conform to the 2004 presentation.

	2004	2003
Audit Fees (1)	$141,225	60,000
Audit-Related Fees (2)	—	79,539
Tax Fees (3)	29,000	35,000
All Other Fees (4)	—	—

Total Fees	$170,225	174,539

(1)	These are fees paid for professional services rendered for the audit of Wachovia Funding’s annual consolidated financial statements and for the reviews of the consolidated financial statements included in Wachovia Funding’s quarterly reports on Form 10-Q, and for services normally provided in connection with statutory or regulatory filings or engagements.
(2)	These are fees paid for assurance and related services that were reasonably related to the performance of the audit or review of our consolidated financial statements and that are not reported under “Audit Fees” above, including fees relating to various SEC filings and comfort letters.
(3)	These are fees paid for professional services rendered for tax compliance, tax planning and tax advice.
(4)	These are fees paid for permissible work performed by KPMG LLP that do not meet the above categories, consisting of risk management services, merger integration assistance, forensic services and business process reviews.

Audit & Compliance Committee Pre-Approval of Audit and Permissible Non-Audit Services

Our Audit & Compliance Committee of the board of directors pre-approves all audit, audit-related and non-audit services provided by our independent auditors, KPMG LLP, prior to the engagement of KPMG LLP with respect to those services. Generally, at or prior to the beginning of each year, Wachovia Funding’s management submits to the Audit & Compliance Committee detailed information regarding those specific audit, audit-related and permissible non-audit services that it is aware of and recommends the Committee engage the independent auditors to provide for the fiscal year. Management discusses the services with the Audit & Compliance Committee, including the rationale for using our independent auditors for non-audit services, including tax services, and whether the provision of those non-audit services by KPMG LLP is compatible with maintaining the auditors’ independence. Thereafter, any additional audit, audit-related or non-audit services that arise and that were not submitted to the Audit & Compliance Committee for pre-approval at the beginning of the year are also similarly submitted to the Audit & Compliance Committee for pre-approval. The Audit & Compliance Committee has delegated to the Chair of the Audit & Compliance Committee the authority to pre-approve the engagement of the independent auditors when the entire Committee is unable to do so. All such pre-approvals are then reported to the entire Committee at the next Committee meeting.

PART IV

Item 15.    Exhibits, Financial Statement Schedules.

The following consolidated financial statements of Wachovia Funding and its subsidiaries at December 31, 2004, are included in this report at the pages indicated.

A list of the exhibits to this Form 10-K is set forth on the Exhibit Index immediately preceding such exhibits and is incorporated herein by reference. All financial statement schedules are omitted since the required information is either not applicable, is immaterial or is included in our consolidated financial statements and notes thereto.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2004, 2003 and 2002

(With Report of Independent Registered Public Accounting Firm Thereon)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Wachovia Preferred Funding Corp.

We have audited the accompanying consolidated balance sheets of Wachovia Preferred Funding Corp., an indirect subsidiary of Wachovia Corporation, and subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of Wachovia Preferred Funding Corp.’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wachovia Preferred Funding Corp. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/    KPMG LLP

Charlotte, North Carolina

March 23, 2005

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2004 and 2003

(In thousands, except share data)	2004	2003
ASSETS
Cash and cash equivalents	$970,667	926,175
Loans, net of unearned income	10,909,529	11,137,614
Allowance for loan losses	(99,932)	(104,201)

Loans, net	10,809,597	11,033,413

Interest rate swaps	459,838	519,006
Accounts receivable—affiliates, net	39,869	—
Other assets	36,666	32,683

Total assets	$12,316,637	12,511,277

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Collateral held on interest rate swaps	458,265	519,460
Deferred income tax liabilities	78,051	72,374
Accounts payable—affiliates, net	—	149,203
Other liabilities	18,705	20,686

Total liabilities	555,021	761,723

Stockholders’ equity
Preferred stock
Series A preferred securities, $0.01 par value per share, $750 million liquidation preference, non-cumulative and conditionally exchangeable, 30,000,000 shares authorized, issued and outstanding in 2004 and 2003	300	300
Series B preferred securities, $0.01 par value per share, $1.0 billion liquidation preference, non-cumulative and conditionally exchangeable, 40,000,000 shares authorized, issued and outstanding in 2004 and 2003	400	400
Series C preferred securities, $0.01 par value per share, $4.2 billion liquidation preference, cumulative, 5,000,000 shares authorized, 4,233,754 shares issued and outstanding in 2004 and 2003	43	43
Series D preferred securities, $0.01 par value per share, $913,000 liquidation preference, non-cumulative, 913 shares authorized, issued and outstanding in 2004 and 2003	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 99,999,900 shares issued and outstanding in 2004 and 2003	1,000	1,000
Paid-in capital	11,504,575	11,504,575
Retained earnings	255,298	243,236

Total stockholders’ equity	11,761,616	11,749,554

Total liabilities and stockholders’ equity	$12,316,637	12,511,277

See accompanying notes to consolidated financial statements.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2004, 2003 and 2002

(In thousands, except per share data and average shares)	2004	2003	2002
INTEREST INCOME	$407,511	388,069	208,122
INTEREST EXPENSE	6,858	6,460	10,546

Net interest income	400,653	381,609	197,576
Provision for credit losses	(3,390)	15,278	15,215

Net interest income after provision for credit losses	404,043	366,331	182,361

OTHER INCOME
Gain on interest rate swaps	13,781	14,271	76,120
Other income	133	17	10

Total other income	13,914	14,288	76,130

NONINTEREST EXPENSE
Loan servicing costs	4,666	6,096	953
Management fees	33,835	19,074	7,162
Other	1,381	1,676	1,754

Total noninterest expense	39,882	26,846	9,869

Income before income tax expense (benefit)	378,075	353,773	248,622
Income tax expense (benefit)	5,656	5,296	(57,178)

Net income	372,419	348,477	305,800
Dividends on preferred stock	185,357	171,937	18,350

Net income available to common stockholders	$187,062	176,540	287,450

PER COMMON SHARE DATA
Basic earnings	$1.87	1.77	2.87
Diluted earnings	$1.87	1.77	2.87
AVERAGE SHARES
Basic	99,999,900	99,999,900	99,999,900
Diluted	99,999,900	99,999,900	99,999,900

See accompanying notes to consolidated financial statements.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended December 31, 2004, 2003 and 2002

(In thousands, except per share data)	Preferred Stock	Common Stock	Paid-in Capital	Retained Earnings	Total
Balance, December 31, 2001	$—	1,000	5,085,674	70,746	5,157,420
Net income	—	—	—	305,800	305,800
Issuance of Series A, Series B and Series C preferred securities in exchange for loans	743	—	6,417,988	—	6,418,731
Issuance of Series D preferred securities	—	—	800	—	800
Cash dividends
Series A preferred securities at $0.18 per share	—	—	—	(5,438)	(5,438)
Series B preferred securities at $0.08 per share	—	—	—	(3,254)	(3,254)
Series C preferred securities at $2.27 per share	—	—	—	(9,626)	(9,626)
Series D preferred securities at $34.94 per share	—	—	—	(32)	(32)
Common stock at $0.65 per share	—	—	—	(65,000)	(65,000)

Balance, December 31, 2002	743	1,000	11,504,462	293,196	11,799,401
Net income	—	—	—	348,477	348,477
Adjustment to minority interest	—	—	113	—	113
Cash dividends
Series A preferred securities at $1.81 per share	—	—	—	(54,375)	(54,375)
Series B preferred securities at $0.76 per share	—	—	—	(30,375)	(30,375)
Series C preferred securities at $20.58 per share	—	—	—	(87,109)	(87,109)
Series D preferred securities at $85.00 per share	—	—	—	(78)	(78)
Common stock at $2.27 per share	—	—	—	(226,500)	(226,500)

Balance, December 31, 2003	743	1,000	11,504,575	243,236	11,749,554
Net income	—	—	—	372,419	372,419
Cash dividends
Series A preferred securities at $1.81 per share	—	—	—	(54,375)	(54,375)
Series B preferred securities at $0.82 per share	—	—	—	(32,939)	(32,939)
Series C preferred securities at $23.14 per share	—	—	—	(97,965)	(97,965)
Series D preferred securities at $85.00 per share	—	—	—	(78)	(78)
Common stock at $1.75 per share	—	—	—	(175,000)	(175,000)

Balance, December 31, 2004	$743	1,000	11,504,575	255,298	11,761,616

See accompanying notes to consolidated financial statements.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2004, 2003 and 2002

(In thousands)	2004	2003	2002
OPERATING ACTIVITIES
Net income	$372,419	348,477	305,800
Adjustments to reconcile net income to net cash provided (used) by operating activities
Provision for credit losses	(3,390)	15,278	15,215
Current income taxes, net	—	—	(20,784)
Deferred income tax expense (benefits)	5,677	5,440	(57,178)
Interest rate swaps	(13,781)	(14,271)	(77,013)
Accounts receivable/payable—affiliates, net	(189,072)	307,782	(167,938)
Other assets and other liabilities, net	(3,864)	(1,770)	(3,804)

Net cash provided (used) by operating activities	167,989	660,936	(5,702)

INVESTING ACTIVITIES
(Increase) decrease cash realized from
Loans, net	225,106	(204,605)	(95,939)
Interest rate swaps	72,949	72,949	72,949

Net cash provided (used) by investing activities	298,055	(131,656)	(22,990)

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
Collateral held on interest rate swaps	(61,195)	(56,360)	5,480
Issuance of Series D preferred securities	—	—	800
Cash dividends paid	(360,357)	(398,437)	(83,350)

Net cash used by financing activities	(421,552)	(454,797)	(77,070)

Increase (decrease) in cash and cash equivalents	44,492	74,483	(105,762)
Cash and cash equivalents, beginning of year	926,175	851,692	957,454

Cash and cash equivalents, end of year	$970,667	926,175	851,692

CASH PAID FOR
Interest	$6,858	6,460	10,546
Taxes	—	—	20,784
NONCASH ITEMS
Commercial loans, net, contributed in exchange for Series A, Series B and Series C preferred securities	—	—	6,404,306
Accrued interest receivable included in other assets, contributed in exchange for Series A, Series B and Series C preferred securities	—	—	14,426
Adjustment to minority interest	$—	113	—

See accompanying notes to consolidated financial statements.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004, 2003 and 2002

NOTE 1:    SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

GENERAL

Wachovia Preferred Funding Corp. (known prior to July 2002 as First Union Real Estate Asset Company of Connecticut) and its subsidiaries (“Wachovia Funding”) is a subsidiary of its parent company, Wachovia Preferred Funding Holding Corp. (“Wachovia Preferred Holding”), which owns 99.85%, or 99,851,752 shares, of the common stock. Wachovia Corporation (“Wachovia”) owns the remaining 148,148 shares, or 0.15%, of Wachovia Funding. Wachovia Preferred Holding is a subsidiary of Wachovia Bank, National Association (the “Bank”), which owns 99.95%, or 4,368 shares, of Wachovia Preferred Holding’s common stock. Wachovia owns the remaining 0.05%, or 2 shares, of Wachovia Preferred Holding’s common stock. The Bank is a wholly-owned subsidiary of Wachovia of Alabama, Inc., which is a wholly-owned subsidiary of Wachovia.

One of Wachovia Funding’s subsidiaries, Wachovia Real Estate Investment Corp. (“WREIC”), was formed as a Delaware corporation in 1996 and has operated as a real estate investment trust (“REIT”) since its formation. Of the 645 shares of WREIC common shares outstanding, Wachovia Funding owns 644 shares, or 99.84%, and the remaining 1 share is owned by Wachovia. Of the 667 shares of preferred stock outstanding, Wachovia Funding owns 532.3 shares, 128 shares are owned by employees of Wachovia or its affiliates and 6.7 shares are owned by Wachovia.

Wachovia Funding’s other subsidiary, Wachovia Preferred Realty, LLC (“WPR”), was formed as a Delaware limited liability company in October 2002. Under the REIT Modernization Act, which became effective on January 1, 2001, a REIT is permitted to own “taxable REIT subsidiaries,” which are subject to taxation similar to corporations that do not qualify as REITs or for other special tax rules. WPR is a taxable REIT subsidiary that holds assets that earn non-qualifying REIT income. Following formation of WPR, Wachovia Funding transferred its interest-rate swaps and related cash collateral, including those described below, to WPR. Wachovia Funding owns 98.20% of the outstanding member interests in WPR.

The accounting and reporting policies of Wachovia Funding are in accordance with U.S. generally accepted accounting principles. The more significant of these policies used in preparing the consolidated financial statements are described in this summary. Management of Wachovia Funding has made a number of estimates and assumptions relating to the reporting of assets and liabilities and to the disclosure of contingent assets and liabilities used to prepare these consolidated financial statements in conformity with U.S. generally accepted accounting principles. Actual results could differ from those estimates.

CONSOLIDATION

The consolidated financial statements include the accounts of Wachovia Funding and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and due from banks and interest-bearing bank balances. Generally, cash and cash equivalents have maturities of three months or less, and accordingly, the carrying amount of these instruments is deemed to be a reasonable estimate of fair value.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004, 2003 and 2002

LOANS

Wachovia Funding’s principal business objective is to acquire, hold and manage domestic mortgage assets and other authorized investments that will generate income for distribution to Wachovia Funding’s stockholders. These loans are recorded at the principal balance outstanding, net of applicable premium or discount. Interest income is recognized on an accrual basis. Premiums and discounts are amortized as an adjustment to the yield over the term of the loan. If a prepayment occurs on a loan, any related premium or discount is recognized as an adjustment to yield in the results of operations in the period in which the prepayment occurs.

A loan is considered to be impaired when based on current information, it is probable Wachovia Funding will not receive all amounts due in accordance with the contractual terms of a loan agreement. The fair value of an impaired loan is measured based on either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is also considered impaired if its terms are modified in a troubled debt restructuring.

When the ultimate collectibility of the principal balance of an impaired loan is in doubt, all cash receipts are applied to principal. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent any interest has been foregone, and then they are recorded as recoveries of any amounts previously charged off.

The accrual of interest is generally discontinued on loans, except consumer loans, that become 90 days past due as to principal or interest unless collection of both principal and interest is assured by way of collateralization, guarantees or other security. Generally, loans past due 180 days or more are placed on nonaccrual status regardless of security. Consumer loans that become 120 days past due are generally charged to the allowance for loan losses. When borrowers demonstrate over an extended period the ability to repay a loan in accordance with the contractual terms of a loan classified as nonaccrual, the loan is returned to accrual status.

Allowance for Loan Losses and Reserve for Unfunded Lending Commitments

The allowance for loan losses and reserve for unfunded lending commitments (collectively, the “allowance for credit losses”) are maintained at levels that are adequate to absorb probable losses inherent in the loan portfolio and unfunded lending commitments as of the date of the consolidated financial statements. Wachovia Funding has developed policies and procedures for assessing the adequacy of the allowance for loan losses and reserve for unfunded lending commitments that reflect the assessment of credit risk considering all available information. Where appropriate, this assessment includes monitoring qualitative and quantitative trends including changes in the levels of past due, criticized and nonperforming loans. In developing this assessment, Wachovia Funding must rely on estimates and exercise judgment in assessing credit risk. Depending on changes in circumstances, future assessments of credit risk may yield materially different results from the estimates, which may require an increase or a decrease in the allowance for credit losses.

As a subsidiary of Wachovia, Wachovia Funding loans are subject to the same analysis of the adequacy of the allowance for loan losses as loans maintained in all of Wachovia’s subsidiaries including the Bank. Wachovia employs a variety of modeling and estimation tools for measuring credit risk that are used in developing the appropriate allowance for credit losses specific to Wachovia Funding’s portfolio.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004, 2003 and 2002

The allowance for loan losses consists of formula-based components for both the commercial and consumer portfolios, each of which includes an adjustment for historical loss variability, a reserve for impaired commercial loans and an unallocated component.

In June 2004, Wachovia Funding reclassified the reserve for unfunded lending commitments from the allowance for loan losses to other liabilities for all periods presented. The factors supporting the allowance for loan losses and the reserve for unfunded lending commitments do not diminish the fact that the entire allowance for loan losses and reserve for unfunded lending commitments are available to absorb losses in the loan portfolio and related commitment portfolio, respectively. Wachovia Funding’s principal focus, therefore, is on the adequacy of the total allowance for loan losses and reserve for unfunded lending commitments.

COMPREHENSIVE INCOME

Wachovia Funding has no comprehensive income other than net income.

DERIVATIVE FINANCIAL INSTRUMENTS

Wachovia Funding accounts for derivative financial instruments in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as subsequently amended by SFAS 137, SFAS 138 and SFAS 149, which establishes accounting and reporting standards for derivatives and hedging activities. Under SFAS 133, all derivatives (currently consisting of interest rate swaps) are recorded at fair value on the balance sheet. Realized and unrealized gains and losses are included as a gain (loss) on interest rate swaps.

On December 4, 2001, and December 6, 2001, Wachovia Preferred Holding contributed receive-fixed interest rate swaps with a notional amount of $4.25 billion and a fair value of $673.0 million to Wachovia Funding in exchange for common stock. After the contribution, Wachovia Funding entered into pay-fixed interest rate swaps with a notional amount of $4.25 billion that serve as an economic hedge of the contributed swaps. All interest rate swaps are transacted with an unaffiliated counterparty.

At December 31, 2004, receive-fixed interest rate swaps with a notional amount of $4.25 billion had a weighted average maturity of 7.24 years, weighted average receive rate of 7.41% and weighted average pay rate of 2.48%. Pay-fixed interest rate swaps with a notional amount of $4.25 billion had a weighted average maturity of 7.24 years, weighted average receive rate of 2.48% and weighted average pay rate of 5.69% at December 31, 2004. All of the interest rate swaps have variable pay or receive rates based on three- or six-month LIBOR, and they are the pay or receive rates in effect at December 31, 2004.

COLLATERAL

Amounts recorded as collateral held on interest rate swaps represent cash pledged to Wachovia Funding by an unaffiliated counterparty to the interest rate swaps. Interest is paid at a market rate and is accounted for on an accrual basis.

INCOME TAXES

Since 2002, Wachovia Funding has been taxed as a REIT under sections 856-860 of the Internal Revenue Code (the “Code”). WREIC has been taxed as a REIT since its inception in 1996. A REIT is generally not subject

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004, 2003 and 2002

to federal income tax to the extent it complies with the relevant provisions of the Code, including distributing the majority of its taxable earnings to stockholders and as long as certain asset, income and stock ownership tests are met. For the tax year ended December 31, 2004, Wachovia Funding and WREIC have complied with these provisions and with the exception of WPR, are not subject to federal income tax. Wachovia Funding and WREIC will file and have filed their own separate federal income tax returns for the tax years ended December 31, 2004, 2003 and 2002, respectively, and Wachovia Funding has not been included in Wachovia’s federal consolidated income tax return or subject to Wachovia’s allocation of income tax liability (benefit) to its subsidiaries since 2001. WREIC has never been included in Wachovia’s consolidated federal income tax return and has never been subject to any related allocations. As a result of Wachovia Funding’s change in tax status from a taxable corporation to a REIT for the tax year ended December 31, 2002, Wachovia Funding’s net deferred income tax liability as of December 31, 2001, was written off as a benefit to income tax expense in January 2002.

For the year ended December 31, 2004, Wachovia Funding expects to be taxed as a real estate investment trust (a “REIT”), and Wachovia Funding intends to comply with the relevant provisions of the Internal Revenue Code (the “Code”) to be taxed as a REIT. These provisions for qualifying as a REIT for federal income tax purposes are complex, involving many requirements, including among others, distributing the majority of earnings to shareholders and satisfying certain asset, income and stock ownership tests. To the extent those provisions are met, with the exception of the income of the taxable REIT subsidiary, (WPR), Wachovia Funding will not be subject to federal income tax on net income. Wachovia Funding currently believes that it continues to satisfy each of these requirements and therefore continues to qualify as a REIT. Wachovia Funding continues to monitor each of these complex tests.

In the event Wachovia Funding does not continue to qualify as a REIT, it is believed there should be minimal adverse effect of that characterization to Wachovia Funding or to its shareholders:

•	From a shareholder’s perspective, the dividends paid as a REIT are ordinary income not eligible for the dividends received deduction for corporate shareholders or for the favorable maximum 15% rate applicable to qualified dividends received by non-corporate taxpayers. If Wachovia Funding were not a REIT, dividends generally would qualify for the dividends received deduction and the favorable tax rate applicable to non-corporate taxpayers.

•	In addition, Wachovia Funding would no longer be eligible for the dividends paid deduction, thereby creating a tax liability. Wachovia has agreed to make a capital contribution to Wachovia Funding equal in amount to any income taxes payable by Wachovia Funding. Therefore, a failure to qualify as a REIT would not result in any net liability to Wachovia Funding.

WPR was formed in October 2002 and has elected to be taxed as a corporation and a taxable REIT subsidiary. WPR files its own separate federal income tax return, and current federal income taxes, if any, for WPR are separately calculated and paid. In addition, WPR files as part of a unitary state income tax return along with other subsidiaries of Wachovia. Upon the establishment of WPR in October 2002, a deferred income tax expense was recorded to establish the initial deferred income tax liability related to financial statement carrying amount versus tax basis differences of the assets contributed to WPR.

Deferred income tax assets and liabilities are established for WPR to recognize the expected future tax consequences attributable to temporary differences between the financial statement carrying amount and the tax basis of assets and liabilities. Deferred income tax assets and liabilities are measured using enacted tax

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004, 2003 and 2002

rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred income tax assets and liabilities is recognized in income during the period that includes the enactment date.

EARNINGS PER SHARE

Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted earnings per share is computed by dividing income available to common stockholders by the sum of the weighted average number of shares adjusted to include the effect of potentially dilutive shares.

RECLASSIFICATIONS

Certain amounts in 2003 and 2002 were reclassified to conform with the presentation in 2004. These reclassifications had no effect on Wachovia Funding’s previously reported consolidated financial position or results of operations.

NOTE 2:    LOANS

Wachovia Funding obtains from the Bank participation interests in loans originated or purchased by the Bank. By the nature of Wachovia Funding’s status as a REIT, the composition of the loans underlying the participation interests are highly concentrated in real estate. Underlying loans are concentrated primarily in North Carolina, New Jersey and Florida. These markets include approximately 54% and 60% of Wachovia Funding’s total loan balance at December 31, 2004 and 2003, respectively.

(In thousands)	2004	2003
COMMERCIAL
Commercial and commercial real estate	$6,691,852	8,822,645
CONSUMER
Residential mortgages	2,100,163	1,846,698
Home equity loans	2,124,104	475,930

Total loans	10,916,119	11,145,273
Unearned income	6,590	7,659

Total loans, net of unearned income	$10,909,529	11,137,614

At December 31, 2004 and 2003, nonaccrual loans amounted to $20.2 million and $15.6 million, respectively. In 2004, 2003 and 2002, $2.0 million, $1.1 million and $2.1 million, respectively, in gross interest income would have been recorded if all nonaccrual and restructured loans had been performing in accordance with their original terms and if they had been outstanding throughout the entire period, or since origination if held for part of the period. Interest collected on these loans and included in interest income in 2004, 2003 and 2002 amounted to $776,000, $451,000 and $66,000, respectively. Nonaccrual loans are reviewed for impairment if they exceeded $10.0 million at December 31, 2004, and $5.0 million at December 31, 2003. Wachovia Funding had no impaired loans at December 31, 2004 and 2003, since all nonaccrual loans were each less than the threshold, and therefore were not reviewed for impairment.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004, 2003 and 2002

NOTE 3:	ALLOWANCE FOR LOAN LOSSES AND RESERVE FOR UNFUNDED LENDING COMMITMENTS

In 2004, Wachovia Funding refined the model used for determining certain components of the allowance for loan losses. The model refinement did not have a material impact on Wachovia Funding’s recorded allowance for loan losses. Additionally, in 2004, Wachovia Funding reclassified the reserve for unfunded lending commitments from the allowance for loan losses to other liabilities. The reclassifications had no effect on the provision for credit losses as reported. The reclassified allowance for loan losses for each of the years in the three-year period ended December 31, 2004, is presented below.

(In thousands)	2004	2003	2002
ALLOWANCE FOR LOAN LOSSES
Balance, beginning of year	$104,201	104,737	36,046
Provision for credit losses	(1,290)	14,038	14,739
Allowance related to loans sold	(543)	(1,389)	(2,005)
Allowance related to loans contributed from the Bank	—	—	63,895

Total	102,368	117,386	112,675

Loan losses	(5,241)	(14,194)	(8,337)
Loan recoveries	2,805	1,009	399

Loan losses, net	(2,436)	(13,185)	(7,938)

Balance, end of year	$99,932	104,201	104,737

The reserve for unfunded lending commitments for each of the years in the three-year period ended December 31, 2004, is presented below.

	Years Ended December 31,
(In thousands)	2004	2003	2002
RESERVE FOR UNFUNDED LENDING COMMITMENTS
Balance, beginning of year	$2,828	1,588	1,112
Provision for credit losses	(2,100)	1,240	476

Balance, end of year	$728	2,828	1,588

NOTE 4:    STOCKHOLDERS’ EQUITY

In 2002, Wachovia Funding issued 30,000,000, 40,000,000, 4,233,754 and 913 shares of Series A, Series B, Series C and Series D preferred securities, respectively. In 2001, Wachovia Funding issued 575 shares of common stock. Subsequently, in 2002 the par value of Wachovia Funding’s common stock was changed from $1.00 to $0.01 per share. Each shareholder received 148,148 shares for each share held prior to the recapitalization, which represented a total of 99,999,900 shares. As a result of this recapitalization, share and per share information for each period presented has been restated to reflect this change.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004, 2003 and 2002

Wachovia Funding has authorized preferred and common stock. The preferred securities consist of Series A, Series B, Series C and Series D. Series A, Series B and Series D preferred securities are non- cumulative and only receive dividends when declared by the board of directors. If declared, Series A, Series B and Series D holders will receive 7.25%, three-month LIBOR plus 1.83% and 8.5% per security, respectively. Series C preferred securities have cumulative dividend rights in which holders are entitled to dividends at the rate equal to three-month LIBOR plus 0.85% per annum per security for the first seven years after issuance after which the dividend will increase to three-month LIBOR plus 2.25% per annum per security. In order to remain qualified as a REIT, Wachovia Funding must distribute annually at least 90% of taxable earnings.

In the event that Wachovia Funding is liquidated or dissolved, the holders of the preferred securities will be entitled to a liquidation preference for each security plus any authorized, declared and unpaid dividends that will be paid prior to any payments to common stockholders or general unsecured creditors. The liquidation preference is $25.00 for Series A and Series B preferred securities, and $1,000 for Series C and Series D preferred securities. With respect to the payment of dividends and liquidation preference, the Series A preferred securities rank on parity with Series B and Series D preferred securities and senior to the common stock and Series C preferred securities. In the unlikely event that a supervisory event occurs in which the Bank is placed into conservatorship or receivership, the Series A and Series B preferred securities are convertible into certain preferred stock of Wachovia.

NOTE 5:    INCOME TAX EXPENSE (BENEFIT)

The provision for income taxes for each of the years in the three-year period ended December 31, 2004, is presented below.

(In thousands)	2004	2003	2002
CURRENT INCOME TAX EXPENSE (BENEFIT)
Federal	$(128)	—	44
State	107	(63)	(125)

Total current income tax expense (benefit)	(21)	(63)	(81)

DEFERRED INCOME TAX EXPENSE (BENEFIT)
Federal	5,704	5,221	(58,169)
State	(27)	138	1,072

Total deferred income tax expense (benefit)	5,677	5,359	(57,097)

Total income tax expense (benefit)	$5,656	5,296	(57,178)

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004, 2003 and 2002

The reconciliation of federal income tax rates and amounts to the effective income tax rates and amounts for each of the years in the three-year period ended December 31, 2004, is presented below.

	2004		2003		2002
(In thousands)	Amount	% of Pre-tax Income	Amount	% of Pre-tax Income	Amount	% of Pre-tax Income
Income (loss) before income tax expense (benefit)	$378,075		$353,773		$248,622

Tax at federal income tax rate	$132,326	35.0%	$123,821	35.0%	$87,018	35.0%
Reasons for differences in federal income tax rate and effective tax rate
REIT income not subject to Federal taxation	(126,722)	(33.5)	(118,525)	(33.5)	(83,674)	(33.7)
State income taxes, net	52	—	49	—	616	0.3
Deferred income tax benefit from Wachovia Funding’s change in tax status to a REIT	—	—	—	—	(124,112)	(49.9)
Deferred income tax expense from book over tax basis difference on assets contributed to the Company’s taxable REIT subsidiary	—	—	—	—	62,974	25.3
Other		—	(49)	—	—	—

Total	$5,656	1.5%	$5,296	1.5%	$(57,178)	(23.0)%

In 2004, 2003 and 2002, the income before income tax expense of $378.1 million, $353.8 million and $248.6 million, respectively, includes $362.1 million, $338.6 million and $239.1 million, respectively, of REIT income not subject to taxation. The remaining income before income tax expense of $16.0 million, $15.2 million and $9.5 million in 2004, 2003 and 2002, respectively, is the income before income tax expense of WPR.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004, 2003 and 2002

The sources and tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and liabilities for each of the years in the three-year period ended December 31, 2004, are presented below.

(In thousands)	2004	2003	2002
DEFERRED INCOME TAX ASSETS
Net operating loss carryforwards	$12,568	20,141	8,727

Total deferred income tax assets	12,568	20,141	8,727

DEFERRED INCOME TAX LIABILITIES
Interest rate swap contracts	90,619	92,515	75,742

Total deferred income tax liabilities	90,619	92,515	75,742

Net deferred income tax assets (liabilities)	$(78,051)	(72,374)	(67,015)

The realization of net deferred income tax assets may be based on utilization of carrybacks to prior taxable periods, anticipation of future taxable income in certain periods and the utilization of tax planning strategies. Wachovia Funding has determined that it is more likely than not that the deferred income tax asset can be supported by expected future taxable income which will exceed amounts necessary to fully realize remaining deferred income tax assets resulting from the scheduling of temporary differences.

At December 31, 2004, WPR had federal net operating loss carryforwards of $35.9 million which expire in the year 2023, if not offset against future taxable income.

The Internal Revenue Service (the “IRS”) has completed its examination of Wachovia’s federal income tax returns for the years 1997 through 1999 with no material impact to Wachovia Funding. Examination of the Company’s federal income tax returns for the years 2000 through 2003 is expected to begin in 2005. As of December 31, 2004, the IRS has not proposed any material adjustments related to these examinations.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004, 2003 and 2002

NOTE 6:    TRANSACTIONS WITH AFFILIATED PARTIES

Wachovia Funding, as a subsidiary, is subject to certain income and expense allocations from affiliated parties for various services received. In addition, Wachovia Funding enters into transactions with affiliated parties in the normal course of business. The principal items related to transactions with affiliated parties included in the accompanying consolidated balance sheets and consolidated statements of operations are described below. Due to the nature of common ownership of Wachovia Funding and the affiliated parties by Wachovia, the following transactions could differ from those conducted with unaffiliated parties.

Included in loan servicing costs are fees paid to affiliates of $4.6 million in 2004, $6.1 million in 2003 and $947,000 in 2002. Wachovia Funding is subject to Wachovia’s management fee policy and therefore reimburses Wachovia for general overhead expenses paid on behalf of Wachovia Funding by Wachovia. Affiliates with greater than $10.0 million in assets and $2.0 million in estimated annualized noninterest expense are assessed a monthly management fee; if an affiliate does not meet both of these criteria during the month, no management fee is allocated. If an affiliate qualifies for an allocation, the affiliate is assessed management fees based on its relative percentage of total consolidated assets and noninterest expense plus a 10% markup. Wachovia Funding believes this allocation method represents a reasonable basis for allocating general overhead expenses. These expenses amounted to $33.8 million in 2004, $19.1 million in 2003 and $7.2 million in 2002. Wachovia Funding did not meet the monthly criteria for being assessed a management fee in the first two months of 2003. The higher management fees in 2003 primarily reflects loan growth which occurred largely in the second half of 2002 with the full impact of this growth realized in 2003.

At December 31, 2004 and 2003, eurodollar deposit investments due from the Bank included in cash and cash equivalents were $883.0 million and $809.4 million, respectively, and the related interest receivable was $52,000 and $19,000, respectively. Interest income earned on eurodollar deposit investments included in interest income was $14.5 million in 2004, $10.5 million in 2003 and $14.1 million in 2002. In addition, Wachovia Funding earned interest income of $3.5 million in 2002 related to interest-bearing cash deposits at the Bank that were not part of the eurodollar deposit investments.

As part of its investment activities, Wachovia Funding obtains loans and/or 100% interests in loan participations (which are both reflected as loans in the accompanying consolidated financial statements). As of December 31, 2004 and 2003, substantially all of Wachovia Funding’s loans are in the form of loan participation interests. Although Wachovia Funding may purchase loans from third parties, Wachovia Funding has historically purchased from the Bank loan participation interests in loans originated or purchased by the Bank.

In December 2001, the Bank contributed commercial loans with a carrying amount of $4.0 billion and a fair value of $3.7 billion to Wachovia Funding in exchange for the issuance of common stock with a fair value of $3.7 billion and a related increase in paid-in capital of $300.0 million. Since Wachovia Funding and the Bank are under common control of Wachovia, the contributed commercial loans were recorded at their carrying amount of $4.0 billion. The excess of the carrying amount of the loans over the fair value of the loans was recorded as an increase in paid-in capital. In November 2002, the Bank contributed commercial loans with a carrying amount of $6.4 billion and a fair value of $6.0 billion to Wachovia Preferred Holding. Wachovia Preferred Holding then contributed this portfolio to Wachovia Funding in exchange for the issuance of Series A, Series B and Series C preferred securities with a fair value of $6.0 billion and a related increase in paid-in capital of $418.7 million. Since Wachovia Funding, Wachovia Preferred Holding and the Bank are under common control of Wachovia, the contributed commercial loans were recorded at their carrying amount of

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004, 2003 and 2002

$6.4 billion. The excess of the carrying amount of the loans over the fair value of the loans was recorded as an increase in paid-in capital. Also in 2002, Wachovia Funding paid $896.4 million for home equity loans and $230 million for participation interests in commercial loans. In 2003, Wachovia Funding paid $2.0 billion and $483.9 million for participation interests in residential loans and commercial loans, respectively. In 2004, Wachovia Funding paid $2.9 billion for participation interests in residential loans.

Wachovia Funding has a swap servicing and fee agreement with the Bank dated December 4, 2001, whereby the Bank provides operational, back office, book entry, record keeping and valuation services related to Wachovia Funding’s interest rate swaps. In consideration of these services, Wachovia Funding pays the Bank 0.015% multiplied by the net amount actually paid under the interest rate swaps on the swaps’ payment date. Amounts paid under this agreement were $11,000 in 2004, 2003 and 2002, and were included in loan servicing costs.

The Bank acts as collateral custodian for Wachovia Funding in connection with collateral pledged to Wachovia Funding related to the interest rate swaps. For this service, Wachovia Funding pays the Bank a fee equal to the sum of 0.05% multiplied by the fair value of noncash collateral and 0.05% multiplied by the amount of cash collateral. Amounts paid under this agreement were $258,000 in 2004, $291,000 in 2003 and $297,000 in 2002. In addition, the Bank is permitted to rehypothecate and use as its own the collateral held by the Bank as custodian for Wachovia Funding. The Bank pays Wachovia Funding a fee equal to the sum of 0.05% multiplied by the fair value of the noncash collateral the Bank holds as custodian and the amount of cash collateral held multiplied by a market rate of interest. The collateral agreement with the counterparty allows Wachovia Funding to repledge the collateral free of any right of redemption or other right of the counterparty in such collateral without any obligation on Wachovia Funding’s part to maintain possession or control of equivalent collateral. Pursuant to the rehypothecation agreement, Wachovia Funding had invested $458.3 million, $519.5 million and $575.8 million of cash collateral in interest-bearing investments with the Bank or other Wachovia subsidiaries at December 31, 2004, 2003 and 2002, respectively. Amounts received under this agreement were $9.4 million in 2004, $7.6 million in 2003, $10.4 million in 2002, and were included in interest income on eurodollar investments noted above.

The Bank also provides a guaranty of Wachovia Funding’s obligations under the interest rate swaps when the swaps are in a net payable position. In consideration, Wachovia Funding pays the Bank a monthly fee in arrears equal to 0.03% multiplied by the absolute value of the net notional amount of the interest rate swaps. No amount was paid under this agreement in 2004, 2003 and in 2002.

Wachovia Funding has a line of credit with the Bank. Under the terms of that facility, Wachovia Funding can borrow up to $2.0 billion under a revolving demand note at a rate of interest equal to the average federal funds rate. As of December 31, 2004, Wachovia Funding has not borrowed under this facility.

NOTE 7:    COMMITMENTS, GUARANTEES, AND OTHER MATTERS

Wachovia Funding’s commercial loan portfolio includes unfunded loan commitments that are provided in the normal course of business. For commercial borrowers, loan commitments generally take the form of revolving credit arrangements to finance customers’ working capital requirements. These instruments are not recorded on the balance sheet until funds are advanced under the commitment. For lending commitments,

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004, 2003 and 2002

the contractual amount of a commitment represents the maximum potential credit risk if the entire commitment is funded and the borrower does not perform according to the terms of the contract. A large majority of these commitments expire without being funded, and accordingly, total contractual amounts are not representative of actual future credit exposure or liquidity requirements.

Loan commitments create credit risk in the event that the counterparty draws on the commitment and subsequently fails to perform under the terms of the lending agreement. This risk is incorporated into an overall evaluation of credit risk, and to the extent necessary, reserves are recorded on these commitments. Uncertainties around the timing and amount of funding under these commitments may create liquidity risk for Wachovia Funding.

The estimated fair value of commitments to extend credit at December 31, 2004, was $1.2 million. The contract or notional amount of commitments to extend credit at December 31, 2004, was $1.1 billion. The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the current creditworthiness of the counterparties.

As part of the loan participation agreements with the Bank, Wachovia Funding provides an indemnification to the Bank if certain events occur. These contingencies generally relate to claims or judgments arising out of participated loans that are not the result of gross negligence or intentional misconduct by the Bank. Wachovia Funding has not been required to make payments under the indemnification clauses in 2004, 2003 or 2002. Since there are no stated or notional amounts included in the indemnification clauses and the contingencies triggering the obligation to indemnify have not occurred and are not expected to occur, Wachovia Funding is not able to estimate the maximum amount of future payments under the indemnification clauses. There are no amounts reflected on the consolidated balance sheet at December 31, 2004, related to these indemnifications.

Wachovia Funding and its subsidiaries are not the subject of any litigation. Neither Wachovia Funding and its subsidiaries nor the Bank are currently involved in nor, to Wachovia Funding’s knowledge, currently threatened with any material litigation with respect to the assets included in Wachovia Funding’s portfolio, other than routine litigation arising in the ordinary course of business.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004, 2003 and 2002

NOTE 8:    CARRYING AMOUNTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

Information about the fair value of on-balance sheet financial instruments at December 31, 2004 and 2003, is presented below.

	2004		2003
(In thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
FINANCIAL ASSETS
Cash and cash equivalents	$970,667	970,667	926,175	926,175
Loans, net of unearned income and allowance for loan losses	10,809,597	10,844,552	11,033,413	10,838,122
Interest rate swaps	459,838	459,838	519,006	519,006
Accounts receivable—affiliates, net	39,869	39,869	—	—
Other financial assets	$33,601	33,601	30,559	30,559

FINANCIAL LIABILITIES
Collateral held on interest rate swaps	458,265	458,265	519,460	519,460
Accounts payable—affiliates, net	—	—	149,203	149,203
Other financial liabilities	$17,827	17,827	19,859	19,859

The fair values of loans are calculated by discounting estimated cash flows through expected maturity dates using estimated market yields that reflect the credit and interest rate risks inherent in each category of loans and prepayment assumptions. The fair values of commercial loans were based on expected market execution under a securitization or whole loan sale methodology in which the required spreads, credit support, and structure used in determining the loan values were based on what a typical investor may require if purchasing commercial loans. Estimated fair values for the commercial loan portfolio were based on weighted average discount rates ranging from 3.09% to 21.98% (with the overall weighted average discount rate equal to 5.68% at December 31, 2004), and 2.36% to 31.40% (with the overall weighted average discount rate equal to 5.92% at December 31, 2003). Estimated fair values for the consumer portfolio were primarily based on discounted cash flows based on weighted average discount rates ranging from 4.31% to 5.39% and 4.50% to 6.43%, at December 31, 2004 and 2003, respectively.

Wachovia Funding’s interest rate swaps are recorded at fair value. The fair value of interest rate swaps is estimated using discounted cash flow analyses based on observable market data. Substantially all the other financial assets and liabilities have maturities of three months or less, and accordingly, the carrying amount is deemed to be a reasonable estimate of fair value.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WACHOVIA PREFERRED FUNDING CORP.

By:	/s/ DAVID M. JULIAN
David M. Julian Executive Vice President

Date: March 23, 2005

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated and on the date indicated.

Signature	Capacity

G. KENNEDY THOMPSON* G. Kennedy Thompson	President, Chief Executive Officer and Director

ROBERT P. KELLY* Robert P. Kelly	Senior Executive Vice President and Chief Financial Officer

DAVID M. JULIAN* David M. Julian	Executive Vice President and Corporate Controller (Principal Accounting Officer)

JAMES E. ALWARD* James E. Alward	Director

JOEL J. GRIFFIN* Joel J. Griffin	Director

CHARLES F. JONES* Charles F. Jones	Director

* By Ross E. Jeffries, Jr., Attorney-in-Fact

/S/ ROSS E. JEFFRIES, JR. Ross E. Jeffries, Jr.

Date: March 23, 2005

WACHOVIA PREFERRED FUNDING CORP.

CERTIFICATIONS PURSUANT TO

SECTION 302 OF

THE SARBANES-OXLEY ACT OF 2002

CERTIFICATION

I, G. Kennedy Thompson, certify that:

1.    I have reviewed this Annual Report on Form 10-K for the year ended December 31, 2004 of Wachovia Preferred Funding Corp.;

2.    Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.    Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4.    The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

a)  designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b)  evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by this annual report based on such evaluation; and

c)  disclosed in this annual report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.    The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a)  all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)  any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/s/ G. KENNEDY THOMPSON
G. Kennedy Thompson
Chief Executive Officer

Date: March 23, 2005

WACHOVIA PREFERRED FUNDING CORP.

CERTIFICATIONS PURSUANT TO

SECTION 302 OF

THE SARBANES-OXLEY ACT OF 2002

CERTIFICATION

I, Robert P. Kelly, certify that:

1.    I have reviewed this Annual Report on Form 10-K for the year ended December 31, 2004 of Wachovia Preferred Funding Corp.;

2.    Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.    Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4.    The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

a)  designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b)  evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by this annual report based on such evaluation; and

c)  disclosed in this annual report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.    The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a)  all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)  any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/s/ ROBERT P. KELLY
Robert P. Kelly
Chief Financial Officer

Date: March 23, 2005

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Financial Information

As of December 31, 2004 and 2003, and

For the Three Years Ended December 31, 2004

The “Bank” as noted herein refers to Wachovia Bank, National Association.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON SUPPLEMENTARY

CONSOLIDATING FINANCIAL INFORMATION

The Board of Directors

Wachovia Corporation

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of Wachovia Corporation and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and have issued our unqualified reports dated February 18, 2005, with respect to the consolidated balance sheets of Wachovia Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004.

Our audits were made for the purpose of forming an opinion on the consolidated financial statements of Wachovia Corporation and subsidiaries taken as a whole. The accompanying supplementary consolidating financial information as of December 31, 2004 and 2003, and for each of years in the three-year period ended December 31, 2004, is presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position, results of operations and cash flows of the individual companies. The supplementary consolidating financial information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

/s/    KPMG LLP

Charlotte, North Carolina

March 23, 2005

2

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Balance Sheet Information

	December 31, 2004
(In millions)	The Bank	Other Subsidiaries and Eliminations	Wachovia Consolidated
ASSETS
Cash and due from banks	$11,778	(64)	11,714
Interest-bearing bank balances	2,420	2,021	4,441
Federal funds sold and securities purchased under resale agreements	10,739	11,697	22,436

Total cash and cash equivalents	24,937	13,654	38,591

Trading account assets	28,280	17,652	45,932
Securities	101,219	9,378	110,597
Loans, net of unearned income	187,431	36,409	223,840
Allowance for loan losses	(2,260)	(497)	(2,757)

Loans, net	185,171	35,912	221,083

Loans held for sale	11,688	1,300	12,988
Premises and equipment	3,300	1,968	5,268
Due from customers on acceptances	662	56	718
Goodwill	9,606	11,920	21,526
Other intangible assets	1,392	189	1,581
Other assets	23,708	11,332	35,040

Total assets	$389,963	103,361	493,324

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing deposits	7,321	56,876	64,197
Interest-bearing deposits	265,899	(35,043)	230,856

Total deposits	273,220	21,833	295,053
Short-term borrowings	37,893	25,513	63,406
Bank acceptances outstanding	699	56	755
Trading account liabilities	13,614	8,095	21,709
Other liabilities	9,615	5,892	15,507
Long-term debt	20,261	26,498	46,759

Total liabilities	355,302	87,887	443,189

Minority interest in net assets of consolidated subsidiaries	1,742	1,076	2,818

STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—
Common stock	455	4,839	5,294
Paid-in capital	24,214	6,906	31,120
Retained earnings	7,472	2,706	10,178
Accumulated other comprehensive income, net	778	(53)	725

Total stockholders’ equity	32,919	14,398	47,317

Total liabilities and stockholders’ equity	$389,963	103,361	493,324

See accompanying Report Of Independent Registered Public Accounting Firm on Supplementary Consolidating Financial Information.

3

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Balance Sheet Information

	December 31, 2003
(In millions)	The Bank	Other Subsidiaries and Eliminations	Wachovia Consolidated
ASSETS
Cash and due from banks	$12,097	(618)	11,479
Interest-bearing bank balances	700	1,608	2,308
Federal funds sold and securities purchased under resale agreements	5,131	19,594	24,725

Total cash and cash equivalents	17,928	20,584	38,512

Trading account assets	24,824	9,890	34,714
Securities	97,451	2,994	100,445
Loans, net of unearned income	162,784	2,787	165,571
Allowance for loan losses	(2,434)	86	(2,348)

Loans, net	160,350	2,873	163,223

Loans held for sale	13,152	(527)	12,625
Premises and equipment	3,748	871	4,619
Due from customers on acceptances	854	—	854
Goodwill	9,538	1,611	11,149
Other intangible assets	1,537	(294)	1,243
Other assets	24,159	9,645	33,804

Total assets	$353,541	47,647	401,188

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing deposits	14,846	33,837	48,683
Interest-bearing deposits	210,982	(38,440)	172,542

Total deposits	225,828	(4,603)	221,225
Short-term borrowings	44,795	26,495	71,290
Bank acceptances outstanding	876	—	876
Trading account liabilities	15,073	4,111	19,184
Other liabilities	12,100	4,845	16,945
Long-term debt	22,179	14,551	36,730

Total liabilities	320,851	45,399	366,250

Minority interest in net assets of consolidated subsidiaries	2,301	209	2,510

STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—
Common stock	455	3,919	4,374
Paid-in capital	24,216	(6,405)	17,811
Retained earnings	4,415	4,489	8,904
Accumulated other comprehensive income, net	1,303	36	1,339

Total stockholders’ equity	30,389	2,039	32,428

Total liabilities and stockholders’ equity	$353,541	47,647	401,188

See accompanying Report Of Independent Registered Public Accounting Firm on Supplementary Consolidating Financial Information.

4

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Income Statement Information

	Year Ended December 31, 2004
(in millions)	The Bank	Other Subsidiaries and Eliminations	Wachovia Consolidated
INTEREST INCOME
Interest and fees on loans	$10,113	(255)	9,858
Interest and dividends on securities	4,472	167	4,639
Trading account interest	585	562	1,147
Other interest income	463	1,181	1,644

Total interest income	15,633	1,655	17,288

INTEREST EXPENSE
Interest on deposits	2,887	(34)	2,853
Interest on borrowings	1,575	899	2,474

Total interest expense	4,462	865	5,327

Net interest income	11,171	790	11,961
Provision for credit losses	215	42	257

Net interest income after provision for credit losses	10,956	748	11,704

FEE AND OTHER INCOME
Service charges and fees	2,071	1,133	3,204
Commissions	645	1,956	2,601
Fiduciary and asset management fees	748	2,024	2,772
Principal investing	(74)	335	261
Other income	2,544	(603)	1,941

Total fee and other income	5,934	4,845	10,779

NONINTEREST EXPENSE
Salaries and employee benefits	4,660	4,043	8,703
Occupancy and equipment	1,518	481	1,999
Other intangible amortization	388	43	431
Sundry expense	3,680	(147)	3,533

Total noninterest expense	10,246	4,420	14,666

Minority interest in income of consolidated subsidiaries	—	184	184

Income before income taxes	6,644	989	7,633
Income taxes	1,937	482	2,419

Net income	$4,707	507	5,214

See accompanying Report Of Independent Registered Public Accounting Firm on Supplementary Consolidating Financial Information.

5

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Income Statement Information

	Year Ended December 31, 2003
(In millions)	The Bank	Other Subsidiaries and Eliminations	Wachovia Consolidated
INTEREST INCOME
Interest and fees on loans	$9,762	(255)	9,507
Interest and dividends on securities	3,698	130	3,828
Trading account interest	412	312	724
Other interest income	361	660	1,021

Total interest income	14,233	847	15,080

INTEREST EXPENSE
Interest on deposits	2,393	(33)	2,360
Interest on borrowings	1,604	509	2,113

Total interest expense	3,997	476	4,473

Net interest income	10,236	371	10,607
Provision for credit losses	485	101	586

Net interest income after provision for credit losses	9,751	270	10,021

FEE AND OTHER INCOME
Service charges and fees	1,858	890	2,748
Commissions	655	1,663	2,318
Fiduciary and asset management fees	665	1,680	2,345
Principal investing	(164)	25	(139)
Other income	3,406	(1,196)	2,210

Total fee and other income	6,420	3,062	9,482

NONINTEREST EXPENSE
Salaries and employee benefits	4,527	3,181	7,708
Occupancy and equipment	1,479	393	1,872
Other intangible amortization	506	12	518
Sundry expense	3,463	(281)	3,182

Total noninterest expense	9,975	3,305	13,280

Minority interest in income of consolidated subsidiaries	—	143	143

Income before income taxes and cumulative effect of a change in accounting principle	6,196	(116)	6,080
Income taxes	1,827	6	1,833

Income before cumulative effect of a change in accounting principle	4,369	(122)	4,247
Cumulative effect of a change in accounting principle, net of income taxes	—	17	17

Net income	4,369	(105)	4,264
Dividends on preferred stock	—	5	5

Net income available to common stockholders	$4,369	(110)	4,259

See accompanying Report Of Independent Registered Public Accounting Firm on Supplementary Consolidating Financial Information.

6

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Income Statement Information

	Year Ended December 31, 2002
(In millions)	The Bank	Other Subsidiaries and Eliminations	Wachovia Consolidated
INTEREST INCOME
Interest and fees on loans	$10,533	(237)	10,296
Interest and dividends on securities	3,516	159	3,675
Trading account interest	391	320	711
Other interest income	250	700	950

Total interest income	14,690	942	15,632

INTEREST EXPENSE
Interest on deposits	3,491	(61)	3,430
Interest on borrowings	1,611	636	2,247

Total interest expense	5,102	575	5,677

Net interest income	9,588	367	9,955
Provision for credit losses	1,451	28	1,479

Net interest income after provision for credit losses	8,137	339	8,476

FEE AND OTHER INCOME
Service charges and fees	1,988	672	2,660
Commissions	795	947	1,742
Fiduciary and asset management fees	658	1,230	1,888
Principal investing	(177)	(89)	(266)
Other income	2,773	(907)	1,866

Total fee and other income	6,037	1,853	7,890

NONINTEREST EXPENSE
Salaries and employee benefits	4,218	2,379	6,597
Occupancy and equipment	1,366	366	1,732
Other intangible amortization	626	2	628
Sundry expense	3,476	(740)	2,736

Total noninterest expense	9,686	2,007	11,693

Minority interest in income of consolidated subsidiaries	—	6	6

Income before income taxes	4,488	179	4,667
Income taxes	999	89	1,088

Net income	3,489	90	3,579
Dividends on preferred stock	—	19	19

Net income available to common stockholders	$3,489	71	3,560

See accompanying Report Of Independent Registered Public Accounting Firm on Supplementary Consolidating Financial Information.

7

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Statement of Changes in Stockholders’ Equity Information

	Year Ended December 31, 2004
(In millions)	The Bank	Other Subsidiaries and Eliminations	Wachovia Consolidated
COMMON STOCK
Balance, December 31, 2003	$455	3,919	4,374
Purchases of common stock	—	(159)	(159)
Common stock issued for
Stock options and restricted stock	—	85	85
Acquisitions		994	994

Balance, December 31, 2004	455	4,839	5,294

PAID-IN CAPITAL
Balance, December 31, 2003	24,216	(6,405)	17,811
Purchases of common stock	—	(651)	(651)
Common stock issued for
Stock options and restricted stock	—	890	890
Acquisitions	(2)	13,008	13,006
Deferred compensation, net	—	64	64

Balance, December 31, 2004	24,214	6,906	31,120

RETAINED EARNINGS
Balance, December 31, 2003	4,415	4,489	8,904
Net income	4,707	507	5,214
Purchases of common stock	—	(1,547)	(1,547)
Deferred income taxes on subsidiary stock	—	(87)	(87)
Cash dividends	(1,650)	(656)	(2,306)

Balance, December 31, 2004	7,472	2,706	10,178

ACCUMULATED OTHER COMPREHENSIVE INCOME, NET
Balance, December 31, 2003	1,303	36	1,339
Minimum pension liability	—	(65)	(65)
Net unrealized loss on debt and equity securities, net of reclassification adjustment and net unrealized loss on derivative financial instruments	(525)	(24)	(549)

Balance, December 31, 2004	778	(53)	725

Total stockholders’ equity, December 31, 2004	$32,919	14,398	47,317

See accompanying Report Of Independent Registered Public Accounting Firm on Supplementary Consolidating Financial Information.

8

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Statement of Changes in Stockholders’ Equity Information

	Year Ended December 31, 2003
(In millions)	The Bank	Other Subsidiaries and Eliminations	Wachovia Consolidated
COMMON STOCK
Balance December 31, 2002	$455	4,069	4,524
Purchases of common stock	—	(195)	(195)
Common stock issued for
Stock options and restricted stock	—	45	45

Balance, December 31, 2003	455	3,919	4,374

PAID-IN CAPITAL
Balance, December 31, 2002	24,036	(5,966)	18,070
Purchases of common stock	—	(799)	(799)
Common stock issued for
Stock options and restricted stock	—	417	417
Acquisitions	180	(180)	—
Deferred compensation, net	—	123	123

Balance, December 31, 2003	24,216	(6,405)	17,811

RETAINED EARNINGS
Balance, December 31, 2002	4,163	3,186	7,349
Net income	4,369	(105)	4,264
Purchases of common stock	—	(1,263)	(1,263)
Changes incident to business combinations	(43)	267	224
Cash dividends	(4,074)	2,404	(1,670)

Balance, December 31, 2003	4,415	4,489	8,904

ACCUMULATED OTHER COMPREHENSIVE INCOME, NET
Balance, December 31, 2002	2,128	7	2,135
Net unrealized loss on debt and equity securities, net of reclassification adjustment and net unrealized loss on derivative financial instruments	(825)	29	(796)

Balance, December 31, 2003	1,303	36	1,339

Total stockholders’ equity, December 31, 2003	$30,389	2,039	32,428

See accompanying Report Of Independent Registered Public Accounting Firm on Supplementary Consolidating Financial Information.

9

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Statement of Changes in Stockholders’ Equity Information

	Year Ended December 31, 2002
(In millions)	The Bank	Other Subsidiaries and Eliminations	Wachovia Consolidated
PREFERRED STOCK
Balance, December 31, 2001	$161	(144)	17
Changes incident to business combinations	(161)	161	—
Cash dividends	—	(17)	(17)

Balance, December 31, 2002	—	—	—

COMMON STOCK
Balance, December 31, 2001	455	4,084	4,539
Purchases of common stock	—	(51)	(51)
Common stock issued for
Stock options and restricted stock	—	31	31
Acquisitions	—	5	5

Balance, December 31, 2002	455	4,069	4,524

PAID-IN CAPITAL
Balance, December 31, 2001	13,302	4,609	17,911
Purchases of common stock	—	(210)	(210)
Common stock issued for
Stock options and restricted stock	—	177	177
Acquisitions	10,734	(10,688)	46
Deferred compensation, net	—	146	146

Balance, December 31, 2002	24,036	(5,966)	18,070

RETAINED EARNINGS
Balance, December 31, 2001	1,847	3,704	5,551
Net income	3,489	90	3,579
Purchases of common stock	—	(413)	(413)
Changes incident to business combinations	206	(206)	—
Cash dividends	(1,379)	11	(1,368)

Balance, December 31, 2002	4,163	3,186	7,349

ACCUMULATED OTHER COMPREHENSIVE INCOME, NET
Balance, December 31, 2001	368	69	437
Net unrealized gain on debt and equity securities, net of reclassification adjustment and net unrealized gain on derivative financial instruments	1,760	(62)	1,698

Balance, December 31, 2002	2,128	7	2,135

Total stockholders’ equity, December 31, 2002	$30,782	1,296	32,078

See accompanying Report Of Independent Registered Public Accounting Firm on Supplementary Consolidating Financial Information.

10

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Statement of Cash Flows Information

	Year Ended December 31, 2004
(In millions)	The Bank	Other Subsidiaries and Eliminations	Wachovia Consolidated
OPERATING ACTIVITIES
Net income	$4,707	507	5,214
Adjustments to reconcile net income to net cash provided (used) by operating activities
Accretion and amortization of securities discounts and premiums, net	180	11	191
Provision for credit losses	215	42	257
Securitization gains	(113)	—	(113)
Gain on sale of mortgage servicing rights	(34)	—	(34)
Securities transactions	21	(11)	10
Depreciation and other amortization	957	458	1,415
Deferred income taxes	(1,451)	(83)	(1,534)
Trading account assets, net	(3,456)	(7,615)	(11,071)
Mortgage loans held for resale	(273)	(570)	(843)
Loss on sales of premises and equipment	92	9	101
Loans held for sale, net	(2,903)	(610)	(3,513)
Contribution to qualified pension plan	(253)	(26)	(279)
Other assets, net	913	(354)	559
Trading account liabilities, net	(1,459)	3,923	2,464
Other liabilities, net	(1,020)	342	(678)

Net cash used by operating activities	(3,877)	(3,977)	(7,854)

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
Sales of securities	48,073	7,320	55,393
Maturities of securities	28,457	1,377	29,834
Purchases of securities	(85,437)	(3,673)	(89,110)
Origination of loans, net	(15,598)	3,362	(12,236)
Sales of premises and equipment	464	116	580
Purchases of premises and equipment	(677)	(283)	(960)
Goodwill and other intangible assets	(311)	(160)	(471)
Purchase of bank-owned separate account life insurance	(257)	(115)	(372)
Cash equivalents acquired, net of purchases of banking organizations	—	1,110	1,110

Net cash provided (used) by investing activities	(25,286)	9,054	(16,232)

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
Increase in deposits, net	47,392	(10,665)	36,727
Securities sold under repurchase agreements and other short-term borrowings, net	(10,373)	(1,658)	(12,031)
Issuances of long-term debt	1,053	7,442	8,495
Payments of long-term debt	(250)	(4,829)	(5,079)
Issuances of common stock, net	—	716	716
Purchases of common stock	—	(2,357)	(2,357)
Cash dividends paid	(1,650)	(656)	(2,306)

Net cash provided (used) by financing activities	36,172	(12,007)	24,165

Increase (decrease) in cash and cash equivalents	7,009	(6,930)	79
Cash and cash equivalents, beginning of year	17,928	20,584	38,512

Cash and cash equivalents, end of period	$24,937	13,654	38,591

CASH PAID FOR
Interest	$4,433	774	5,207
Income taxes	3,639	315	3,954
NONCASH ITEMS
Transfer to securities from loans resulting from securitizations	213	—	213
Transfer to loans from securities resulting from terminated securitizations	980	—	980
Transfer to loans held for sale from securities resulting from terminated securitizations	3,918	—	3,918
Transfer to loans held for sale from loans, net	(8,558)		(8,558)
Issuance of common stock for purchase accounting merger	$—	14,000	14,000

See accompanying Report Of Independent Registered Public Accounting Firm on Supplementary Consolidating Financial Information.

11

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Statement of Cash Flows Information

	Year Ended December 31, 2003
(In millions)	The Bank	Other Subsidiaries and Eliminations	Wachovia Consolidated
OPERATING ACTIVITIES
Net income	$4,369	(105)	4,264
Adjustments to reconcile net income to net cash provided (used) by operating activities
Cumulative effect of a change in accounting principle	—	(17)	(17)
Accretion and amortization of securities discounts and premiums, net	316	1	317
Provision for credit losses	485	101	586
Securitization gains	(367)	(10)	(377)
Gain on sale of mortgage servicing rights	(96)	—	(96)
Securities transactions	(94)	49	(45)
Depreciation and other amortization	1,116	368	1,484
Deferred income taxes	551	91	642
Trading account assets, net	1,655	(2,515)	(860)
Mortgage loans held for resale	1,670	—	1,670
Loss on sales of premises and equipment	54	21	75
Loans held for sale, net	(6,719)	106	(6,613)
Contribution to qualified pension plan	(418)	—	(418)
Other assets, net	2,058	(2,918)	(860)
Trading account liabilities, net	(4,793)	1,077	(3,716)
Minority interest	300	—	300
Other liabilities, net	556	(2,650)	(2,094)

Net cash provided (used) by operating activities	643	(6,401)	(5,758)

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
Sales of securities	18,834	4,156	22,990
Maturities of securities	31,941	(2,079)	29,862
Purchases of securities	(74,190)	(651)	(74,841)
Origination of loans, net	(1,779)	(962)	(2,741)
Sales of premises and equipment	649	163	812
Purchases of premises and equipment	(932)	(217)	(1,149)
Goodwill and other intangible assets	(280)	118	(162)
Purchase of bank-owned separate account life insurance	(251)	—	(251)
Cash equivalents acquired, net of purchases of banking organizations	—	8,177	8,177

Net cash provided (used) by investing activities	(26,008)	8,705	(17,303)

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
Purchases of deposits, net	27,972	1,735	29,707
Securities sold under repurchase agreements and other short-term borrowings, net	2,017	11,471	13,488
Issuances of long-term debt	500	1,874	2,374
Payments of long-term debt	(400)	(4,906)	(5,306)
Issuances of common stock, net	—	301	301
Purchases of common stock	—	(2,257)	(2,257)
Cash dividends paid	(4,074)	2,404	(1,670)

Net cash provided by financing activities	26,015	10,622	36,637

Increase in cash and cash equivalents	650	12,926	13,576
Cash and cash equivalents, beginning of year	17,278	7,658	24,936

Cash and cash equivalents, end of year	$17,928	20,584	38,512

CASH PAID FOR
Interest	$3,764	477	4,241
Income taxes	881	174	1,055
NONCASH ITEMS
Transfer to loans held for sale from loans, net	$(248)	—	(248)

See accompanying Report Of Independent Registered Public Accounting Firm on Supplementary Consolidating Financial Information.

12

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Statement of Cash Flows Information

	Year Ended December 31, 2002
(In millions)	The Bank	Other Subsidiaries and Eliminations	Wachovia Consolidated
OPERATING ACTIVITIES
Net income	$3,489	90	3,579
Adjustments to reconcile net income to net cash provided (used) by operating activities
Accretion and amortization of securities discounts and premiums, net	60	(1)	59
Provision for credit losses	1,451	28	1,479
Securitization gains	(206)	(204)	(410)
Gain on sale of mortgage servicing rights	(5)	(60)	(65)
Securities transactions	(265)	96	(169)
Depreciation, and other amortization	1,258	353	1,611
Deferred income taxes	1,083	(165)	918
Trading account assets, net	(6,686)	(1,083)	(7,769)
Mortgage loans held for resale	(299)	—	(299)
(Gain) loss on sales of premises and equipment	17	(5)	12
Loans held for sale, net	1,581	170	1,751
Contribution to qualified pension plan	(703)	—	(703)
Other assets, net	(2,964)	2,982	18
Trading account liabilities, net	3,673	1,873	5,546
Minority interest	450	(6)	444
Other liabilities, net	921	(6,419)	(5,498)

Net cash provided (used) by operating activities	2,855	(2,351)	504

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
Sales of securities	29,014	1,165	30,179
Maturities of securities	15,862	1,695	17,557
Purchases of securities	(52,763)	(3,773)	(56,536)
Origination of loans, net	(6,289)	3,101	(3,188)
Sales of premises and equipment	358	392	750
Purchases of premises and equipment	(723)	3	(720)
Goodwill and other intangible assets	(347)	193	(154)
Purchase of bank-owned separate account life insurance	(804)	—	(804)
Cash equivalents acquired, net of purchases of banking organizations	—	(81)	(81)

Net cash provided (used) by investing activities	(15,692)	2,695	(12,997)

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
Purchases of deposits, net	3,796	269	4,065
Securities sold under repurchase agreements and other short-term borrowings, net	4,755	(2,047)	2,708
Issuances of long-term debt	5,518	—	5,518
Payments of long-term debt	(6,644)	(945)	(7,589)
Issuances of common stock, net	—	75	75
Purchases of common stock	—	(674)	(674)
Excess capital returned to Parent Company	(3,000)	3,000	—
Cash dividends paid	(1,379)	(6)	(1,385)

Net cash provided (used) by financing activities	3,046	(328)	2,718

Increase (decrease) in cash and cash equivalents	(9,791)	16	(9,775)
Cash and cash equivalents, beginning of year	27,069	7,642	34,711

Cash and cash equivalents, end of year	$17,278	7,658	24,936

CASH PAID FOR
Interest	$5,482	585	6,067
Income taxes	414	154	568
NONCASH ITEMS
Transfer to securities from loans resulting from securitizations	4,167	—	4,167
Transfer to securities from loans held for sale resulting from securitizations	2,246	—	2,246
Transfer to loans held for sale from loans, net	(1,553)	—	(1,553)
Issuance of common stock for purchase accounting merger	$—	51	51

See accompanying Report Of Independent Registered Public Accounting Firm on Supplementary Consolidating Financial Information.

13

EXHIBIT INDEX

Exhibit No.		Description	Location

(3	)(a)	Certificate of Incorporation.	Incorporated by reference to Exhibit (3)(a) to Wachovia Funding’s Registration Statement on Form S-11 No. 333-99847.

(3	)(b)	Form of Certificates of Designations for Series A, B, C and D preferred securities.	Incorporated by reference to Exhibit (3)(b) to Wachovia Funding’s Registration Statement on Form S-11 No. 333-99847.

(3	)(c)	Form of Bylaws.	Incorporated by reference to Exhibit (3)(c) to Wachovia Funding’s Registration Statement on Form S-11 No. 333-99847.

(10	)(a)	Form of Loan Participation Agreement and Agreement for Contribution between the Bank and Wachovia Preferred Holding.	Incorporated by reference to Exhibit (10)(a) to Wachovia Funding’s Registration Statement on Form S-11 No. 333-99847.

(10	)(b)	Form of Loan Participation Assignment Agreement between Wachovia Preferred Holding and Wachovia Funding.	Incorporated by reference to Exhibit (10)(b) to Wachovia Funding’s Registration Statement on Form S-11 No. 333-99847.

(10	)(c)	Form of Exchange Agreement among Wachovia, Wachovia Funding, and the Bank.	Incorporated by reference to Exhibit (10)(c) to Wachovia Funding’s Registration Statement on Form S-11 No. 333-99847.

(10	)(d)	Promissory Note, dated as of September 1, 2002, between the Bank and Wachovia Funding.	Incorporated by reference to Exhibit (10)(d) to Wachovia Funding’s Registration Statement on Form S-11 No. 333-99847.

(12	)(a)	Computations of Consolidated Ratios of Earnings to Fixed Charges.	Filed herewith.

(12	)(b)	Computations of Consolidated Ratios of Earnings to Fixed Charges and Preferred Stock Dividends.	Filed herewith.

(21)		List of Subsidiaries.	Filed herewith.

(24)		Power of Attorney.	Filed herewith.

(31	)(a)	Certification of principal executive officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.	Filed herewith

(31	)(b)	Certification of principal financial officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.	Filed herewith

(32	)(a)	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.	Filed herewith.

(32	)(b)	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.	Filed herewith.

(99	)(a)	Wachovia Corporation and Subsidiaries Supplementary Consolidating Financial Information.	Filed herewith.

PROXY

WACHOVIA PREFERRED FUNDING CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

NOVEMBER 8, 2005

The undersigned holder of the Series A preferred securities of Wachovia Preferred Funding Corp. (the “Corporation”) hereby constitutes and appoints David M. Julian and Ross E. Jeffries, Jr., or either of them, the lawful attorneys and proxies of the undersigned, each with full power of substitution, for and on behalf of the undersigned, to vote as specified on the matters set forth on the reverse side, all of the Series A preferred securities of the Corporation held of record by the undersigned on September 30, 2005, at the Annual Meeting of Stockholders of the Corporation to be held on November 8, 2005, at 4:00 PM, P.S.T., at the San Francisco Airport Westin, 1 Old Bayshore Highway, Milbrae, California 94030, and at any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1. IF ANY OTHER MATTERS ARE VOTED ON AT THE MEETING, THIS PROXY WILL BE VOTED BY THE PROXYHOLDERS ON SUCH MATTERS IN THEIR SOLE DISCRETION.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND MAIL WITHOUT DELAY IN THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE

Wachovia Preferred Funding Corp.

Instructions for Voting Your Proxy

Simply sign and date your proxy card and return it in the postage-paid envelope.

COMPANY NUMBER	CONTROL NUMBER

☒    PLEASE MARK VOTES AS IN THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.

1. A Wachovia Preferred Funding Corp. proposal to elect directors: James E. Alward, Joel J. Griffin, Charles F. Jones and G. Kennedy Thompson.

☐	FOR all nominees listed (except as indicated to the contrary)	☐	WITHHOLD AUTHORITY to vote for all nominees

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), write the name(s) of such nominee(s) in the space provided.

I will attend the Annual Meeting of Stockholders    ☐

Signature

Signature (if held jointly)

Date

NOTE: Signature(s) should agree with name(s) on proxy form. Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations, or partnerships, should so indicate when signing.